As filed with the Securities and Exchange Commission on October 28, 2011

Registration Statement No. 333-175625

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF CERTAIN REAL ESTATE COMPANIES

Red Stone Tax Exempt Partners LP

(Exact name of registrant as specified in its governing instruments)

2 Grand Central Tower, 140 East 45th Street

New York, New York 10017

(212) 297-1800

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

John Sokolovic

David Levine

Co-Chief Executive Officers

2 Grand Central Tower, 140 East 45th Street

New York, New York 10017

(212) 297-1800

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq.	Stuart H. Gelfond, Esq.
Jacob A. Farquharson, Esq.	Fried, Frank, Harris, Shriver & Jacobson LLP
Clifford Chance US LLP	One New York Plaza
31 West 52nd Street	New York, New York 10004
New York, New York 10019	Tel (212) 859-8000
Tel (212) 878-8000	Fax (212) 859-4000
Fax (212) 878-8375

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common Units, par value $0.01	$115,000,000	$13,352(3)

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes common units to be sold upon exercise of the underwriters’ over-allotment option. See “Underwriting.”
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 28, 2011

Red Stone Tax Exempt Partners LP

            Common Units

Representing Limited Partner Interests

Red Stone Tax Exempt Partners LP is a newly-organized limited partnership formed primarily to invest in, finance and manage U.S. federally tax-exempt mortgage revenue bonds that are issued by state and local housing authorities to provide debt capital for affordable multifamily housing properties throughout the United States. We will supplement our tax-exempt mortgage revenue bond strategy with a limited amount of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. We will be managed and advised by Red Stone Tax Exempt Management LLC, a Delaware limited liability company, or our manager. Red Stone (as defined herein) is one of the leading advisors and lenders in the affordable housing finance sector.

This is the initial public offering of Red Stone Tax Exempt Partners LP. We are offering             of our common units. We anticipate that the initial public offering price will be $             per common unit. We intend to apply to list our common units on the New York Stock Exchange, or the NYSE, under the symbol “RTEP.”

Concurrently with the closing of this offering, we expect to sell             common units to principals of our manager and certain of their affiliates in a separate private placement, at the initial public offering price per unit, for an aggregate investment of $2.5 million. In addition, concurrently with the closing of this offering, we expect to sell             common units to affiliates of Prudential Real Estate Investors, or PREI, in a separate private placement, at the initial public offering price per unit, for an aggregate investment of $7.5 million. We refer to these separate private placements, collectively, as the concurrent private placements.

Investing in our common units involves risks. See “Risk Factors” beginning on page 19 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the right to purchase up to             additional common units to cover over-allotments.

The underwriters are offering the common units as set forth under “Underwriting.” Delivery of the common units will be made on or about                     , 2011.

Deutsche Bank Securities

The date of this prospectus is                     , 2011.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common units. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to Red Stone Tax Exempt Partners LP, a Delaware limited partnership, together with its consolidated subsidiaries; references in this prospectus to “Red Stone” refer collectively to a group of affiliated entities owned by John Sokolovic and David Levine; references in this prospectus to “our general partner” refer to Red Stone Tax Exempt Advisors LLC, a Delaware limited liability company; and references to “our manager” refer to Red Stone Tax Exempt Management LLC, a Delaware limited liability company. Unless indicated otherwise, the information in this prospectus assumes (1) the common units to be sold in this offering are to be sold at $             per unit, (2) the sale in concurrent private placements of (i)             common units to principals of our manager and certain of their affiliates, for an aggregate investment of $2.5 million at the initial public offering price per unit and (ii)             common units to affiliates of PREI, at the initial public offering price per unit, for an aggregate investment of $7.5 million and (3) no exercise by the underwriters of their over-allotment option to purchase up to additional common units.

Our Company

We are a newly-organized limited partnership formed primarily to invest in, finance and manage U.S. federally tax-exempt mortgage revenue bonds that are issued by state and local housing authorities to provide debt capital for affordable multifamily housing properties throughout the United States. We will supplement our tax-exempt mortgage revenue bond strategy with a limited amount (expected to be less than 30% of our assets at any time) of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. We will be externally managed and advised by our manager, a subsidiary of Red Stone Financial Services LLC. Red Stone is one of the leading advisors and lenders in the U.S. affordable housing finance sector and its principals have extensive experience in multifamily tax-exempt bond financing. We believe that our manager is well positioned to help us capitalize on conditions that currently exist in the multifamily affordable housing finance sector, including limited liquidity and competition and a favorable credit spread environment, and to implement our strategy over the long term.

Our objective is to generate attractive risk-adjusted returns and predictable cash distributions, a substantial portion of which will be attributable to income that is exempt from U.S. federal income tax. We will seek to achieve this objective through our acquisition, financing and management of tax-exempt mortgage revenue bonds, which are used to provide debt capital for affordable rental housing, and through selected acquisitions, financing and management of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. The profitability of our strategy will depend upon the spread between the fixed or floating interest income earned on our portfolio and the cost of our borrowings and hedging activities. Our strategy is to utilize our manager’s extensive experience and due diligence and risk oversight capabilities to underwrite the underlying multifamily properties and analyze the credit risk associated with our assets.

Concurrently with the completion of this offering, we will acquire out of the net proceeds of this offering and the concurrent private placements, a portfolio of 13 fixed rate, tax-exempt mortgage revenue bonds with a remaining principal balance outstanding of approximately $92.9 million and a weighted average interest rate of approximately 6.45% as of June 1, 2011, and two unsecured floating rate, taxable notes with a remaining principal balance outstanding of approximately $11.1 million as of June 1, 2011 that are related to multifamily properties which are financed by tax-exempt mortgage revenue bonds that will be held by us. See “Business—Initial Portfolio.”

This portfolio was sourced during the 2005 to 2008 period by Red Stone as part of an investment program between Red Stone and Prudential Investment Management, Inc., or the RS/PIM investment program, and is currently being serviced and managed by an affiliate of Red Stone on behalf of the RS/PIM investment program. See “Certain Relationships and Related Transactions—Purchase of Initial Portfolio” for additional information regarding the RS/PIM investment program. Red Stone performed the credit underwriting of these bonds on behalf of the investment program. The bonds in this portfolio were issued by various state and local housing authorities in order to provide debt capital for 14 multifamily residential apartment complexes located in nine states and which contain a total of approximately 2,000 multifamily apartment units. These bonds are secured by first mortgages or deeds of trust on the financed apartment properties. Tax credits allocated in connection with the issuance of these bonds also provide additional credit support because such tax credits may be sold by the borrower and the proceeds from such sale may be used as additional equity for the project.

The acquisition of this portfolio will enable us to generate positive cash flow immediately following the completion of this offering and the concurrent private placements and to build a base of assets against which we can borrow to fund additional acquisitions.

In addition to the initial portfolio, our manager and its professionals have identified a pipeline of additional tax-exempt mortgage revenue bonds for possible acquisition by us following the closing of this offering and the concurrent private placements. This pipeline consists of additional tax-exempt mortgage revenue bonds with an aggregate estimated principal amount of approximately $240 million. Our manager’s professionals identified this pipeline through their extensive network of contacts in various segments of the tax-exempt housing industry. Our manager is currently evaluating these bonds and whether to recommend that we acquire any of these bonds. However, none of the bonds in our pipeline are subject to definitive purchase agreements and there can be no assurance that we will be able to negotiate and execute satisfactory purchase agreements to acquire these bonds or that we will be able to complete the acquisition of any or all of these bonds.

We are negotiating to obtain a commitment for a credit facility from an affiliate of Deutsche Bank Securities Inc., or the Credit Facility, which we expect will be in place upon the closing of this offering. We expect to finance any additional assets that we acquire out of this pipeline or from other sources using any remaining proceeds from this offering and the concurrent private placements and/or debt financing. As we grow, we expect to finance additional assets through the Credit Facility or other credit facilities, warehouse facilities, securitizations, and public and private equity and debt financings, in addition to transaction or asset specific funding arrangements. See “Business—Our Financing Strategy.”

We are organized as a Delaware limited partnership. We intend to operate and expect to qualify to be treated as a partnership for U.S. federal income tax purposes. So long as we qualify and remain qualified as a partnership for U.S. federal income tax purposes, we will be able to pass through our income, including our U.S. federally tax-exempt income, and deductions to our common unitholders. This structure allows us to provide both limited liability and pass-through U.S. federal income tax treatment for our common unitholders. We expect to be organized in a holding company structure and to conduct our operations through our majority-owned and wholly-owned subsidiaries. Certain of our subsidiaries that enter into derivative arrangements or engage, directly or through such derivative arrangements, in sales and trading, bond origination, mortgage lending or fee generating activities may be organized as taxable corporate subsidiaries that would be subject to applicable U.S. federal, state and local tax on their net taxable income.

Red Stone and Our Manager

We will be managed and advised by our manager, a subsidiary of Red Stone Financial Services LLC, the Red Stone entity that employs the professionals and other personnel, and has the information technology and systems, that will support our operations. Red Stone is one of the leading advisors and lenders in the U.S. affordable housing finance sector. Our manager and its principals have extensive experience in multifamily tax-exempt bond financing and an established track record of acquiring, financing and managing tax-exempt mortgage revenue bonds and other assets in a variety of credit and interest rate environments. Pursuant to the management agreement between us and our manager, our manager will be responsible for managing our investments, administering our business activities and managing our day-to-day operations, subject to the oversight and supervision of our general partner. Our manager intends to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Upon the closing of this offering and the concurrent private placements, our manager will enter into a resource sharing agreement with Red Stone. As a newly organized Delaware limited liability company formed on July 13, 2011, our manager will, pursuant to the resource sharing agreement, have access to Red Stone’s extensive infrastructure (including loan processing, structuring, underwriting, acquisition, asset management and servicing capabilities) and a network of contacts in performing its obligations under the management agreement.

Red Stone was founded in 2002 by John Sokolovic and David Levine, who will serve as our co-chief executive officers. The initial funding for Red Stone’s business was provided through the RS/PIM investment program, which has provided financing for approximately $1.8 billion of multifamily financings and other investments, including $1.2 billion in tax-exempt mortgage revenue bonds and other securities, including taxable mortgages and taxable bonds. Since its inception, Red Stone has never experienced a payment default or incurred any loss of principal on any of the bonds in its portfolio. Over its history, Red Stone’s strategy has been to provide or arrange financings for stabilized affordable housing properties. In 2006, Red Stone expanded its business through the formation of a Federal Housing Association, or FHA, lending platform to complement its multifamily debt business. In addition, in 2007, Red Stone formed Red Stone Equity Partners, which focuses on the syndication of low-income housing tax credits, or LIHTCs. In 2011, Red Stone entered into a $25 million joint venture with an institutional investor pursuant to which it is anticipated that the joint venture will acquire approximately $100 million of mortgage revenue bonds. Red Stone has built a successful and profitable franchise that now employs more than 45 investment professionals and other personnel that focus on the tax-exempt bond, taxable mortgage and taxable bond, tax credit equity and FHA lending businesses.

Red Stone’s management team has significant experience in capitalizing on opportunities in multifamily finance. Messrs. Sokolovic and Levine each have in excess of 20 years of experience. Other members of Red Stone’s management team also have significant affordable multifamily finance experience. Prior to founding Red Stone, Messrs. Sokolovic and Levine were co-founders at CentRe Mortgage and CreditRe Mortgage, which provided tax-exempt financing to multifamily developers, from 1995 to 2001. These companies sourced and acquired in excess of $2.1 billion of tax-exempt mortgage revenue bonds and other securities, including taxable mortgages and taxable bonds, representing financing for 165 properties with 41,703 multifamily apartment units located in 34 states.

Through more than 20 years of providing financing on affordable multifamily housing properties at Red Stone and at preceding ventures (CentRe Mortgage and CreditRe Mortgage), Red Stone’s principals have never experienced a payment default or incurred any loss of principal on any of the bonds in their portfolio. Even after the termination of the investment phase of the RS/PIM investment program in 2010, Red Stone has continued to remain active in the sourcing and acquisition of tax-exempt mortgage bonds having acquired $123.6 million of tax-exempt mortgage revenue bonds, representing financing for 11 properties containing 2,577 multifamily apartment units.

Our Investment Strategy

Our objective is to generate for our common unitholders attractive risk-adjusted returns and predictable cash distributions, a substantial portion of which will consist of pass-through income exempt from U.S. federal income tax. We will seek to achieve this objective through our acquisition, financing and management of tax-exempt mortgage revenue bonds, which are used to provide debt capital for affordable rental housing, and through selected acquisitions, financing and management of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. The profitability of our strategy will depend upon the spread between the fixed or floating interest income earned on our portfolio and the cost of our borrowings, after giving effect to hedging activities. Our strategy is to utilize our manager’s extensive experience and due diligence and risk oversight capabilities to underwrite the risks of the assets we acquire. Our strategy will also be primarily focused on identifying and acquiring multifamily tax-exempt bonds that have either converted to permanent status or were funded to provide debt capital for the acquisition or rehabilitation of projects. We believe that bonds of this type offer more predictable cash flow and lower volatility compared to construction phase financings.

Market Opportunity

There is growing demand for affordable rental housing in the United States. According to “Reforming America’s Housing Finance Market,” a 2011 report to the U.S. Congress, or the Housing Report, on unmet affordable housing needs published by The United States Department of Housing and Urban Development, or HUD, the United States continues to face significant shortages of adequate rental units for lower-income families. HUD estimates that the supply of rental units for this demographic group is expected to fall short of demand, which will further increase the unmet need for affordable housing. In 2009, 18.0 million low-income renters in the United States competed for 11.6 million affordable units, according to a study published in 2011 by the Joint Center for Housing Studies of Harvard University, or the Harvard Study. The Harvard Study estimates that between 2003 and 2009, the gap in unmet supply increased by 32% from 4.3 million to 6.4 million units. The U.S. Census Bureau’s projection of approximately 10% growth in the U.S. population between 2010 and 2020, coupled with the expected decrease in the supply of affordable housing, leads us to believe that the need for affordable housing will continue to increase.

Multifamily rental housing projects provide affordable housing for low-income families throughout the United States. U.S. federal, state and local governments incentivize the development and preservation of affordable rental housing by providing tax-exempt bonds, tax credits and other forms of assistance including, but not limited to, subsidies provided under Section 8 of the United States Housing Act of 1937, or Section 8, subordinate loans and grants to private housing developers. Tax-exempt bonds and tax credits are the primary means by which affordable housing developers finance the acquisition, rehabilitation, preservation and construction of residential rental properties that set aside a percentage of units for occupancy by low-income tenants. According to The Handbook of Municipal Bonds (Frank J. Fabozzi Series), between 1980 and 2006, multifamily bonds accounted for approximately 34% of the $516 billion of housing bonds that were issued during such period.

We believe that the current economic and financial climate has produced an attractive environment for the acquisition of tax-exempt mortgage revenue bonds and other assets. Beginning in the summer of 2007, adverse changes in the financial markets resulted in a deleveraging of the entire global financial system and the forced sale of large quantities of various financial assets. Furthermore, as national, regional and local economic conditions deteriorated, including elevated levels of unemployment, lack of job growth and declining wages, the value of numerous financial institutions and lenders’ real estate holdings declined substantially. As a result, many financial institutions and lenders were forced to reduce their participation in the real estate market or to liquidate their holdings in order to meet their liquidity needs. The withdrawal of these financing sources from the real estate sector impacted overall residential and commercial development, including affordable housing. Although we believe that beyond government-sponsored entities such as Fannie Mae, Freddie Mac and the FHA, there is currently limited competition in the affordable multifamily finance sector, we still operate within a competitive environment.

The return of investor capital to the LIHTC market has also helped stimulate the development and rehabilitation of new and existing affordable housing projects. According to the Harvard Study, since their inception in 1986 through 2007, LIHTCs have helped create 1.7 million affordable housing units. Following the economic downturn of 2007, investors (including Fannie Mae and Freddie Mac) withdrew from the tax credit market, which led to a significant decrease in the value of LIHTCs. As a result, private developers were unable to raise sufficient equity to finance affordable housing projects by selling their LIHTCs. In 2010, the return of investors, as well as the entry of new participants in the tax credit equity market, led to a rapid increase in the value of LIHTCs, which we believe will lead to an increase in the number of opportunities for us to acquire tax-exempt bonds.

We believe the limited competition that exists in the affordable multifamily finance sector combined with the recent increase in affordable housing development and rehabilitation since the financial crisis creates favorable conditions for us to acquire and hold tax-exempt mortgage revenue bonds and other assets with attractive risk-adjusted return profiles. At the same time, with the demand for projects that meet the affordable housing needs of low-income families in the United States expected to increase and investor capital returning to the tax credit market, we believe these factors will lead to a rise in affordable housing development activity as private developers seek to satisfy this continuing unmet demand. We expect this will result in an increase in multifamily tax-exempt bond issuances, which will create additional opportunities for well capitalized entities like us to acquire newly issued tax-exempt mortgage revenue bonds at attractive risk and return profiles. If additional private capital sources enter the market in the future, we will face increased competition for attractive acquisition opportunities. We believe our manager’s established track record in this sector in a variety of credit and interest rate environments and market conditions will enable it to continue identifying attractive opportunities for us.

Initial Portfolio

Concurrently with the completion of this offering, we will acquire out of the net proceeds of this offering and the concurrent private placements, a portfolio of 13 fixed rate, tax-exempt mortgage revenue bonds with a remaining principal balance outstanding of approximately

$92.9 million and a weighted average interest rate of approximately 6.45% as of June 1, 2011, and two unsecured floating rate, taxable notes with a remaining principal balance outstanding of approximately $11.1 million as of June 1, 2011 that are related to multifamily properties which were financed by tax-exempt mortgage revenue bonds that will be held by us. See “Business—Initial Portfolio.” This portfolio was sourced during the 2005 to 2008 period by Red Stone as part of the RS/PIM investment program and is currently being managed by an affiliate of Red Stone. Red Stone performed the credit underwriting of these bonds on behalf of the RS/PIM investment program at the time of their initial acquisition and, as servicer for the assets, Red Stone has conducted active surveillance of the performance of these assets on behalf of the RS/PIM investment program since their initial acquisition, and will continue to do so until such assets are acquired by us. Pursuant to a portfolio acquisition agreement that we will enter into with Red Stone Partners LLC and Red Stone Partners II LLC, or the Portfolio Acquisition Agreement, the purchase price for the portfolio will be the approximate par value, or outstanding principal amount, of such assets, which was approximately $104.4 million as of June 1, 2011, payable in cash out of the net proceeds of this offering and the concurrent private placements. We have engaged an independent third party valuation firm to support the conclusion reached by our general partner that the purchase price paid for these bonds is fair to us from a financial point of view. In connection with the Portfolio Acquisition Agreement, affiliates of PREI have agreed to participate in a private placement, which will close concurrently with the completion of this offering, pursuant to which affiliates of PREI will purchase $7.5 million of our common units at a price per unit equal to the initial public offering price of the common units sold in this offering.

The acquisition of this portfolio will enable us to generate positive cash flow immediately following the completion of this offering and to build a base of assets against which we can borrow to fund additional bond acquisitions. The bonds included in this portfolio were issued by various state and local housing authorities in order to provide debt capital for 14 multifamily residential apartments located in nine states and which contain a total of approximately 2,000 rental apartment units. Although these bonds were issued by state and local housing authorities, we will not have any credit exposure to such state and local housing authorities. Each bond is secured by a first mortgage or deed of trust on the financed apartment property, and the source of substantially all of the cash to pay interest and principal on our bonds is the net cash flow generated by the operation of such properties and the net proceeds from the ultimate sale or refinancing of the properties.

The table below sets forth additional information relating to each bond and the multifamily housing properties collateralizing the bonds to be included in the initial portfolio as of June 1, 2011:

Property Name	Location	Number of Properties	Occupancy Rate as of June 1, 2011	Outstanding Principal Amount of Bond as of June 1, 2011	Interest Rate on Bond	Maturity Date	Original Amortization (in months)	Annualized Bond Interest(3)
Park at Shiloh	Tyler, TX	1	91.9%	$7,935,000	5.75%	12/1/47	480	$456,694
Hickory Forest	Nashville, TN	1	97.8	4,500,000	6.125	11/1/46	480	276,084
Argonaut/El Tovar/ Drehmoor (AED)	Denver, CO	3	97.8	10,115,000	5.60	4/1/47	480	568,540
Southpointe/Hunter’s Ridge(1)	St. Louis, MO	2	90.9	10,575,000	7.875	1/1/2025	360	1,428,788
Southpointe/Hunter’s Ridge(1)	St. Louis, MO	2	90.9	8,365,000	7.125	6/1/25	360	1,428,788
The Lodge(2)	Lincoln, NE	1	97.2	7,220,000	7.55	2/1/24	360	809,360
The Lodge(2)	Lincoln, NE	1	97.2	3,500,000	7.55	2/1/27	360	809,360
Riverstone/Antioch	Antioch, CA	1	90.4	11,825,000	5.95	7/1/47	480	703,586
Woodside Village	Louisville, KY	1	94.9	6,540,000	6.00	7/15/47	480	393,100
MacArthur Park	Loveland, OH	1	95.3	4,345,000	5.85	6/1/48	480	254,183
Niagara Towers	Niagara Falls, NY	1	100.0	6,320,000	6.125	8/1/41	480	388,631
Tonawanda Towers	Tonawanda, NY	1	100.0	4,190,000	6.125	8/1/41	480	265,212
Urban Towers	Lockport, NY	1	97.9%	7,450,000	6.125	8/1/41	420	460,906

			Total	$92,880,000				$6,005,084

(1)	In addition to the bonds, the Southpointe/Hunter’s Ridge project is also financed with taxable notes which had an outstanding principal amount of $5.62 million as of June 1, 2011 and a floating interest rate equal to the one-month London Interbank Offered Rate, or LIBOR, rate plus 2.00%.
(2)	In addition to the bonds, the Lodge project is also financed with taxable notes which had an outstanding principal amount of $5.48 million as of June 1, 2011 and a floating interest rate equal to LIBOR plus 1.75%.
(3)	Represents annualized interest through June 1, 2011.

For a detailed description of the properties securing our initial portfolio of tax-exempt mortgage revenue bonds, see “Business—Initial Portfolio.”

Our Target Assets

We will focus our investment activity on the following categories of assets, which we refer to as our target assets:

•

Bonds issued in conjunction with 80/20 Projects.    “80/20” projects are apartment complexes where at least 20% of the development’s units are rented to tenants earning no more than 50% of the area median income (adjusted for family size) as established by HUD with the remaining units rented at market rates. We believe bonds secured by 80/20 projects are attractive investment opportunities because they are typically offered in connection with project acquisitions and refinancings where property net operating income has already been stabilized, making property cash flow more predictable, and up to 80% of the units in the complex can be rented at market rates providing property owners an avenue to increase net operating income over time.

•

LIHTC Projects.    “LIHTC” projects are apartment rental complexes offered to low-income tenants at restricted rents. For these properties, 100% of the units are generally rented to tenants earning no more than 60% of the area median income (adjusted for family size) as established by HUD. We believe bonds secured by LIHTC projects are attractive investment opportunities because they generate a large number of tax credits (at least 20% of the total project capitalization), which supports the equity funding needs for these transactions. The tax credits offered in conjunction with the bonds also provide additional collateral to support repayment of the bonds.

•

Taxable Mortgages and Taxable Bonds.    We will supplement our tax-exempt mortgage revenue bond strategy with a limited amount (expected to be less than 30% of our assets at any time) of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. We expect that in most cases these taxable mortgages and taxable bonds will be secured by a first mortgage lien on the property.

•

Other Assets.    Our governing instruments do not limit the types of investments we may make. We may opportunistically invest in 501(c)(3) bond projects. 501(c)(3) bond projects are apartment complexes owned by not-for-profit organizations that qualify as tax-exempt organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code. Eligible Section 501(c)(3) organizations can issue tax-exempt bonds for the purpose of developing affordable housing. We may also acquire taxable notes relating to or mortgage loans secured by multifamily properties which are financed by tax-exempt mortgage revenue bonds we hold. As an adjunct to our principal strategy, we may also acquire ownership positions in multifamily properties in order to facilitate our acquisition of tax-exempt mortgage bonds secured by these properties. Occasionally, and on a selective basis, we may also acquire construction financing commitments. We may also acquire tax-exempt bonds at a discount to par value that carry contingent interest features that enable us to share in property cash flow as provided in the bond indenture. Utilizing our balance sheet, we may also seek to earn fees by providing credit enhancement on tax-exempt bonds, although such activities likely would be undertaken through one or more taxable corporate subsidiaries that we may form. We may also acquire other tax-exempt investments.

Our Competitive Strengths

The following summarizes our key strengths and competitive advantages:

Attractive Return Profile of Asset Class.    We believe that the limited liquidity and competition, and the favorable credit spread environment that currently exists in the multifamily affordable housing finance sector presents opportunities for us to achieve attractive returns for our common unitholders, a substantial portion of which will be attributable to income that is exempt from U.S. federal income tax. The assets included in the initial portfolio carry a spread of between     % and     % over the expected interest rate of the long-term financing that we expect to be available to us under the Credit Facility. We believe the spread between the cost of funding and the yield on available bonds and other affordable multifamily finance assets has created a highly attractive investment opportunity in this asset class in recent periods. In addition, since we expect rates to remain at current levels in the near term, and competition to remain limited in the marketplace, we anticipate new assets to be sourced at interest rates that should provide us with similar spread opportunities. We believe that macro trends in the current affordable housing finance market, including the current backlog of affordable housing projects combined with the limited competitive financing sources for these projects, support the continuation of this favorable credit spread environment.

Experienced Management Team.    The principals of our manager, John Sokolovic and David Levine, have an average of over 20 years of experience in providing financing for the affordable housing sector and specialize in tax-exempt bond financing. Other members of our manager’s management team have significant affordable multifamily finance experience. These principals have been involved in the sourcing and acquisition of more than $3.4 billion of tax-exempt mortgage revenue bonds and other assets, including taxable mortgages and taxable bonds, covering more than 267 properties with approximately 66,574 multifamily apartment units located in 36 states.

Limited Competition.    Since the onset of the credit crisis beginning in the summer of 2007, many participants in the tax-exempt multifamily bond markets have either reduced their participation in the market or were forced to liquidate their holdings in order to meet their financial needs. As a result, we believe a limited number of private capital sources are currently competing with us to source and acquire tax-exempt multifamily bonds.

Access to Pipeline of Assets.    Our manager’s principals have extensive experience in the multifamily tax-exempt financing sector and as a result have an extensive network of contacts in various segments of the sector, including long standing relationships with owners and developers of affordable housing projects, regional and national investment banking firms, bond dealers, financial advisors and other tax-exempt focused financial intermediaries. Our manager and its professionals have identified a pipeline of additional mortgage revenue bonds for possible acquisition by us following the closing of this offering and the concurrent private placements. This pipeline consists of additional tax-exempt mortgage revenue bonds with an aggregate principal amount of approximately $240 million.

Disciplined Underwriting and Detailed Credit Analysis.    The foundation of our investment strategy is based on a sophisticated and disciplined underwriting process that includes a detailed credit analysis of obligors and underlying collateral. This intensive underwriting and asset management has been utilized by the principals of our manager in the sourcing and acquisition of more than $3.4 billion of tax-exempt mortgage revenue bonds and other securities, including taxable mortgages and taxable bonds, none of which have experienced a payment default or incurred a loss of principal.

Alignment of Interests Between Us, Our Manager and Our General Partner.    We have taken steps to structure our relationship with our manager and our general partner so that our interests and those of our manager and our general partner are closely aligned. The principals of our manager and certain of their affiliates have agreed to make in a separate private placement an aggregate investment of $2.5 million at a price per unit equal to the initial public offering price of the units sold in this offering, without payment of any underwriting discount or commission.

Our Financing Strategy

As described in detail below, we anticipate using levels of borrowings that we deem to be prudent as part of our financing strategy. Our financing sources will include the net proceeds of this offering and the concurrent private placements, cash flows from operations and borrowings, including under credit facilities, warehouse facilities, securitizations, and public and private equity and debt financings, in addition to transaction or asset specific funding arrangements.

We are negotiating to obtain a commitment for a credit facility from an affiliate of Deutsche Bank Securities Inc. In addition to the Credit Facility, which we expect will be in place upon the closing of this offering, we may seek to obtain other debt facilities and long-term debt financing through the securitization of tax-exempt mortgage revenue bonds, including through programs sponsored by government sponsored enterprises, such as Freddie Mac’s TEBS program. Under the TEBS program, Freddie Mac issues Class A Multifamily Variable Rate Certificates that are tax-exempt and taxable securities that are fully guaranteed by Freddie Mac and supported by pools of tax-exempt and taxable multifamily mortgage revenue bonds. While Freddie Mac is currently the primary source of securitization financing for tax-exempt bonds, we anticipate that private credit sources will re-enter the mortgage finance marketplace and that we will be able to obtain financing from such sources in the future. We may also finance our acquisition of tax-exempt mortgage revenue bonds through structured tax-exempt pass-through, or STEP, vehicles. See “Business—Our Financing Strategy.”

Although we are not required to maintain any particular debt-to-equity leverage ratio, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. We expect, initially, that we may deploy, on a debt-to-equity basis, up to              to              times leverage on our target assets. We intend to use leverage for the primary purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

Our Hedging Strategy

We may utilize derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, options on interest rate swaps (or swaptions), financial futures, options, floors and forward sales in an effort to hedge the interest rate risk associated with the financing of our portfolio. Specifically, we may hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will include, where desirable, locking in, on a long-term basis, a spread between the yield on our assets and the cost of our financing in an effort to improve returns to our common unitholders. There can be no assurance that our hedging strategies will be effective in managing our interest rates risks, locking in spreads or mitigating other risks associated with our operations.

Summary Risk Factors

Investing in our common units involves a high degree of risk. You should carefully read and consider the following risk factors and under “Risk Factors,” as well as all other information contained in this prospectus before making a decision to purchase our common units. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common units could decline, and could result in a partial or complete loss of your investment.

•

We have no operating history and our general partner and its affiliates have no experience operating a publicly traded partnership for U.S. federal income tax purposes, and thus we may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our common unitholders.

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We will depend on bank credit facilities (including term loans and revolving facilities) and warehouse facilities to execute our business strategy, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business.

•	We expect that certain of our financing facilities may contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

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We expect to use leverage in executing our business strategy, which may materially adversely affect our return on our assets and may reduce cash available for distribution to our common unitholders, as well as increase losses when economic conditions are unfavorable.

•	Our tax-exempt mortgage revenue bonds and other assets will be illiquid assets, and their value may decrease.

•

Tax-exempt mortgage revenue bonds, including the bonds in our initial portfolio, are not backed by any governmental entity and are non-recourse obligations of the owners of the underlying apartment complexes, and the source of substantially all of the cash to pay interest and principal on the bonds is the net cash flow generated by the operation of the property securing the bonds and the net proceeds from the ultimate sale or refinancing of the property. As a result, our performance will depend to a large degree on the performance of the underlying apartment complexes securing our bonds and other assets.

•	The rent restrictions and occupant income limitations imposed on properties financed by our tax-exempt mortgage revenue bonds and other assets may limit the revenues of such properties.

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We are dependent on our manager, general partner, Red Stone and their key personnel for our success, and we may not find a suitable replacement for our manager or our general partner if either of them is removed or resigns, or if key personnel leave the employment of our manager or our general partner or Red Stone or otherwise become unavailable to us.

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There are conflicts of interest in our relationship with our manager, our general partner, Red Stone and their affiliates, which could result in decisions that are not in the best interests of our common unitholders.

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Our manager and our general partner and their affiliates have no prior experience operating a public limited partnership and therefore may have difficulty in successfully and profitably operating our business or complying with regulatory requirements, including the Sarbanes-Oxley Act, which may hinder their ability to achieve our objectives.

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Our failure to make investments on favorable terms that satisfy our asset acquisition strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time in the future would materially and adversely affect us.

•	Our manager will be entitled to receive an administrative fee regardless of our performance.

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Anti-takeover provisions in our partnership agreement could discourage a change of control that our common unitholders may favor, which could also materially adversely affect the market price of our common units.

•	Our common unitholders do not elect our general partner or vote on our general partner’s directors and will have limited ability to influence decisions regarding our business.

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If we were deemed an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and we generally would be treated as a corporation for U.S. federal income tax purposes.

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If we were to fail to qualify as a partnership for U.S. federal income tax purposes, our income and items of deduction would not pass through to our common unitholders, we would be required to pay U.S. federal, state and local tax (including alternative minimum tax, or AMT) at regular corporate rates on our net taxable income, and distributions by us to our common unitholders would be treated as taxable dividends to the extent of our earnings and profits.

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Our ability to allocate and distribute to our common unitholders income that is exempt from U.S. federal income tax will depend on qualification of the assets in which we invest. We expect that a portion of the interest income we earn will be taxable in many states and localities and will be includable in our common unitholders’ calculation of AMT.

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Our structure involves complex provisions of U.S. federal income tax law for which there is a lack of direct authority, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in materially adverse consequences to us and our common unitholders.

Our Structure

We were formed as a Delaware limited partnership on June 13, 2011. The following chart shows our anticipated structure after giving effect to this offering and the concurrent private placements:

Our Governance

We will be externally managed and advised by our manager. Our manager and its personnel will conduct all of our day-to-day operations and activities, subject to the oversight and supervision of our general partner. Our general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our operations. Our partnership agreement provides that our general partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and will not be subject to any different standards imposed by the partnership agreement, the Delaware Revised Limited Partnership Act or under any other law, rule or regulation or in equity. Our general partner is a subsidiary of Red Stone Financial Services LLC. See “Material Provisions of Red Stone Tax Exempt Partners LP Partnership Agreement—Our General Partner.”

Our common unitholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management’s decisions regarding our business. The voting rights of our common unitholders are limited as set forth in our partnership agreement and in the Delaware Revised Limited Partnership Act. For example, our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any common unitholder as set forth under “Material Provisions of Red Stone Tax Exempt Partners LP Partnership Agreement—Amendment of the Partnership Agreement—No Limited Partner Approval.”

Our partnership agreement provides that our general partner may not be removed for a period of three years following the closing of this offering. Additionally, our general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of the outstanding units (excluding any common units held by our manager, our general partner, Red Stone and any of their affiliates) and we receive an opinion of counsel regarding limited liability. Generally, each record holder of our common units is entitled to a number of votes equal to the number of common units held. However, if at any time any person or group (other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates) acquires, in the aggregate, beneficial ownership of 9.8% or more of any class of our common units then outstanding, that person or group will lose voting rights on all of its common units and the common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of common unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. However, the board of directors of our general partner may, in its sole discretion, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or an excepted holder limit, for a particular person or group. See “Material Provisions of Red Stone Tax Exempt Partners LP Partnership Agreement—Meetings; Voting.”

The term of our management agreement with our manager will extend until such time as our general partner is no longer our general partner, unless otherwise determined by our general partner.

Manager and General Partner Compensation

The following table summarizes (i) the administrative fees and expense reimbursements that we will pay to our manager, (ii) our 2011 equity incentive plan, and (iii) the termination fee that would be payable by us to our manager upon termination of the management agreement if our general partner is removed without cause:

Type	Description	Payment
Administrative Fee	In connection with the operation of our partnership, our manager is entitled to an administrative fee in an amount equal to 0.45% per annum of the principal amount of the assets held by our partnership. For purposes of calculating the administrative fee payable to our manager, the amount of assets held by special purpose or other vehicles formed in connection with securitizations or other financings for which we, Red Stone or its or our affiliate provide servicing or administrative support shall be deemed to be held by our partnership whether or not such entities are consolidated on our financial statements for financial reporting purposes.	Quarterly in cash.

Type	Description	Payment
Reimbursement of Expenses	We will pay, or reimburse our manager for, expenses including legal, accounting, due diligence, acquisitions and other services. See “Our Manager and Our Management Agreement—Administrative Fees and Expense Reimbursements.”	Monthly in cash.

Equity Incentive Plan	Prior to the completion of this offering, we will adopt a 2011 equity incentive plan pursuant to which we may grant equity awards to officers, directors and personnel of our manager and our general partner, among other persons. We intend to grant restricted common units, which are subject to specified vesting requirements, to officers, personnel and directors of our general partner and our manager at the time of the completion of this offering (of which will be vested at the time of this offering).	The common units to be granted to officers, personnel and directors of our general partner and our manager at the time of the completion of this offering shall vest in equal installments on the first business day of each fiscal quarter over a period of years expected to begin on .

Termination Fee Upon Removal	Termination fee payable by us to our manager equal to three times the sum of the average annual administrative fee earned by our manager during the prior 24-month period immediately preceding the date of removal, calculated as of the end of the most recently completed fiscal quarter prior to the date of removal.	Upon termination of the management agreement if our general partner is removed without cause.

In addition, our manager may, in certain transactions, receive placement fees in connection with the acquisition of assets that will be paid directly by the owners of the properties securing our bonds of up to 2% of the purchase price of the bonds.

Conflicts of Interest

We will be externally managed and advised by our manager, an affiliate of Red Stone. Red Stone currently invests in tax-exempt mortgage revenue bonds and other assets for its own account and for other clients and joint ventures. As a result, we may compete directly with Red Stone or such other clients and joint ventures for investment opportunities.

We, our manager, our general partner and Red Stone have established certain policies and procedures that are designed to manage potential conflicts of interest between us, our manager, our general partner and Red Stone and their other clients. Our management agreement provides that during its term, we will be the exclusive public vehicle sponsored by Red Stone or its affiliates that is primarily focused on the purchase of tax-exempt multi-family mortgage revenue bonds secured by stabilized multi-family properties. In addition, neither Red Stone’s FHA lending platform nor Red Stone Equity Partners invests in tax-exempt mortgage revenue bonds and, therefore, we do not expect to compete with either vehicle for the acquisition of tax-exempt mortgage revenue bonds. In addition to the RS/PIM investment program, Red Stone has purchased approximately $165 million of tax exempt mortgage revenue bonds and other assets with another funding source since March 2010. While Red Stone is under no obligation to continue to purchase assets with this funding source and the RS/PIM investment program has terminated its investment phase, Red Stone may purchase assets with these ventures in the future. In addition, in 2011, Red Stone entered into a $25 million joint venture with an institutional investor pursuant to which it is anticipated that the joint venture will acquire approximately $100 million of mortgage revenue bonds. Our general partner has an investment allocation policy in place that requires a fair and equitable allocation of investment opportunities over time among us, Red Stone and other clients of Red Stone, our general partner and our manager. Our general partner’s policy also includes other procedures that are intended to prevent Red Stone and other clients of Red Stone and our manager or our general partner from receiving favorable treatment in accessing investment opportunities over any other account. These policies may be amended by our general partner at any time without our consent. To the extent that our manager’s or Red Stone’s businesses or our general partner’s or our operations evolve in a such a way as to give rise to conflicts not currently addressed by our general partner’s allocation policies, our general partner may need to refine its policies to handle such situation. There can be no assurance that the policies and procedures that have been established by us, our manager, our general partner and Red Stone will be effective in managing potential conflicts of interest. In addition, it is possible in the future that Red Stone, our manager, our general partner and their respective affiliates may have clients or ventures that compete directly with us for opportunities. See “Management—Conflicts of Interest.”

The board of directors of our general partner will establish a conflicts committee that will be charged with reviewing specific matters that our general partner’s board of directors believes may involve conflicts of interest. The conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us and not a breach by us of any duties we may owe to our common unitholders.

We will be externally managed and advised by our manager. Our manager and its personnel will conduct all of our day-to-day operations and activities, subject to the oversight and supervision of our general partner. Our general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our partnership agreement provides that our general partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and will not be subject to any different standards imposed by the partnership agreement, the Delaware Revised Limited Partnership Act or under any other law, rule or regulation or in equity. In addition, as discussed above, Red Stone and its affiliates invest in and manage tax-exempt mortgage revenue bonds and other assets for their own account and for other clients and joint ventures. Each of our manager and our general partner’s officers and professionals is also an employee of Red Stone, and the ability of our manager and our general partner and their officers and personnel to engage in other business activities, including the management of other entities, may reduce the time our general partner, our manager, and their officers and personnel spend managing us.

We have agreed to pay to our manager an administrative fee that is not tied to our performance. The administrative fee component may not sufficiently incentivize our manager to generate attractive risk-adjusted returns for us. The compensation payable to our manager was negotiated between related parties and may not be as favorable to us as if they were negotiated on an arm’s length basis with unaffiliated third parties. In addition, in certain transactions our manager may receive placement fees in connection with the acquisition of assets that will be paid directly by the owners of the properties securing our bonds.

In addition to the fees payable to our manager under the management agreement, our manager, Red Stone and their affiliates may benefit from other fees paid to them in respect of our investments. For example, Red Stone or our manager may act as servicer for our assets or, if we seek to securitize our assets, Red Stone or our manager may act as collateral manager. In any of these or other capacities, Red Stone or our manager may receive fees for their roles, but only if approved by a majority of our general partner’s independent directors based on prevailing market rates.

Neither our manager nor our general partner has a policy that expressly prohibits its directors, officers, securityholders or affiliates from engaging for their own account in business activities of the types conducted by us.

Operating and Regulatory Structure

Tax Status

We are organized as a Delaware limited partnership. We intend to operate and expect to qualify to be treated as a partnership for U.S. federal income tax purposes. So long as we qualify and remain qualified as a partnership for U.S. federal income tax purposes, we will be able to pass through our income, including our U.S. federally tax-exempt income, and deductions to our common unitholders. Although certain interest income that we earn will be exempt from U.S. federal income tax, we expect that such income will be taxable in many states and localities. In addition, interest on tax-exempt bonds generally is an item of tax preference for purposes of the AMT. However, interest on 501(c)(3) bonds generally will only be includable in the determination of AMT for our common unitholders that are corporations. Our qualification as a partnership for U.S. federal income tax purposes involves the application of numerous complex provisions for which there is a lack of direct authority. Even if we qualify as a partnership for U.S. federal income tax purposes, our subsidiaries that are treated as taxable corporate subsidiaries will be subject to regular U.S. federal, state and local corporate income tax on their net taxable income. In addition, under the tax laws of certain states, we (in addition to any taxable corporate subsidiaries that we may form) may be subject to state or local income or franchise taxes (including AMT). See “Certain Material U.S. Federal Income Tax Considerations.”

Regulation of Affordable Housing

The tax-exempt mortgage revenue bond industry is subject to extensive regulation, supervision and licensing under various U.S. federal and state statutes, ordinances and regulations. Many of these regulations impose constraints on bond terms and on the operation of multifamily rental housing that is financed with these bonds. See “Business—Operating and Regulatory Structure—Regulation of Affordable Housing.”

THE OFFERING

Common units offered by us	units (plus up to additional common units that we may issue and sell upon the exercise of the underwriters’ over-allotment option).

Common units to be outstanding after this offering	units.(1)

Use of proceeds	We plan to use substantially all of the net proceeds of this initial public offering and the concurrent private placements to acquire a portfolio of 13 fixed rate, tax-exempt mortgage revenue bonds secured by multifamily apartment properties, two unsecured floating rate, taxable notes, and other investments meeting our investment criteria. See “Use of Proceeds.”

Distribution policy	We intend to make regular quarterly distributions to holders of our common units in an amount generally equal to at least 90% of Distributable Earnings over time. The declaration and payment of any distributions will be at the sole discretion of our general partner and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the amount of interest received on our tax-exempt mortgage revenue bonds and other assets, our financing costs, our operating expenses and any other expenditures, the amount of cash held in our reserve and other factors. We plan to pay our first distribution in respect of the period from the closing of this offering through , 2011. We expect that a substantial portion of the distributions that we make will be attributable to income that is exempt from U.S. federal income tax. For more information, see “Distribution Policy.”

We cannot assure you that we will make any distributions to our common unitholders or that our distribution policy will not change.

(1)	Includes common units to be sold to principals of our manger and certain of their affiliates and affiliates of PREI in the concurrent private placements and restricted common units to be granted to officers, personnel and directors of our general partner and our manager under our 2011 equity incentive plan upon closing of this offering. Excludes (A) common units that we may issue and sell upon the exercise of the underwriters' over-allotment option in full; and (B) restricted common units to be granted to officers, personnel and directors of our general partner and our manager under our 2011 equity incentive plan if the underwriters exercise their over-allotment option in full; and (C) common units available for issuance under our 2011 equity incentive plan in an aggregate amount of up to % of our issued and outstanding common units (on a fully diluted basis and including units to be sold in the concurrent private placements and units to be sold pursuant to the underwriters' exercise of their over-allotment option) at the time of the award, subject to a ceiling of units available for issuance under the plan. See “Management—Equity Incentive Plan.”

Proposed NYSE symbol	“RTEP”

Voting rights	Unlike holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business and will have no right to elect our general partner or its directors on an annual or continuing basis. Our partnership agreement provides that our general partner may not be removed for a period of three years following the closing of this offering. Additionally, our general partner may not be removed unless that removal is approved by the vote of holders of at least 66 2/3% of our outstanding common units (excluding any common units held by our manager, our general partner, Red Stone and any of their affiliates) and we receive an opinion of counsel regarding limited liability.

Risk factors	Investing in our common units involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common units.

Our Partnership Information

Our principal executive offices are located at 2 Grand Central Tower, 140 East 45th Street, New York, New York 10017. Our telephone number is (212) 297-1800. Our website is www.                    .com. The contents of our website are not a part of this prospectus. The information on the website is not intended to form a part of or be incorporated by reference into this prospectus.

RISK FACTORS

Investing in our common units involves a high degree of risk. You should carefully read and consider the following risk factors, as well as all other information contained in this prospectus before making a decision to purchase our common units. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common units could decline, and could result in a partial or complete loss of your investment.

Risks Related to Our Business

We have no operating history and our general partner and its affiliates have no experience operating a publicly traded partnership for U.S. federal income tax purposes, and thus we may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our common unitholders.

We were organized on June 13, 2011 and have no operating history. As of the date of this prospectus, we have not commenced any operations other than organizing our company. We currently have no assets and will commence operations only upon completion of this initial public offering. We cannot assure you that we will be able to successfully operate our business or implement our operating policies and strategies as described in this prospectus. There can be no assurance that we will be able to generate sufficient returns to pay our operating expenses and make satisfactory distributions to our common unitholders or any distributions at all. The results of our operations and our ability to make or sustain distributions to our common unitholders depend on several factors, including the availability of opportunities for the attractive acquisition of assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the multifamily affordable housing and finance market, the broader real estate market, the financial markets and economic conditions.

Because our general partner and its affiliates have no experience operating within the complex rules and regulations required for a publicly traded partnership to qualify to be treated as a partnership for U.S. federal income tax purposes, we cannot assure you that we will be able to qualify or remain qualified as a partnership for U.S. federal income tax purposes. Our failure to qualify or remain qualified as a partnership for U.S. federal income tax purposes would have a material adverse effect on our results of operations, financial condition and the price of our common units. See “—Risks Related to Our Taxation.”

Difficult and volatile conditions in the multifamily affordable housing and finance market as well as the residential real estate market, financial markets and the economy generally may cause us to experience market losses related to our asset portfolio, and there can be no assurance that we will be successful in implementing our business strategies amidst these conditions.

Our results of operations may be materially affected by conditions in the multifamily affordable housing and finance market as well as the broader residential real estate market, the financial markets and the economy generally. Continuing concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues, unemployment and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets going forward. In particular, the U.S. residential mortgage market has been severely affected by changes in the lending landscape and has experienced defaults, credit losses and significant liquidity concerns, and there is no assurance that these conditions have stabilized or that they will not worsen. Certain commercial banks, investment banks and insurance companies have incurred extensive losses from exposure to the residential mortgage market. These factors have impacted investor perception of the risk associated with mortgage-related assets, including tax-exempt mortgage revenue bonds. As a result, values for mortgage-related assets, including tax-exempt mortgage revenue bonds, have experienced volatility, which has resulted and may in the future result in sudden declines in their value. Declines in the value of our asset portfolio, or perceived market uncertainty about the value of our assets, would likely make it difficult for us to obtain financing on favorable terms or at all. Our profitability may be materially adversely affected if we are unable to obtain cost-effective financing. A continuation or increase in the volatility and deterioration in the multifamily affordable housing and finance market, the broader residential real estate mortgage and financial markets may adversely affect the performance and market value of our assets, which may reduce earnings and, in turn, cash available for distribution to our common unitholders.

We will depend on bank credit facilities (including term loans and revolving facilities) and warehouse facilities to execute our business strategy, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business.

We expect to use bank credit facilities (including the Credit Facility, term loans and revolving facilities) and warehouse facilities as a strategy to increase the return on our assets. However, we may not be able to use such leverage for a number of reasons, including if our lenders do not make financing available to us at acceptable rates, our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do, certain of our lenders fail or are otherwise unable to or unwilling to provide financing to us, we are unable to satisfy our covenants or we determine that leverage would expose us to excessive risk. In addition, our access to capital depends upon a number of factors over which we have little or no control, including general market conditions, the market’s view of the quality and liquidity of our assets, the market’s perception of our growth potential, our current and potential future earnings and cash distributions and the market price of our common units.

Our ability to fund our asset acquisitions may be impacted by our ability to secure bank credit facilities (including term loans and revolving facilities) and warehouse facilities or incur other debt on acceptable terms. During certain periods of the credit cycle, lenders may curtail their willingness to provide financing. If we are not able to renew our then existing facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may have to curtail our asset acquisition activities and/or dispose of assets, which may need to be disposed of at unfavorable prices.

It is possible that the lenders that will provide us with financing could experience changes in their ability to advance funds to us, independent of our performance or the performance of our portfolio of assets. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we will receive under warehouse facilities will be directly related to the lenders’ valuation of the assets that secure the outstanding borrowings. Typically, warehouse facilities grant the respective lender the absolute right to reevaluate the market value of the assets that secure outstanding borrowings at any time.

The current dislocations in the residential mortgage sector have caused many lenders to tighten their lending standards, reduce their lending capacity or exit the market altogether. Further contraction among lenders, insolvency of lenders or other general market disruptions could materially adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing on attractive terms or at all. This could increase our financing costs and reduce our access to liquidity. If one or more major market participants fails or otherwise experiences a major liquidity crisis, as was the case for Bear Stearns & Co. in March 2008 and Lehman Brothers Holdings Inc. in September 2008, it could materially negatively impact the marketability of all fixed income securities, including our target assets, and this could negatively impact the value of the assets we acquire, thus reducing our net book value. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed. We may also have to write down the value of our assets, which could materially adversely affect our financial statements and market value.

The use of STEP or other structured credit financings with over-collateralization requirements may have a negative impact on our cash flow and may trigger certain termination provisions in the related portfolio management agreements.

We expect that the terms of the STEP or other structured credit transactions in which we invest will generally provide that the principal amount of the tax-exempt mortgage revenue bonds or other assets must exceed the face amount of the related STEP certificates to be issued by the STEP vehicle by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the STEP certificates’ terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the tax-exempt mortgage revenue bonds or other assets underlying the STEP certificates, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests, based on delinquency levels or other criteria, may restrict our ability, as the holder of the most junior STEP certificates, to receive cash distributions from tax-exempt mortgage revenue bonds or other assets underlying the STEP certificates. The performance tests may not be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future STEP vehicles, there are no assurances as to the actual terms of the STEP delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If the tax-exempt mortgage revenue bonds or other assets held in STEP vehicles fail to perform as anticipated, our earnings may be materially adversely affected and our over-collateralization or other credit enhancement expenses associated with our STEP financings will increase.

We expect that certain of our financing facilities may contain covenants that restrict our operations and may inhibit our ability to grow and increase revenues.

We expect that certain of our financing facilities may contain restrictions, covenants and representations and warranties that, among other things, may require us to satisfy specified financial, asset quality, asset eligibility and asset performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. We also expect that some of our financing agreements will contain cross default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

The covenants and restrictions we expect in our financing facilities may restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments or acquisitions;

•	make distributions on or repurchase or redeem units;

•	engage in mergers or consolidations;

•	acquire mortgage revenue bonds or other assets with certain attributes;

•	reduce liquidity below certain levels;

•	grant liens or incur operating losses for more than a specified period;

•	enter into transactions with affiliates; and

•	hold mortgage revenue bonds for longer than established time periods.

These restrictions may interfere with our ability to obtain financing, including the financing needed to acquire assets, or to engage in other business activities, which may significantly limit or harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations, and our ability to make distributions, which could cause the value of our common units to decline. A default will also significantly limit our financing alternatives such that we will be unable to pursue our leverage strategy, which could curtail the returns on our assets.

We expect to use leverage in executing our business strategy, which may materially adversely affect our return on our assets and may reduce cash available for distribution to our common unitholders, as well as increase losses when economic conditions are unfavorable.

We expect to use leverage to finance our assets through borrowings from a number of sources, such as bank credit facilities (including the Credit Facility, term loans and revolving facilities), warehouse facilities and securitizations. The level and sources of our leverage may vary based on the particular characteristics of our asset portfolio, the availability of applicable sources and on market conditions. The amount of leverage we may employ for particular assets will depend upon the availability of financing and our assessment of the credit and other risks of those assets. The percentage of leverage will vary over time depending on our ability to enter into repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities), available credit limits and financing rates, type and/or amount of collateral required to be pledged and our assessment of the appropriate amount of leverage for the particular assets we are funding.

The return on our assets and cash available for distribution to our common unitholders may be reduced to the extent that market conditions prevent us from leveraging our assets or increase the cost of our financing relative to the income that can be derived from the assets acquired. Our financing costs will reduce cash available for distributions to common unitholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations.

Our securitizations will expose us to additional risks.

We may securitize certain of our tax-exempt mortgage revenue bonds and other assets to generate cash for funding new assets. We expect to structure these transactions as financing transactions for GAAP purposes. In each such transaction, we expect to convey tax-exempt mortgage revenue bonds or other assets to a special purpose vehicle, the issuing entity, and the issuing entity will issue one or more classes of non-recourse notes pursuant to the terms of an indenture. The notes will be secured by assets transferred to the issuing entity. In exchange for the transfer of assets to the issuing entity, we will receive the cash proceeds of the sale of non-recourse notes and a 100% interest in the equity of the issuing entity. The securitization of our tax-exempt mortgage revenue bonds or other assets might magnify our exposure to losses on those assets because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to the securitized assets before the owners of the notes experience any losses. In addition, any increase in the interest rate payable on the notes will result in more of the underlying tax-exempt bond interest being used to pay interest on the notes leaving less tax-exempt bond interest available to us. As a result, higher short-term interest rates will reduce, and could even eliminate, our return on a residual interest in this type of financing. Moreover, there can be no assurance that we will be able to access the securitization market or be able to do so at favorable rates. The inability to securitize our asset portfolio could hurt our performance and our ability to grow.

Termination of a securitization financing can occur for a number of reasons, which could cause us to lose the tax-exempt mortgage revenue bonds and other collateral we pledged for such financing.

In general, the issuing entity formed for a securitization financing can terminate for a number of different reasons, including payment or other defaults or a determination that the interest on the bonds is taxable, increases in short term interest rates in excess of the interest paid on the underlying bonds or other assets, an inability to remarket the notes or an inability to obtain liquidity for the issuing entity, or in the case of rated bonds, a downgrade in the investment rating of the notes that it has issued or a ratings downgrade of the liquidity provider for the issuing entity. In each of these cases, the issuing entity will be collapsed and the tax-exempt mortgage revenue bonds and other collateral held by the issuing entity will be sold. If the proceeds from the sale of the issuing entity collateral are not sufficient to pay the principal amount of the notes with accrued interest and the other expenses of the trusts, then we will be required, through our guarantee of the trusts, to fund any such shortfall. As a result, we, as holder of the residual interest in the trust, may not only lose our investment in the residual certificates but could also realize additional losses in order to fully repay trust obligations to the notes.

An insolvency or receivership of the securitization program sponsor could impair our ability to recover the tax-exempt bonds and other collateral pledged by us in connection with a securitization financing.

In the event the sponsor of a securitization financing program becomes insolvent, it could be placed in receivership. In that situation, it is possible that we would not be able to recover the tax-exempt mortgage revenue bonds or other collateral we pledged in connection with the securitization financing or that we would not receive all or any of the payments due from the issuing entity on the residual interest held by us in such issuing entity or other entity.

If we issue senior securities, we will be exposed to additional risks and holders of our senior securities will have more rights than our common unitholders.

If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior securities may be granted specific rights, including the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to require approval to sell assets. Additionally, any preferred units, convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common units and may result in dilution to owners of our common units. We and, indirectly, our common unitholders, will bear the cost of issuing and servicing such securities.

We may change any of our strategies, policies or procedures, or investment guidelines without common unitholder consent, which could result in our making asset acquisitions or incurring borrowings that are different from, and possibly riskier than, those described in this prospectus.

We may change any of our strategies, policies or procedures, or investment guidelines with respect to asset acquisitions, asset allocation, growth, operations, indebtedness, financing strategy and distributions at any time without the consent of our common unitholders, which could result in our making asset acquisitions or incurring borrowings that are different from, and possibly riskier than, those types described in this prospectus. A change in our asset acquisition or leverage strategies may increase our exposure to credit risk, interest rate risk, financing risk, margin risk, default risk, counterparty risk and real estate market fluctuations. Decisions to employ additional leverage could increase the risk inherent in our asset acquisition strategy. We may also make changes in our strategies that result in lower returns without a decrease in risk. Furthermore, a change in our asset allocation could result in our making acquisitions in asset categories different from those described in this prospectus. In addition, our partnership agreement provides that our general partner may elect to treat us as an association taxable as a corporation for U.S. federal (and applicable state and local) income tax purposes, without the approval of our limited partners, if it determines that it is no longer in our best interests to continue to be treated as a partnership. These changes could materially adversely affect our financial condition, results of operations, the market value of our common units and our ability to make distributions to our common unitholders.

We will face competition, which may result in reduced risk-adjusted returns.

Since the onset of the credit crisis beginning in the summer of 2007, many participants in the tax-exempt multifamily bond markets have either reduced their participation in the market or were forced to liquidate their holdings in order to meet their financial needs. As a result, we believe a limited number of private capital sources are currently competing with us to source and acquire our target assets. Government sponsored enterprises, including Fannie Mae and Freddie Mac, as well as the FHA, are currently the most active lenders in the affordable housing finance sector. However, despite this decline in competitors, we will operate in a competitive market. Furthermore, the competitors described above may return to, or other companies may enter, the market. Our profitability depends, in large part, on Red Stone’s ability to produce, and our ability to acquire, our target assets at favorable prices. In acquiring our target assets, we will compete with mortgage REITs, institutional investors, specialty finance companies, savings and loan associations, public, private and mutual funds, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do, giving them competitive advantages over us. REITs may raise significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for opportunities to acquire assets. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. Many of our competitors are not subject to the maintenance of an exemption from the 1940 Act or seeking to provide consistent tax-exempt returns. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets and establish more relationships than us. Furthermore, competition for assets of the types and classes that we will seek to acquire may lead the price of such assets to increase significantly, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations, resulting in fewer acquisitions of assets, higher prices, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs.

We are highly dependent on information systems and systems failures could significantly disrupt our operations, which may negatively affect our operating results, which, in turn, negatively affects the market price of our common units and our ability to make distributions.

Our operations are highly dependent on the communications and information systems of our manager and Red Stone. Any failure or interruption of the systems of our manager or Red Stone could cause delays or other problems in our asset acquisitions and asset monitoring, which could have a material adverse effect on our operating results and negatively affect the market price of our common units and our ability to make distributions to our common unitholders. In addition, if we lose access to the systems of our manager or Red Stone, we would need to replace such systems or gain access to comparable systems, the cost of which may be significant.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

As part of our strategy, we may enter into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could materially adversely impact our financial condition.

Hedging against interest rate exposure may materially adversely affect our earnings, which could reduce our cash available for distribution to our common unitholders.

We may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which are intended to limit losses, may actually materially adversely affect our earnings, which could reduce our cash available for distribution to our common unitholders.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price, which could require us to make significant cash payments. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

The increasing number of proposed U.S. federal, state and local laws may affect certain mortgage-related assets which we intend to acquire and could increase our cost of operations.

Legislation has been proposed which, among other provisions, could hinder the ability of a servicer to foreclose promptly on defaulted mortgage loans or would permit limited assignee liability for certain violations in the mortgage loan origination process. We cannot predict whether or in what form the U.S. Congress or the various state and local legislatures may enact legislation affecting our operations. We will evaluate the potential impact of any initiatives which, if enacted, could affect our practices and results of operations. We are unable to predict whether U.S. federal, state or local authorities will enact laws, rules or regulations that will require changes in our practices in the future, and any such changes could materially adversely affect our cost of operations and profitability.

Compliance with changing regulations relating to corporate governance and public disclosure will result in increased compliance costs and pose challenges for our management team.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act, SEC regulations and the NYSE listed company rules, have created uncertainty for public companies and significantly increased the compliance requirements, costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us and, more generally, the financial services and mortgage industries. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect us, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect us. However, the costs of complying with any additional laws or regulations could have a material adverse effect on our financial condition and results of operations.

Our risk management efforts may not be effective.

We could incur substantial losses and our operations could be disrupted if we are unable to effectively identify, manage, monitor and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk and other market-related risks, as well as operational risks related to our operations, assets and liabilities. Our risk management policies, procedures and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks we have identified or to identify additional risks to which we may become subject in the future.

Inadvertent errors could subject us to financial loss, litigation or regulatory action.

Personnel of our manager or Red Stone, contractors used by our manager or Red Stone or other third parties with whom we have relationships may make inadvertent errors that could subject us to financial losses, claims or enforcement actions. These types of errors could include, but are not limited to, mistakes in executing, recording or reporting transactions we enter into. Inadvertent errors expose us to the risk of material losses until the errors are detected and remedied prior to the incurrence of any loss. The risk of errors may be greater for business activities that are new for us or have non-standardized terms.

Our business may be materially adversely affected if our reputation, the reputation of our manager, our general partner or Red Stone, or the reputation of counterparties with whom we associate is harmed.

Our business is subject to significant reputational risks. If we fail, or appear to fail, to address various issues that may affect our reputation, our business could be harmed. We may also be harmed by reputational issues facing our manager, our general partner or Red Stone. Issues could include real or perceived legal or regulatory violations or be the result of a failure in governance, risk-management, technology or operations. Similarly, market rumors and actual or perceived association with counterparties whose own reputation is under question could harm our business. Claims of employee misconduct, wrongful termination, adverse publicity, conflict of interests, ethical issues or failure to protect private information could also cause significant reputational damages. Such reputational damage could result not only in an immediate financial loss, but could also result in a loss of business relationships, the ability to raise capital and the ability to access liquidity through borrowing facilities.

Risks Related to Our Assets

Prepayment rates on the mortgages securing our tax-exempt mortgage revenue bonds or other assets could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our common unitholders.

The value of our investments may be materially adversely affected by prepayment rates of the mortgage loans securing our tax-exempt mortgage revenue bonds, as well as prepayment rates of our taxable mortgages and the mortgage loans securing our taxable bonds. For example, higher than expected prepayment rates will likely result in tax-exempt mortgage revenue bonds or other assets that were acquired at a premium to diminish in value. Prepayment rates are influenced by changes in current interest rates and a variety of economic, political, geographic and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty.

Borrowers tend to prepay their financings faster when interest rates decline. In these circumstances, the money received from the prepayments would have to be reinvested at the lower prevailing interest rates. Conversely, borrowers tend not to prepay on their financings when interest rates increase. Consequently, money that would have otherwise been received from prepayments would be unable to be reinvested at the higher prevailing interest rates. This volatility in prepayment rates may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our common unitholders.

Interest rate mismatches between our assets and any borrowings used to fund purchases of our assets may reduce our income during periods of changing interest rates.

We expect that some of our assets will be fixed-rate securities or will have a fixed-rate component. This means that the interest we earn on these assets will not vary over time based upon changes in a short-term interest rate index. Although the interest we will earn on our adjustable-rate assets generally will adjust for changing interest rates, the interest rate adjustments may not occur as quickly as the interest rate adjustments contained in our borrowings. Therefore, to the extent we finance our assets, the interest rate indices and repricing terms of our assets and their funding sources will create an interest rate mismatch between our assets and liabilities. This issue will be magnified to the extent we acquire adjustable-rate assets that are not based on mortgages which are fully indexed. In addition, adjustable-rate assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. The use of interest rate hedges also will introduce the risk of other interest rate mismatches and exposures, as will the use of other financing techniques. During periods of changing interest rates, these mismatches could cause our business, financial condition and results of operations and ability to make distributions to our common unitholders to be materially adversely affected.

Our tax-exempt mortgage revenue bonds and other assets are subject to risks particular to real property.

We will own tax-exempt mortgage revenue bonds and other assets, including taxable mortgages and taxable bonds, that are secured by real estate, and we may own real estate directly in the future upon a default of mortgage loans securing our bonds. As a result, we will be subject to the risks associated with residential real estate and residential real estate-related investments, including, among others: (i) continued declines in the value of residential real estate; (ii) risks related to general and local economic conditions; (iii) possible lack of availability of mortgage funds for borrowers to refinance or sell their properties; (iv) overbuilding; (v) increases in property taxes and operating expenses; (vi) changes in zoning laws; (vii) costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems, such as indoor mold; (viii) casualty or condemnation losses; (ix) uninsured damages from floods, earthquakes or other natural disasters; (x) limitations on and variations in rents; (xi) fluctuations in interest rates; (xii) fraud by borrowers, originators and/or sellers of mortgage revenue bonds; (xiii) undetected deficiencies and/or inaccuracies in underlying mortgage loan documentation and calculations; (xiv) failure of the borrower to adequately maintain the property, particularly during times of financial difficulty; (xv) acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses; (xvi) acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001; and (xvii) changes in demographics. To the extent that assets securing our acquisitions are concentrated geographically, by property type or in certain other respects, we may be subject to certain of the foregoing risks to a greater extent. Additionally, we may be required to foreclose on a mortgage loan and such actions would subject us to greater concentration of the risks of the residential real estate markets and risks related to the ownership and management of real property. The value of properties in certain markets could significantly decline at the time we would need to foreclose.

The receipt of interest and principal payments on our tax-exempt mortgage revenue bonds and other assets will be affected by the economic results of the underlying multifamily properties.

Although tax-exempt mortgage revenue bonds are issued by state or local housing authorities, they are not obligations of these governmental entities and are not backed by any taxing authority. Instead, tax-exempt revenue bonds are backed by a non-recourse loan made to the owner of the underlying apartment complex and are secured by a first mortgage lien on the property. Because of the non-recourse nature of the underlying mortgage loans, the source of substantially all of the cash to pay interest on the revenue bond, and to ultimately pay the principal amount of the bond, is the net cash flow generated by the operation of the property securing the bonds and the net proceeds from the ultimate sale or refinancing of the property. This makes our investments in tax-exempt mortgage bonds, as well as our investments in other assets such as taxable mortgages and taxable bonds, subject to the kinds of risks usually associated with direct investments in multifamily real estate. If a property is unable to sustain net cash flow at a level necessary to pay its debt service obligations on our tax-exempt mortgage revenue bond or other asset, such as a taxable mortgage or taxable bond, on the property, a default may occur. Net cash flow and net sale proceeds from a particular property are applied only to debt service payments of the particular tax-exempt mortgage revenue bond or other asset secured by that property and are not available to satisfy debt service obligations on other mortgage revenue bonds or assets that we hold. In addition, the value of a property at the time of its sale or refinancing will be a direct function of its perceived future profitability. Therefore, the amount of interest that we earn on our tax-exempt mortgage revenue bonds and other assets, and whether or not we will receive the entire principal balance of the bonds or other assets as and when due, will depend to a large degree on the economic results of the underlying apartment complexes.

The net cash flow from the operation of a property may be affected by many things, such as the number of tenants, the rental rates, operating expenses, the cost of repairs and maintenance, taxes, government regulation, competition from other apartment complexes, mortgage rates for single-family housing and general and local economic conditions. In most of the markets in which the properties securing our assets are located, there is significant competition from other apartment complexes and from single-family housing that is either owned or leased by potential tenants. Low mortgage interest rates and U.S. federal tax credits make single-family housing more accessible to persons who may otherwise rent apartments and government policy can lessen interest rates or increase U.S. federal tax credits.

Increases in interest rates could materially adversely affect the value of our assets and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our common unitholders.

We expect to focus primarily on acquiring tax-exempt mortgage revenue bonds. We will supplement our tax-exempt mortgage revenue bond strategy with a limited amount (expected to be less than 30% of our assets at any time) of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. In a normal yield curve environment, some of these types of assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our common unitholders.

A significant risk associated with these assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these assets could decline, and the duration and weighted average life of the assets could increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates may increase the amount of interest owed on certain borrowings we may enter into to finance the purchase of these securities.

Market values of our assets may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. For example, the economic downturn and the significant government interventions into the financial markets and fiscal stimulus spending over the last several years have contributed to significantly increased U.S. budget deficits. This upward pressure on U.S. budget deficits has the potential to put upward pressure on U.S. interest rates. In addition, while market participants expect the Federal Reserve to abandon its low interest rate policy at some point, it is very difficult, if not impossible, to predict the timing or implications of the Federal Reserve’s rate hikes. In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets, net of credit losses, and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. The severity of any such decrease would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase.

In general, the tax-exempt mortgage revenue bonds and the other assets in which we hold interests or invest will be recorded at fair value as determined in good faith by our general partner and, as a result, there may be uncertainty as to the actual market value of these investments.

In general, certain of the tax-exempt mortgage revenue bonds and other assets in which we expect to invest will not be publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We do not intend to have third party valuations for our portfolio. We will value these securities quarterly at fair value as determined in good faith by our general partner. Because these valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common units could be materially adversely affected if our determinations regarding the fair value of these securities are materially higher than the values that we ultimately realize upon their disposal.

Our manager will utilize analytical models and data in connection with the valuation of our assets, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks.

Given the complexity of our acquisitions and strategies, our manager must rely heavily on analytical models (both proprietary models developed by Red Stone and those supplied by third parties) and information and data supplied by third parties, or models and data. Models and data will be used to value assets or potential assets and also in connection with hedging our acquisitions. In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on incorrect models and data, especially valuation models, our manager may recommend that we acquire certain assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty models and data may prove to be unsuccessful.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could materially impair our assets and harm our operations.

We believe the risks associated with our operations will be more severe during periods of economic slowdown or recession, especially if these periods are accomplished by declining real estate values. Declining real estate values will likely reduce the level of new bond originations since borrowers often use appreciation in the value of their existing properties to support the purchase of additional properties. Borrowers may also be less able to pay principal and interest on our bonds if the value of real estate weakens. In addition, adverse changes in the real estate market increase the probability of default, as the incentive of the borrower to retain and protect equity in the property declines. Further, declining real estate values significantly increase the likelihood that we will incur losses on our bonds or other assets in the event of default because the value of our collateral may be insufficient to cover our cost on such assets. Any sustained period of increased payment delinquencies, foreclosures or losses could materially adversely affect both our net interest income from our assets as well as our ability to acquire, sell and securitize assets, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our common unitholders.

The value of the properties is the only source of repayment of our tax-exempt mortgage revenue bonds and our taxable mortgages and taxable bonds.

We expect that the principal of most of our tax-exempt mortgage revenue bonds and our taxable mortgages and taxable bonds will not fully amortize over their terms. This means that all or some of the balance of the taxable mortgages or the mortgage loans securing our bonds will be repaid as a lump-sum “balloon” payment at the end of the term. The ability of the borrowers to repay the mortgage loans with balloon payments is dependent upon their ability to sell the properties securing our tax-exempt mortgage revenue bonds or obtain adequate refinancing. The tax-exempt mortgage revenue bonds and the taxable mortgages and taxable bonds are not personal obligations of the property owners, and we rely solely on the value of the properties securing these assets for security. Similarly, if a tax-exempt mortgage revenue bond or a taxable mortgage or taxable bond goes into default, our only recourse is to foreclose on the underlying multifamily property. If the value of the underlying property securing the bond or mortgage is less than the outstanding principal balance and accrued interest on the bond, we will suffer a loss.

In the event a property securing a tax-exempt mortgage revenue bond or a taxable mortgage or taxable bond is not sold prior to the maturity or remarketing of the asset, any contingent interest payable from the net sale or refinancing proceeds of the underlying property will be determined on the basis of the appraised value of the underlying property. Real estate appraisals represent only an estimate of the value of the property being appraised and are based on subjective determinations, such as the extent to which the properties used for comparison purposes are comparable to the property being evaluated and the rate at which a prospective purchaser would capitalize the cash flow of the property to determine a purchase price. Accordingly, such appraisals may result in us realizing less contingent interest from a tax-exempt mortgage revenue bond or a taxable mortgage or taxable bond than we would have realized had the underlying property been sold.

We will be exposed to additional credit risk if we make a taxable loan on a property.

We expect that any taxable mortgage loans that secure tax-exempt mortgage revenue bonds held by us will be non-recourse obligations of the property owner. We may occasionally acquire taxable notes relating to or make taxable mortgage loans secured by multifamily properties that are also financed by tax-exempt mortgage revenue bonds held by us. We would do this in order to provide financing for capital improvements at these properties or to otherwise support property operations when we determine it is in our best long-term interest. As a result, the source of principal and interest payments for these assets will be the net cash flow generated by these properties or the net proceeds from the sale of these properties. The net cash flow from the operation of a property may be affected by many things as discussed above. In addition, any payment of principal and interest on a taxable loan on a particular property will be subordinate to payment of all principal and interest on the tax-exempt mortgage revenue bond secured by the same property. As a result, there may be a higher risk of default on the taxable loans than on the associated tax-exempt mortgage revenue bonds. If a property is unable to sustain net cash flow at a level necessary to pay current debt service obligations on the taxable loan on such property, a default may occur. While these taxable loans are secured by the underlying properties, in general, we do not expect to pursue foreclosure or other remedies against a property upon default of a taxable mortgage loan if the property is not in default on the tax-exempt bonds financing the property. In addition, our investments in taxable notes may not be secured by the underlying property in which case we would not be able to foreclose on the property upon a default of the taxable note. As a result, we may not recover some or all of the outstanding principal balance and accrued interest on the note, and we could suffer a loss.

Our tax-exempt mortgage revenue bonds and other assets will be illiquid assets, and their value may decrease.

The majority of our assets will consist of tax-exempt mortgage revenue bonds. These tax-exempt mortgage revenue bonds and the other assets we expect to acquire are relatively illiquid, and there is no existing trading market for them. As a result, there are no market makers, price quotations or other indications of a developed trading market for these tax-exempt mortgage revenue bonds. In addition, no rating has been issued on any of the existing tax-exempt mortgage revenue bonds and taxable notes we intend to acquire with the proceeds of this offering and the concurrent private placements and we do not expect to obtain ratings on mortgage revenue bonds or other assets we may acquire in the future. Accordingly, any buyer of these assets would need to perform its own due diligence prior to a purchase. As a result, our ability to sell assets, and the price we may receive upon their sale, will be affected by the number of potential buyers, the number of similar securities on the market at the time and a number of other market conditions. As a result, such a sale could result in a significant loss to us.

The rent restrictions and occupant income limitations imposed on properties financed by our tax-exempt mortgage revenue bonds and other assets may limit the revenues of such properties.

The apartment properties securing our tax-exempt mortgage revenue bonds and other assets are subject to certain U.S. federal, state and/or local requirements with respect to the permissible income of their tenants. Since U.S. federal rent subsidies are not generally available on these properties, rents must be charged on a designated portion of the units at a level to permit these units to be continuously occupied by low or moderate income persons or families. As a result, these rents may not be sufficient to cover all operating costs with respect to these units and debt service on the applicable tax-exempt mortgage revenue bond or other assets. This may force the property owner to charge rents on the remaining units that are higher than they would be otherwise and may, therefore, exceed competitive rents. This may adversely affect the occupancy rate of a property securing an investment and the property owner’s ability to service its debt.

There are a number of risks related to the construction of multifamily apartment properties that may affect the tax-exempt mortgage revenue bonds secured by these properties.

Our governing instruments do not limit the types of investments we may make, and thus as an additional component of our investment strategy, we may, occasionally and on a selective basis, acquire construction financing commitments and invest in tax-exempt revenue bonds secured by multifamily housing properties that are still under construction. Construction of such properties generally takes approximately 12 to 18 months and risks that construction of the property will be substantially delayed or never completed. This may occur for a number of reasons including (i) insufficient financing to complete the project due to underestimated construction costs or cost overruns; (ii) failure of contractors or subcontractors to perform under their agreements; (iii) inability to obtain governmental approvals; (iv) labor disputes; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer. If a property is not completed, or costs more to complete than anticipated, it may cause us to receive less than the full amount of interest owed to us on the tax-exempt bond financing such property or otherwise result in a default under the mortgage loan that secures our tax-exempt bond on the property. In such case, we may be forced to foreclose on the incomplete property and sell it in order to recover the principal and accrued interest on our tax-exempt bond and we may suffer a loss of capital as a result. Alternatively, we may decide to finance the remaining construction of the property, in which event we will need to invest additional funds into the property. Any return on this additional investment would not be tax-exempt. Also, if we foreclose on a property, we will no longer receive tax-exempt interest on the bond issued to finance the property. The overall return to the company from its investment in such property is likely to be less than if the construction had been completed on time or within budget.

The properties securing certain of our tax-exempt mortgage revenue bonds and other assets may not be completely insured against damages from hurricanes and other major storms.

Due to the significant losses incurred by insurance companies in recent years due to damages from hurricanes, many property and casualty insurers now require property owners to assume the risk of first loss on a larger percentage of their property’s value. As a result, if any of the properties securing our tax-exempt mortgage revenue bonds or other assets were damaged in a hurricane or other major storm, the amount of uninsured losses could be significant and the property owner may not have the resources to fully rebuild the property and this could result in a default on the tax-exempt mortgage revenue bonds or other asset secured by the property. In addition, the damages to a property may result in all or a portion of the rental units not being rentable for a substantial period of time, if at all. Unless a property owner carries rental interruption insurance, this loss of rental income would reduce the cash flow available to pay interest on our tax-exempt mortgage revenue bonds or other asset collateralized by these properties.

The properties securing our tax-exempt mortgage revenue bonds or other assets may be subject to liability for environmental contamination, which could increase the risk of default on such bonds or loss of our investment.

The owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on its property. Various U.S. federal, state and local laws often impose such liability without regard to whether the owner or operator of real property knew of, or was responsible for, the release of such hazardous substances. We cannot assure you that the properties that secure our tax-exempt mortgage revenue bonds or other assets will not be contaminated. The costs associated with the remediation of any such contamination may be significant and may exceed the value of a property or result in the property owner defaulting on the tax-exempt mortgage revenue bond or other asset secured by the property or otherwise result in a loss of our investment in a property.

If we acquire ownership of apartment properties, we will be subject to all of the risks normally associated with the ownership of commercial real estate.

We may acquire ownership of apartment complexes securing tax-exempt mortgage revenue bonds or other assets held by us in the event of a default on such bonds or assets. In this case, during the time we own an apartment complex, we will generate taxable income or losses from the operations of such property rather than tax-exempt interest. In addition, we will be subject to all of the risks normally associated with the operation of commercial real estate including declines in property value, occupancy and rental rates and increases in operating expenses. We may also be subject to government regulations, natural disasters and environmental issues, any of which could have a material adverse effect on our financial results and ability to make distributions to common unitholders.

There are a number of risks related to the lease-up of newly renovated properties that may affect the tax-exempt mortgage revenue bonds and other assets secured by these properties.

We may acquire tax-exempt mortgage revenue bonds and other assets secured by properties in various stages of renovation. As renovation is completed, these properties will move into the lease-up phase. The lease-up of these properties may not be completed on schedule or at anticipated rent levels, resulting in a greater risk that these investments may go into default than investments secured by mortgages on properties that are stabilized or fully leased-up. The underlying property may not achieve expected occupancy or debt service coverage levels. While we may require property developers to provide us with a guarantee covering operating deficits of the property during the lease-up phase, we may not be able to do so in all cases or such guarantees may not fully protect us in the event a property is not leased up to an adequate level of economic occupancy as anticipated.

Risks Related to Our Management and Our Relationship with Our Manager and

Our General Partner and Red Stone

We are dependent on our manager, general partner, Red Stone and their key personnel for our success, and we may not find a suitable replacement for our manager or our general partner if either of them is removed or resigns, or if key personnel leave the employment of our manager or our general partner or Red Stone or otherwise become unavailable to us.

We have no separate facilities and are completely reliant on our manager for our day-to-day management. Our general partner has significant discretion as to the implementation of our acquisition and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of our manager, our general partner and Red Stone. The executive officers and key personnel of our manager will evaluate, close and monitor our acquisitions of assets, and our success will depend on their continued service. None of our manager, our general partner nor Red Stone maintains employment agreements with its executive officers or key personnel. The departure of any of the executive officers or key personnel of our manager, our general partner or Red Stone or the failure of our manager, our general partner or Red Stone to attract and retain key personnel, including a permanent chief financial officer, could have a material adverse effect on our performance. In addition, we offer no assurance that our manager and our general partner will remain our manager and our general partner or that we will continue to have access to their principals and professionals. If our manager or our general partner is removed or resigns and no suitable replacement is found to manage us or we are unable to find a suitable replacement on a timely basis, we may not be able to execute our business strategy. We will have no employees. Each of our manager’s and our general partner’s officers and directors is also an employee of Red Stone and/or one of its affiliates, and most of them have responsibilities and commitments in addition to their responsibilities to us. None of our manager, our general partner nor Red Stone is obligated to dedicate any of their personnel exclusively to us, nor are they or their personnel obligated to dedicate any specific portion of its or their time to our business. No assurances can be given that they will act in our best interests with respect to the allocation of personnel, services and resources to our business. The failure of any of the key personnel of our manager, our general partner or Red Stone to service our operations with the requisite time and dedication could materially and adversely affect our ability to execute our business strategy.

In addition, we, our manager and our general partner will rely on the resources of Red Stone in the implementation and execution of our business strategy. In particular, we, our manager and our general partner will depend on Red Stone’s established operational platform, including its sourcing capabilities, diligence, risk monitoring abilities and technology platforms to execute our business strategy. Our manager will, pursuant to the resource sharing agreement, have access to, among other things, Red Stone’s information technology, office space, legal, marketing and other back office functions. We offer no assurance that we, our manager and our general partner will continue to have access to Red Stone’s operational platform and if this platform becomes unavailable to us, we may not be able to execute our business strategy. All of these factors increase the uncertainty and risk of investing in our common units.

There are conflicts of interest in our relationship with our manager, our general partner, Red Stone and their affiliates, which could result in decisions that are not in the best interests of our common unitholders.

We are subject to conflicts of interest arising out of our relationship with our manager, our general partner, Red Stone and their affiliates. Our manager’s and our general partner’s officers and personnel engage in other business and provide services to other parties, and we will compete with these other parties for our manager’s and our general partner’s and Red Stone’s resources and support. Each of our manager’s and our general partner’s officers and employees is also an employee of Red Stone, and the ability of our manager and our general partner and its officers and personnel to engage in other business activities, including the management of other entities, may reduce the time our general partner, our manager and their officers and personnel spend managing us.

There may also be conflicts in allocating assets that are suitable for us and other entities advised by or affiliated with our manager, our general partner, Red Stone and their affiliates. For example, the RS/PIM investment program has a portfolio of tax-exempt mortgage revenue bonds and other assets that is currently being managed by an affiliate of Red Stone, and Red Stone has purchased approximately $165 million of tax exempt mortgage revenue bonds and other assets with another funding source since March 2010. While Red Stone is under no obligation to continue to purchase assets with this funding source and the RS/PIM investment program has terminated its investment phase, Red Stone may purchase assets with these ventures in the future. In addition, in 2011, Red Stone entered into a $25 million joint venture with an institutional investor pursuant to which it is anticipated that the joint venture will acquire approximately $100 million of mortgage revenue bonds. In addition, it is possible in the future that Red Stone, our manager, our general partner and their affiliates, may have clients or ventures that compete directly with us for investment opportunities. Our management agreement provides, however, that during its term, we will be the exclusive public vehicle sponsored by Red Stone or its affiliates that is primarily focused on the purchase of tax-exempt multi-family mortgage revenue bonds secured by stabilized multi-family properties. There may be certain situations where our manager, our general partner or Red Stone allocates assets that may be suitable for us to other entities advised by or affiliated with our manager, our general partner, Red Stone or their affiliates instead of to us. See “Management—Conflicts of Interest.”

We have agreed to pay to our manager an administrative fee that is not tied to our performance of our portfolio. Our manager’s entitlement to an administrative fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our common unitholders and the market price of our common units. In addition to the fees payable to our manager under the management agreement, our manager, Red Stone and their affiliates may benefit from other fees paid to them in respect of our investments. For example, Red Stone or our manager may act as servicer for our assets or, if we seek to securitize our assets, Red Stone or our manager may act as collateral manager. In any of these or other capacities, Red Stone or our manager may receive fees for their roles, but only if approved by a majority of our general partner’s independent directors based on prevailing market rates.

Concurrently with the closing of this offering, we expect that we will sell              common units, in concurrent private placements, to principals of our manager and certain of their affiliates and affiliates of PREI, at the initial public offering price per unit. The holders of our common units purchased in the concurrent private placements may sell such units at any time after              following the date of this prospectus. To the extent that principals of our manager and certain of their affiliates sell some of their units, our manager’s and Red Stone’s interests may be less aligned with our interests.

Our manager and our general partner and their affiliates have no prior experience operating a public limited partnership and therefore may have difficulty in successfully and profitably operating our business or complying with regulatory requirements, including the Sarbanes-Oxley Act, which may hinder their ability to achieve our objectives.

Prior to this offering, our manager and its affiliates have no experience operating a public limited partnership or complying with regulatory requirements, including the Sarbanes-Oxley Act. We cannot assure you that our manager, Red Stone or our management team will perform on our behalf as they have in their previous endeavors. The inexperience of our manager and its affiliates described above may hinder our manager’s ability to achieve our objectives and we cannot assure you that we will be able to successfully execute our business strategies as a public limited partnership or comply with regulatory requirements applicable to public companies.

Our failure to make investments on favorable terms that satisfy our asset acquisition strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time in the future would materially and adversely affect us.

Our ability to achieve our asset acquisition objectives depends on our ability to grow, which depends, in turn, on the management team of our manager and its ability to identify and to make asset acquisitions on favorable terms that meet our asset acquisition criteria as well as on our access to financing on acceptable terms. Our ability to grow is also dependent upon our manager’s and Red Stone’s ability to successfully hire, train, supervise and manage new personnel. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our manager will be entitled to receive administrative fees regardless of our performance.

We have agreed to pay to our manager an administrative fee that is not tied to our performance. Our manager’s entitlement to an administrative fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our common unitholders and the market price of our common units. Furthermore, the compensation payable to our manager was negotiated between related parties and may not be as favorable to us as if it was negotiated on an arm’s length basis with unaffiliated third parties.

Risks Related to Our Organizational Structure

Anti-takeover provisions in our partnership agreement could discourage a change of control that our common unitholders may favor, which could also materially adversely affect the market price of our common units.

Provisions in our partnership agreement may make it more difficult and expensive for a third party to acquire control of us, even if a change of control would be beneficial to our common unitholders. Under our partnership agreement, which will be in effect at the time this offering is completed, our common unitholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management’s decisions regarding our business. For example, our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any common unitholder.

Our partnership agreement provides that our general partner may not be removed for a period of three years following the closing of this offering. Additionally, our general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of the outstanding units (excluding any common units held by our manager, our general partner, Red Stone and any of their affiliates) and we receive an opinion of counsel regarding limited liability. Generally, each record holder of our common units is entitled to a number of votes equal to the number of common units held. However, if at any time any person or group (other than our manager, our general partner and its affiliates, or a direct or subsequently approved transferee of our manager, our general partner or their affiliates) acquires, in the aggregate, beneficial ownership of 9.8% or more of any class of our common units then outstanding, that person or group will lose voting rights on all of its common units and the common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of common unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. However, the board of directors of our general partner may, in its sole discretion, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular person or group. The market price of our common units could be adversely affected to the extent that these provisions of our partnership agreement discourage potential takeover attempts, or other transactions, that our common unitholders may favor.

Our common unitholders do not elect our general partner or vote on our general partner’s directors and will have limited ability to influence decisions regarding our business.

Our manager, Red Stone Tax Exempt Management LLC, which is wholly-owned by Red Stone Financial Services LLC, will conduct all of our day-to-day operations and activities, subject to the oversight and supervision of our general partner. The limited liability company agreement of our general partner establishes a board of directors that will be responsible for the oversight and supervision of our business and operations. Our general partner’s board of directors will be elected in accordance with its limited liability company agreement, where the sole member of our general partner will have the power to appoint and remove the directors of our general partner.

Our common unitholders do not elect our general partner or its board of directors and, unlike the holders of common stock in a corporation, will have only limited voting rights on matters affecting our business and therefore limited ability to influence decisions regarding our business. Furthermore, if our common unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our partnership agreement provides that our general partner may not be removed for a period of three years following the closing of this offering. Additionally, our general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of the outstanding units (excluding any common units held by our manager, our general partner, Red Stone and any of their affiliates) and we receive an opinion of counsel regarding limited liability.

We are a limited partnership and as a result will qualify for and intend to rely on exceptions from certain corporate governance and other requirements under the NYSE rules.

We are a limited partnership and will qualify for exceptions from certain corporate governance and other requirements of the NYSE rules. Pursuant to these exceptions, limited partnerships may elect not to comply with certain NYSE corporate governance requirements, including the requirements (1) that we have a board of directors a majority of whom consist of independent directors, (2) that we have a nominating/corporate governance committee that is composed entirely of independent directors, (3) that we have a compensation committee that is composed entirely of independent directors and (4) that we have an audit committee that is composed entirely of independent directors. In addition, we will not be required to hold annual meetings of our common unitholders. Following this offering, we intend to avail ourselves of certain of these exceptions. Accordingly, you will not have the same protections afforded to equityholders of entities that are subject to all of the NYSE corporate governance requirements.

Our partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our general partner and limit remedies available to common unitholders for actions that might otherwise constitute a breach of duty. It will be difficult for a common unitholder to successfully challenge a resolution of a conflict of interest by our general partner or by its conflicts committee.

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligations to us or our common unitholders whatsoever. When our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable,” then our general partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners and will not be subject to any different standards imposed by the partnership agreement, the Delaware Revised Limited Partnership Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our common unitholders will only have recourse and be able to seek remedies against our general partner if our general partner breaches its obligations pursuant to our partnership agreement. Unless our general partner breaches its obligations pursuant to our partnership agreement, we and our common unitholders will not have any recourse against our general partner even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our partnership agreement, our partnership agreement provides that our general partner and its officers and directors will not be liable to us or our common unitholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These modifications are detrimental to the common unitholders because they restrict the remedies available to common unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Whenever a potential conflict of interest exists between us and our general partner, our general partner will have the power to resolve such conflict of interest. If our general partner determines that its resolution of the conflict of interest is on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is fair and reasonable to us, taking into account the totality of the relationships between us and our general partner, then it will be presumed that in making this determination, our general partner acted in good faith. Our general partner will not be required to obtain a fairness opinion. A common unitholder seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

Also, if our general partner obtains the approval of the conflicts committee of our general partner, the resolution will be conclusively deemed to be fair and reasonable to us and not a breach by our general partner of any duties it may owe to us or our common unitholders. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. If you choose to purchase a common unit, you will be treated as having consented to the provisions set forth in the partnership agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, common unitholders will, as a practical matter, not be able to successfully challenge an informed decision by the conflicts committee. See “Management—Conflicts of Interest.”

The control of our general partner may be transferred to a third party without common unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or consolidation without the consent of our common unitholders. Furthermore, at any time, the members of our general partner may sell or transfer all or part of their limited liability company interests in our general partner without the approval of the common unitholders, subject to certain restrictions as described elsewhere in this prospectus. A new owner could have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as Red Stone’s track record. If any of the foregoing were to occur, we could experience difficulty in making new investments, and our business, our results of operations and our financial condition could materially suffer.

We intend to make regular quarterly distributions to our common unitholders, but our ability to do so may be limited by our holding partnership structure, applicable provisions of Delaware law and contractual restrictions.

We intend to make regular quarterly distributions to holders of our common units in an amount generally equal to at least 90% of Distributable Earnings over time. However, the declaration and payment of any distributions will be at the sole discretion of our general partner, which may change our distribution policy at any time. Our general partner will take into account our actual operating results, general economic and business conditions, the amount of interest received on our tax-exempt mortgage revenue bonds and other investments, our financing costs, our operating expenses and any other expenditures, our working capital requirements, anticipated cash needs and the amount of cash held in our reserve, contractual restrictions and obligations, including restrictions pursuant to our financing agreements, legal, and regulatory restrictions, and such other factors as our general partner may deem relevant. Under the Delaware Revised Limited Partnership Act, we may not make a distribution to a partner if after the distribution all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Revised Limited Partnership Act would be liable to us for the amount of the distribution for three years. Furthermore, by paying cash distributions rather than investing that cash in our operations, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

If we were deemed an “investment company” under the 1940 Act, applicable restrictions could make it impractical for us to continue our operations as contemplated and could have a material adverse effect on our operations and we generally would be treated as a corporation for U.S. federal income tax purposes.

We intend to conduct our operations so that neither we nor our subsidiaries are required to register as an investment company under the 1940 Act. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters, and we generally would be treated as a corporation for U.S. federal income tax purposes. Further, as an entity not subject to the 1940 Act, none of its protections (disinterested directors, custody requirements for securities and regulation of the relationship between a fund and its advisor) will be applicable to the company.

Risks Related to Our Common Units and this Offering

There may not be an active trading market for our common units, which may cause our common units to trade at a discount from the initial offering price and make it difficult to sell the common units you purchase.

Prior to this offering, there has been no public trading market for our common units. It is possible that after this offering an active trading market will not develop or continue, which would make it difficult for you to sell your common units at an attractive price or at all. The initial public offering price per common unit will be determined by agreement among us and the representatives of the underwriters, and may not be indicative of the price at which our common units will trade in the public market after this offering.

Our common unit price may decline due to the large number of common units eligible for future sale.

The market price of our common units could decline as a result of sales of a large number of common units in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell common units in the future at a time and at a price that we deem appropriate. Upon completion of this offering and the concurrent private placements we will have a total of              of our common units outstanding, or              common units assuming the underwriters exercise in full their option to purchase additional common units. All of the              common units sold in this offering, or              common units assuming the underwriters exercise in full their option to purchase addition common units, will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” See “Common Units Eligible for Future Sale.” Subject to the lock-up restrictions described herein, we may issue and sell in the future additional common units.

Under our 2011 equity incentive plan, we intend to grant              restricted common units, which are subject to specified vesting requirements, to officers, personnel and directors of our general partner and our manager at the time of the completion of this offering (of which              will be vested at the time of this offering).

In addition, our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. In accordance with the Delaware Revised Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partnership interests that have certain designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to common units.

The market price of our common units may be volatile, which could cause the value of your investment to decline.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of common units in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common units could decrease significantly. You may be unable to resell your common units at or above the initial public offering price.

Risks Related to Our Taxation

If we were to fail to qualify as a partnership for U.S. federal income tax purposes, our income and items of deduction would not pass through to our common unitholders, we would be required to pay U.S. federal, state and local tax (including AMT) at regular corporate rates on our net taxable income, and distributions by us to our common unitholders would be treated as taxable dividends to the extent of our earnings and profits.

We intend to operate as a partnership for U.S. federal income tax purposes and, based on the opinion of our counsel, we believe we should qualify to be treated as a partnership for such purposes. However, there is a lack of direct authority regarding the treatment as a partnership for U.S. federal income tax purposes of an entity engaged in activities closely comparable to our contemplated activities, particularly with regard to the circumstances under which such an entity may be considered engaged in a financial business, which would preclude partnership treatment.

We expect to be treated as a publicly traded partnership following the completion of our initial public offering. In general, if a partnership is “publicly traded” (as defined in the Code) it will be treated as a corporation for U.S. federal income tax purposes. A publicly traded partnership will, however, be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes, so long as (i) 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code (other than certain failures to meet this requirement that are deemed to be inadvertent and that are cured within a reasonable time period) and (ii) the partnership is not required to register under the 1940 Act. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes, among other things, rents, dividends, interest, capital gains from the sale or other disposition of stocks, bonds and real property, other income derived from the business of investing in (among other things) stocks and securities and, under Treasury regulations, income from certain “notional principal contracts.” However, interest income derived from a “financial business” or based, directly or indirectly, on the profits of any person and income and gains derived by a “dealer” in securities are not treated as qualifying income. We intend to acquire and hold our tax-exempt bonds and other securities for our own account as investments and do not intend to act as a dealer in securities or to engage in a financial business. However, there is a lack of direct authority regarding the foregoing. Accordingly, there can be no assurance that the IRS would not assert that we are engaged in a financial business and as a result we do not meet the qualifying income exception and that a court would not sustain such assertion.

If less than 90% of our gross income constitutes qualifying income or if we are required to register under the 1940 Act, we generally would be treated as a corporation for U.S. federal income tax purposes. In such event, our items of income and deduction would not pass through to our common unitholders, and our common unitholders would be treated for U.S. federal income tax purposes as stockholders in a corporation. Also, we would be required to pay U.S. federal, state and local income tax at regular corporate rates on our net taxable income, and our U.S. federally tax-exempt income generally would be included in determining our AMT liability. Additionally, distributions by us to our common unitholders would constitute taxable dividend income to the extent of our earnings and profits, which would include tax-exempt income recognized by us as well as any taxable income we might have, and the payment of these distributions would not be deductible by us. Finally, distributions paid to non-U.S. common unitholders of our common units would be subject to U.S. federal withholding taxes at a rate of 30% (or such lower rate provided by an applicable tax treaty). These consequences would have a material adverse effect on us, our common unitholders and the value of our common units. See “Certain Material U.S. Federal Income Tax Considerations—Partnership Classification.”

Our ability to allocate and distribute to our common unitholders income that is exempt from U.S. federal income tax will depend on the qualification of the assets in which we invest. We expect that a portion of the interest income we earn will be taxable in many states and localities, and most of our income will be includable in our common unitholders’ calculation of AMT.

We will not directly or indirectly acquire a tax-exempt bond unless we receive, or there has been previously issued, an opinion of nationally recognized bond counsel, delivered on the date of issuance of the bond, to the effect that interest on such bond will be exempt from regular U.S. federal income taxation. The opinion of bond counsel will not be binding on the Internal Revenue Service (the “IRS”) or the courts.

Even if a bond qualifies as tax-exempt upon issuance, events occurring after the date of issuance may cause interest on such bond to be includable in gross income for U.S. federal income tax purposes. For example, the IRS establishes certain requirements, such as restrictions on the investment of the proceeds of the bond issue, limitations on the use of proceeds of such issue and the property financed by such proceeds, and the payment of certain excess earnings to the U.S. federal government, that must be met after the issuance of a tax-exempt bond for interest on such tax-exempt bond to remain excludible from gross income for U.S. federal income tax purposes. The issuers and the underlying obligors of the tax-exempt bonds generally covenant to comply with such requirements and the opinion of bond counsel generally assumes continuing compliance with such requirements. In addition, for tax-exempt bonds issued by a charitable organization described in Section 501(c)(3) of the Code, the continued exclusion of interest from gross income for U.S. federal income tax purposes on such bonds depends on the continuing exempt status of the issuer. Failure to comply with these continuing requirements may cause the interest on a tax-exempt bond to be includable in gross income for U.S. federal income tax purposes retroactive to its date of issue, regardless of when such noncompliance occurs.

In addition, the IRS has an ongoing enforcement program that involves the audit of tax-exempt bonds to determine whether an issue of bonds satisfies all of the requirements that must be met for interest on such bonds to be excludible from gross income for U.S. federal income tax purposes. From time to time, some of the tax-exempt bonds we directly or indirectly own may become the subject of such an audit by the IRS, and the IRS may determine that the interest on such bonds is includable in gross income for U.S. federal income tax purposes, either because the IRS has taken a legal position adverse to the conclusion reached by bond counsel in its opinion pertaining to the bond issue or as a result of an action taken or not taken after the bond’s issuance.

Interest on a bond, other than a bond issued by a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we are a “substantial user” of the underlying property or a person “related to” a substantial user. We or one of our affiliates, as applicable, will be a related person of a substantial user for this purpose if, among other things, we directly, or indirectly by attribution, own more than a specified percentage of the capital or profits interests in the substantial user. The attribution rules under U.S. federal income tax law are complex and the preceding sentence is not intended to be a complete summary of their application. While we do not expect to be a substantial user of the properties financed with the proceeds of the bonds we acquire or a person related to a substantial user, there can be no assurance that this will be the case or that the IRS will not challenge our status in this regard. If we were treated as a substantial user or a related party thereto interest on the associated bond would be includable in gross income for U.S. federal income tax purposes.

If interest paid on any tax-exempt bond in which we directly or indirectly invest is determined to be taxable subsequent to our acquisition of such bond, the IRS may demand that our common unitholders pay U.S. federal income tax on the interest income allocated to them, thereby adversely reducing our common unitholders’ after-tax yield. A determination that interest on a tax-exempt bond we directly or indirectly own is includable in gross income for U.S. federal income tax purposes retroactively to its date of issue may, likewise, cause a portion of prior years’ interest allocations received by our common unitholders to be taxable to those common unitholders in the year of allocation.

Even if the interest income we earn is exempt from U.S. federal income tax, we expect that such income will be taxable in many states and localities. In addition, interest on tax-exempt bonds generally is an item of tax preference for purposes of the AMT. However, interest on 501(c)(3) bonds generally is includable in the determination of AMT only for our common unitholders that are corporations.

We may have to pay some taxes, which may reduce cash available for distribution to our common unitholders.

Even if we qualify and remain qualified to be treated as a partnership for U.S. federal income tax purposes, we (or the entities in which we invest) may be subject to income or franchise taxes, and any taxable corporate subsidiaries that we may form would be required to pay U.S. federal, state and local taxes on their net taxable income. In addition, to the extent such taxable corporate subsidiaries earn tax-exempt interest income, such income would be a preference item and would be includable in the determination of the subsidiaries’ AMT liability. To the extent we (or entities in which we invest) or any such taxable corporate subsidiaries were required to pay U.S. federal, state or local taxes, including AMT, we would have less cash available for distribution to our common unitholders.

We may generate taxable income which will be allocated to our common unitholders, and depending upon the nature of our operations, such income could be significant.

In connection with our investments in tax-exempt bonds, we may enter into warehouse credit facilities. Pursuant to the terms of such warehouse credit facilities, we may not be treated as the owner, for U.S. federal income tax purposes, of the underlying tax-exempt bonds. To the extent we engage in such transactions directly or through a pass-through subsidiary, we will be treated as earning derivative income for U.S. federal income tax purposes as opposed to tax-exempt interest income. Such income will be allocated to our common unitholders and taxable as ordinary income for U.S. federal income tax purposes. In addition, to the extent we receive dividend income from any taxable corporate subsidiaries that we may form, such income would be taxable as dividend income to our common unitholders. We may also generate capital gains upon our sale of our tax-exempt bonds, which will be allocated to our common unitholders and taxable as capital gain income for U.S. federal income tax purposes. Moreover, to the extent that we purchase tax-exempt bonds with “market discount” (generally, where we purchase such bond at less than the price at which it was issued) we will recognize taxable ordinary income at the time we receive principal payments on such bonds or upon the sale or redemption of such bonds, which would be allocated to our common unitholders. We may also invest in taxable securities, the income on which would be allocated to our common unitholders. Accordingly, depending upon the nature of our activities, taxable income allocated to our common unitholders could be significant.

To the extent we generate taxable income, including income subject to the AMT, our common unitholders will be subject to U.S. federal income taxation on this income, whether or not they receive cash distributions from us.

As investors in a partnership for U.S. federal income tax purposes, our common unitholders will be responsible for U.S. federal income tax on their proportionate share of any taxable income, including income subject to the AMT, recognized by us, whether or not we make cash distributions. In addition, certain of our assets may produce taxable income without corresponding distributions of cash to us or produce taxable income prior to or following the receipt of cash in respect of such income. Consequently, it is possible that the U.S. federal income tax liability of common unitholders with respect to their respective allocable shares of our taxable earnings in a particular taxable year could exceed the cash distributions we make to common unitholders with respect to that taxable year, thus requiring out-of-pocket tax payments by common unitholders. Furthermore, if we did not make cash distributions with respect to a taxable year, common unitholders would still have a tax liability attributable to their allocation of any taxable income for that taxable year.

Certain interest expense allocated by us to our common unitholders will not be deductible for U.S. federal income tax purposes.

We expect to incur interest expense in connection with our investment activities. U.S. federal income tax law generally disallows any deduction for interest paid by a taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. Therefore, a common unitholder’s allocable portion of any interest that we pay on our borrowings and/or any interest paid by a common unitholder on indebtedness incurred to purchase or carry our common units should be viewed in whole or in part as incurred to enable such common unitholder to purchase or carry tax-exempt obligations owned by us and, therefore, the deduction of any such interest by a common unitholder should be disallowed in whole or in part.

Holders of our common units may recognize a greater taxable gain (or a smaller tax loss) on a disposition of our common units than expected because of the treatment of our debt under the partnership tax accounting rules.

We expect to incur debt for a variety of reasons, including for acquisitions of investments as well as other purposes. Under partnership tax accounting principles (which apply to us), our debt generally is allocable to holders of our common units, who will realize the benefit of including their allocable share of our debt in the tax basis of their common units. A common unitholder’s tax basis in our common units will be adjusted for, among other things, distributions of cash and allocations of our losses, if any. At the time a common unitholder sells its common units, the common unitholder’s amount realized on the sale will include not only the sales price of the common units but also such holder’s portion of our debt allocable to those common units (which is treated as proceeds from the sale of those common units). Depending on the nature of our activities after having incurred the debt, and the utilization of the borrowed funds, a later sale of our common units could result in a larger taxable gain (or a smaller tax loss) than anticipated.

There can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as U.S. effectively connected income with respect to non-U.S. common unitholders.

While we believe that our method of operation will not result in us generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. common unitholders, there can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. common unitholders. To the extent our income is treated as effectively connected income, non-U.S. common unitholders generally would be required to (i) file a U.S. federal income tax return for such year reporting their allocable portion, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at graduated U.S. tax rates on any such income. Additionally, we would be required to withhold tax (currently at a rate of 35%) on a non-U.S. common unitholder’s allocable share of any effectively connected income. Moreover, non-U.S. common unitholders that are corporations would be required to pay U.S. federal branch profits tax at a 30% rate (or a lower rate provided by applicable treaty). Finally, to the extent our income is treated as effectively connected income, it may also be treated as nonqualifying income for purposes of the qualifying income exception, thereby potentially adversely affecting our ability to qualify or remain qualified as a partnership for U.S. federal income tax purposes.

The IRS may challenge our allocations of income, gain, loss, deduction and credit.

Our partnership agreement provides for the allocation of income, gain, loss, deduction and credit among the holders of our common units. The rules regarding partnership allocations are complex, and it is possible that the IRS could challenge successfully the allocations in our partnership agreement and reallocate items of income, gain, loss, deduction and credit in a manner which reduces benefits or increases income allocable to holders of our common units. See “Certain Material U.S. Federal Income Tax Considerations—Allocation of Income, Gain, Loss, Deduction or Credit.”

The IRS Schedules K-1 we will provide will be significantly more complicated than the IRS Forms 1099 provided by REITs and regular corporations, and holders of our common units may be required to request an extension of time to file their income tax returns.

Holders of our common units are required to take into account their allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with their taxable year. Because holders of our common units will be required to report their allocable shares of each item of our income, gain, loss, deduction, and credit on their tax returns, tax reporting for holders of our common units will be significantly more complicated than for shareholders in a regular corporation. We will provide tax information to holders of our common units within 75 days after the close of each fiscal year. It is possible that holders of our common units will need to apply for extensions of time to file their tax returns.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities.

In order for us to qualify and remain qualified to be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, at least 90% of our gross income each taxable year must consist of interest, dividends, capital gains and other types of “qualifying income,” and we must generally avoid being treated as engaged in a financial business or acting as a dealer in securities. Also, we must avoid being required to register under the 1940 Act. In order to comply with these requirements, we may be required to form and invest through taxable corporate subsidiaries and/or forego otherwise attractive business or investment opportunities. Thus, compliance with these requirements may adversely affect our ability to operate solely to maximize profits.

Our structure involves complex provisions of U.S. federal income tax law for which there is a lack of direct authority, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to us and our common unitholders.

Our U.S. federal tax treatment, and the U.S. federal income tax treatment of our common unitholders, depends in some instances on certain determinations of fact and interpretations of certain complex provisions of U.S. federal income tax law for which there is a lack of direct authority. Holders of common units should also be aware that the U.S. federal income tax rules are constantly under review by Congress and the IRS, possibly resulting in changes in the law or authority on issues for which there previously was a lack of direct authority as well as revised interpretations of established concepts. The IRS pays close attention to the proper application of tax laws to partnerships and investments in tax-exempt bonds. The present U.S. federal income tax treatment of us and an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made by us. We and holders of our common units could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “will” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	our business and asset acquisition strategy;

•	our projected financial and operating results;

•	the availability of attractive risk-adjusted opportunities in tax-exempt mortgage revenue bonds and other assets that satisfy our objectives and asset acquisition strategy;

•	our expected distribution level;

•

our ability to obtain and maintain financing arrangements, including bank credit facilities (including term loans and revolving facilities), warehouse facilities and securitizations and the terms of such arrangements;

•	our expected leverage levels;

•	market trends in the multifamily affordable housing industry, interest rates, real estate values, the debt securities markets or the general economy;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of those actions, initiatives and changes;

•	our expected portfolio of assets and changes in the composition of our portfolio of assets;

•	changes in the value of our assets;

•	interest rate mismatches between our target assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	the performance, financial condition and liquidity of borrowers;

•	defaults on our taxable mortgages and the mortgage loans securing our tax-exempt mortgage revenue bonds and taxable bonds;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	effects of interest rate cap agreements on our adjustable-rate investments;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to qualify as a partnership not taxable as a corporation for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our common unitholders in the future;

•	our understanding of our competition; and

•	use of the proceeds of this offering and the concurrent private placements.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from this initial public offering of our common units, after deducting the underwriting discount and our estimated offering and organizational expenses, will be approximately $             million (based on the offering price of $             per common unit set forth on the cover of this prospectus). We estimate that our net proceeds will be approximately $             million if the underwriters exercise their over-allotment option in full.

In addition, we expect that in the concurrent private placements we will (i) sell our common units to principals of our manager and certain of their affiliates, at the initial public offering price per common unit, for an aggregate investment of $2.5 million and (ii) sell              common units to affiliates of PREI for an aggregate investment of $7.5 million at the initial public offering price per unit. We estimate that our aggregate net proceeds from this offering and the concurrent private placements will be approximately $            million (or $             million if the underwriters exercise their over-allotment option in full). No underwriting discount is payable in connection with the sale of common units to             in the concurrent private placements.

We intend to use substantially all of the net proceeds of this initial public offering and the concurrent private placements to acquire a portfolio of 13 fixed rate, tax-exempt mortgage revenue bonds secured by multifamily apartment properties, two unsecured floating rate, taxable notes, and other investments meeting our investment criteria. See “Business—Initial Portfolio” for a description of the assets that we intend to acquire using the net proceeds of this offering and the concurrent private placements. We intend to use any remaining net proceeds from this initial public offering and the concurrent private placements to fund the acquisition of additional assets from our pipeline or other sources. See “Business—Pipeline” for a description of our pipeline of additional mortgage revenue bonds. Until we have used any remaining net proceeds to acquire additional assets, we may invest such remaining net proceeds in interest-bearing short-term investments, including money market accounts. These short-term investments are expected to provide a lower net return than we will seek to achieve from our target assets. In the event that our net proceeds from this initial public offering and the concurrent private placements are insufficient to acquire the initial portfolio, we intend to borrow funds under the Credit Facility to cover any shortfall.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common units in an amount generally equal to at least 90% of Distributable Earnings over time. We expect a substantial portion of the distributions that we make will be attributable to income that is exempt from U.S. federal income tax. We plan to make our first distribution in respect of the period from the closing of this offering through , 2011. The declaration and payment of any distributions will be at the sole discretion of our general partner, which may change our distribution policy at any time. Our general partner will take into account:

•	our actual operating results;

•	general economic and business conditions;

•	the amount of interest received on our tax-exempt mortgage revenue bonds and other assets;

•	our financing and acquisition costs;

•	our operating expenses and any other expenditures;

•	working capital requirements, anticipated cash needs and the amount of cash held in our reserve;

•	contractual restrictions and obligations, including restrictions pursuant to our financing agreements;

•	legal and regulatory restrictions;

•	our business and investment opportunities; and

•	such other factors as our general partner may deem relevant.

Distributable Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense (but including any expense as a result of the administrative fees), excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items, after discussions between our general partner and its independent directors and approval by a majority of its independent directors. Distributable Earnings is a non-GAAP financial measure. We believe that Distributable Earnings more appropriately reflects our performance than GAAP net income and will be utilized by the investment community to assess our performance.

Under the Delaware Revised Limited Partnership Act, we may not make a distribution to a partner if after the distribution all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Revised Limited Partnership Act would be liable to us for the amount of the distribution for three years.

We cannot assure you that we will make any distributions to our common unitholders or that our distribution policy will not change. See “Risk Factors” and “Forward-Looking Statements.”

CAPITALIZATION

The following table sets forth (1) our actual capitalization as of                     , 2011 and (2) our capitalization as adjusted to reflect the effects of (A) the sale of our common units in this offering at an assumed offering price of $             per unit after deducting the underwriting discount and estimated organizational and offering expenses payable by us, (B) the sale in the concurrent private placements of (i)             common units to principals of our manager and certain of their affiliates, at the initial public offering price per unit, for an aggregate investment of $2.5 million, excluding the underwriters’ over-allotment option, and (ii)             common units to affiliates of PREI, at the initial public offering price per unit for an aggregate investment of $7.5 million, and (C) the issuance of              restricted common units to be granted to officers, directors and personnel of our manager and our general partner under our 2011 equity incentive plan upon closing of this offering. You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

As of , 2011
	Actual		As adjusted(1)(2)
Partners’ Capital:
Equity held by public	$		$
Common units: none issued and outstanding, actual, and issued and outstanding, as adjusted
Equity held by Red Stone and its affiliates
Common units: issued and outstanding, actual, and issued and outstanding, as adjusted
General partner units: issued and outstanding, actual, and issued and outstanding, as adjusted
Total partners’ capital		$		$

(1)	Assumes units will be sold in this offering and the concurrent private placements at an initial public offering price of $ per unit for net proceeds of approximately $ million after deducting the underwriting discount for this offering and estimated offering and organizational expenses of approximately $ million. We will repurchase the units currently owned by Red Stone acquired in connection with our formation at a cost of $ per unit. The units sold in the concurrent private placements to principals of our manager and certain of their affiliates and affiliates of PREI will be sold at the offering price without payment of any underwriting discount. See “Use of Proceeds.” In the event that our net proceeds from this initial public offering and the concurrent private placement are insufficient to acquire the initial portfolio, we intend to borrow funds under the Credit Facility to cover any shortfall.
(2)	Does not include (i) the underwriters’ over-allotment option to purchase up to additional units or (ii) restricted common units to be granted to officers, directors and personnel of our manager and our general partner under our 2011 equity incentive plan if the underwriters exercise their over-allotment option in full.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a newly-organized limited partnership formed primarily to invest in, finance and manage U.S. federally tax-exempt mortgage revenue bonds that are issued by state and local housing authorities to provide debt capital for affordable multifamily housing properties throughout the United States. We will supplement our tax-exempt mortgage revenue bond strategy with a limited amount (expected to be less than 30% of our assets at any time) of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. We will be externally managed and advised by our manager, a subsidiary of Red Stone Financial Services LLC. Red Stone is one of the leading advisors and lenders in the U.S. affordable housing finance sector and its principals have extensive experience in multifamily tax-exempt bond financing. We believe that our manager is well positioned to help us capitalize on conditions that currently exist in the multifamily affordable housing finance sector, including limited liquidity and competition and a favorable credit spread environment, and to implement our strategy over the long term.

Our objective is to generate attractive risk-adjusted returns and predictable cash distributions, a substantial portion of which will be attributable to income that is exempt from U.S. federal income tax. We will seek to achieve this objective through our acquisition, financing and management of tax-exempt mortgage revenue bonds, which are used to provide debt capital for affordable rental housing, and through selected acquisitions, financing and management of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. The profitability of our strategy will depend upon the spread between the fixed or floating interest income earned on our portfolio and the cost of our borrowings and hedging activities. Our strategy is to utilize our manager’s extensive experience and due diligence and risk oversight capabilities to underwrite the underlying multifamily properties and analyze the credit risk associated with our assets.

Concurrently with the completion of this offering, we will acquire out of the net proceeds of this offering and the concurrent private placements, a portfolio of 13 fixed rate, tax-exempt mortgage revenue bonds with a remaining principal balance outstanding of approximately $92.9 million and a weighted average interest rate of approximately 6.45% as of June 1, 2011, and two unsecured floating rate, taxable notes with a remaining principal balance outstanding of approximately $11.1 million as of June 1, 2011 that are related to multifamily properties which are financed by tax-exempt mortgage revenue bonds that will be held by us. See “Business—Initial Portfolio.” This portfolio was sourced during the 2005 to 2008 period by Red Stone as part of the RS/PIM investment program, and is currently being managed by an affiliate of Red Stone on behalf of the RS/PIM investment program. See “Certain Relationships and Related Transactions—Purchase of Initial Portfolio” for additional information regarding the RS/PIM investment program. Red Stone performed the credit underwriting of these bonds on behalf of the investment program at the time of their initial acquisition. Pursuant to the Portfolio Acquisition Agreement, the purchase price for the portfolio will be the approximate par value of such assets, which was approximately $104.4 million as of June 1, 2011, payable in cash out of the net proceeds of this offering and the concurrent private placements. We have engaged an independent third party valuation firm to support the conclusion reached by our general partner that the purchase price paid for these bonds is fair to us from a financial point of view. In connection with the Portfolio Acquisition Agreement, affiliates of PREI have agreed to participate in a private placement, which will close concurrently with the completion of this offering, pursuant to which affiliates of PREI will purchase $7.5 million of our common units at a price per unit equal to the initial public offering price of the common units sold in this offering. The bonds in this portfolio were issued by various state and local housing authorities in order to provide debt capital for 14 multifamily residential apartment complexes located in nine states and which contain a total of approximately 2,000 multifamily apartment units. These bonds are secured by first mortgages or deeds of trust on the financed apartment properties. Tax credits allocated in connection with the issuance of these bonds also provide additional credit support.

The acquisition of this portfolio will enable us to generate positive cash flow immediately following the completion of this offering and the concurrent private placements and to build a base of assets against which we can borrow to fund additional acquisitions.

In addition to the initial portfolio, our manager and its professionals have identified a pipeline of additional tax-exempt mortgage revenue bonds for possible acquisition by us following the closing of this offering and the concurrent private placements. This pipeline consists of additional tax-exempt mortgage revenue bonds with an aggregate estimated principal amount of approximately $240 million. Our manager’s professionals identified this pipeline through their extensive network of contacts in various segments of the tax-exempt housing industry. Our manager is currently evaluating these bonds and whether to recommend that we acquire any of these bonds. However, none of the bonds in our pipeline are subject to definitive purchase agreements and there can be no assurance that we will be able to negotiate and execute satisfactory purchase agreements to acquire these bonds or that we will be able to complete the acquisition of any or all of these bonds.

We are negotiating to obtain a commitment for a credit facility from an affiliate of Deutsche Bank Securities Inc., or the Credit Facility, which we expect will be in place upon the closing of this offering. We expect to finance any additional assets that we acquire out of this pipeline or from other sources using any remaining proceeds from this offering and the concurrent private placements and/or debt financing. As we grow, we expect to finance additional assets through the Credit Facility or other credit facilities, warehouse facilities, securitizations, and public and private equity and debt financings, in addition to transaction or asset specific funding arrangements. See “Business—Our Financing Strategy.”

We are organized as a Delaware limited partnership. We intend to operate and expect to qualify to be treated as a partnership for U.S. federal income tax purposes. So long as we qualify and remain qualified as a partnership for U.S. federal income tax purposes, we will be able to pass through our income, including our U.S. federally tax-exempt income and deductions, to our common unitholders. This structure allows us to provide both limited liability and pass-through U.S. federal income tax treatment for our common unitholders. We expect to be organized in a holding company structure and to conduct our operations through our majority-owned and wholly-owned subsidiaries. Certain of our subsidiaries that enter into derivative arrangements or engage, directly or through such derivative arrangements, in sales and trading, bond origination, mortgage lending or fee generating activities may be organized as taxable corporate subsidiaries that will be subject to applicable U.S. federal, state and local tax on their net taxable income.

Critical Accounting Policies and Use of Estimates

Our financial statements will be prepared in accordance with generally accepted accounting principles, or GAAP, which requires the use of estimates, assumptions and the exercise of subjective judgment as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we will utilize, based on our expectation of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our business and operating strategy. Those material accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition, as well as those that require complex judgment decisions by our management, are discussed below.

Fair Value—tax-exempt mortgage revenue bonds and other assets

We expect that our tax-exempt mortgage revenue bonds and our taxable mortgages and taxable bonds will be classified as available-for-sale securities and will be carried at their estimated fair values, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of partners’ capital, rather than through earnings. We do not intend to hold any of our tax-exempt mortgage revenue bonds or other assets for trading purposes, and there is no active trading market for our assets. As a result, we base our estimate of fair value of our assets using discounted cash flow and yield to maturity analyses. This calculation methodology encompasses judgment in its application. If available, we may also consider price quotes on similar assets or other information from external sources, such as pricing services or broker quotes. Pricing services, broker quotes and management’s analyses provide indicative pricing only. If our securities were classified as trading securities, there could be substantially greater volatility in our earnings, as changes in the fair value of securities classified as trading are recorded through earnings.

The estimated future cash flow of each mortgage revenue bond and each taxable mortgage and taxable bond depends on the operations of the underlying property and, therefore, is subject to a significant amount of uncertainty in the estimation of future rental receipts, future real estate operating expenses and future capital expenditures. Such estimates are affected by economic factors such as the rental markets and labor markets in which the property operates, the current capitalization rates for properties in the rental markets, and tax and insurance expenses. Different conditions or different assumptions applied to this calculation may provide different results. We may periodically compare our estimates with historical results to evaluate the reasonableness and accuracy of our estimates and adjust them accordingly.

When the estimated fair value of an available-for-sale security is less than amortized cost, we will consider whether there is an other-than-temporary impairment in the value of the security. Unrealized losses on assets considered to be other-than-temporary will be recognized in earnings. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of recovery in fair value of the security, (iii) our intent and ability to retain our investment in the security for a period of time sufficient to allow for any anticipated recovery in fair value, (iv) the volatility of the fair value of the security, (v) the likelihood of the borrower being able to make required principal and interest payments, and (vi) the failure of the issuer to make scheduled interest or principal payments. Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments.

Valuation of financial instruments

Accounting Standards Codification 820, or ASC 820, “Fair Value Measurements and Disclosures,” establishes a framework for measuring fair value of financial instruments and expands related disclosures. ASC 820 establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring financial instruments at fair values. Readily available unadjusted quoted prices in active markets for identical assets are considered the preferred source of values (Level 1 measurements), followed by prices determined using other significant observable inputs that fellow market participants would use in pricing a security, including quoted prices for similar securities, interest rates, credit risk, prepayment speeds, credit risk and other inputs (Level 2 measurements). Finally, valuation models using significant unobservable inputs are given lowest priority as sources of values (Level 3 measurements). These unobservable inputs include management assumptions in the absence of market input and are based on the best information available.

On May 12, 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, or ASU 2011-04. ASU 2011-04 amends ASC 820, which will require entities to change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements related to the application of the highest and best use and valuation premise concepts for financial and nonfinancial instruments, measuring the fair value of an instrument classified in shareholder’s equity and disclosures about fair value measurements. ASU 2011-04 changes the measurement of the fair value of financial instruments that are managed within a portfolio and the application of premiums and discounts in a fair value measurement related to size as a characteristic of the reporting entity’s holding rather than a characteristic of the asset or liability. ASU 2011-04 requires additional disclosures about fair value measurements categorized within Level 3 of the fair value hierarchy including the valuation processes used by the reporting entity, the sensitivity of the fair value to changes in unobservable inputs, and the interrelationships between those unobservable inputs, if any. All the amendments to ASC 820 made by ASU 2011-04 are effective for interim and annual periods beginning after December 15, 2011.

We expect that any tax-exempt mortgage revenue bonds and any taxable mortgages or taxable bonds we acquire and classify as available-for-sale will primarily be valued using Level 3 measurements. The pricing model we intend to utilize will incorporate such factors as:

•

Reviewing the terms of the debt on each property securing the bonds or mortgages in order to analyze how the rate, term, extensions, assumption terms, and other terms of the debt influence the value of the asset. This will assist in determining appropriate credit risk.

•	Current market conditions including interest rates and published municipal swap rates and LIBOR spreads.

•	The type of tax exemption (i.e., federal and/or state).

•	Performing discounted cash flow analyses to determine the benefits of the tax exemption (i.e., whether there is a bond premium or discount).

•	Performing pipeline analyses to confirm the premium or discount by comparisons to recently issued assets in the public market.

Other data inputs will include asset performance and related projections, interest rates, underwriting expenses, and other fees applicable to the assets.

Any changes to the valuation methodology will be reviewed by our manager to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, we will continue to refine our valuation methodologies. The methods used by us may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods will be appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We will use inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

Asset sales and securitizations

While we generally intend to hold our assets as long-term investments, we will periodically enter into transactions in which we sell financial assets, such as tax-exempt mortgage revenue bonds and other assets. Upon a transfer of financial assets, we will sometimes retain or acquire senior or subordinated interests in the related assets. Gains and losses on such transactions will be recognized using GAAP, which is based on a financial components approach that focuses on control. Under this approach, after a transfer of financial assets that meet the criteria for treatment as a sale—legal transferred control—an entity recognizes the financial and servicing assets it acquired or retained and the liabilities it has incurred, derecognizes financial assets it has sold, and derecognizes liabilities when extinguished.

From time to time, we may securitize assets we hold if such financing is available. These financings will be recorded in accordance with GAAP and we expect that they will be accounted for as a “financing” on our balance sheet. We do not expect to engage in securitization transactions that will be accounted for as a “sale” where the assets will be removed from our balance sheet.

Interest income recognition

Interest on our tax-exempt mortgage revenue bonds is payable primarily from the net cash flow of the underlying properties and reserve funds, if any, set aside pursuant to the bond documents. These bonds are not the obligations of the state or local housing authorities that issued them and are not backed by any taxing authority. Base interest income on fully performing tax-exempt mortgage revenue bonds will be recognized as it is earned. Base interest income on tax-exempt mortgage revenue bonds not fully performing will be recognized as it is received. Past due base interest on tax-exempt mortgage revenue bonds, which are not or previously were not fully performing, will be recognized as it is earned. We will reinstate the accrual of base interest once the tax-exempt mortgage revenue bond’s ability to perform is adequately demonstrated. Contingent interest income, which will only be received by us if the property financed by a tax-exempt mortgage revenue bond that contains a contingent interest provision generates excess available cash flow as set forth in each bond, will be recognized when realized or realizable.

Interest income on our taxable mortgages will be recognized over the life of the asset using the nominal, or unadjusted, interest rate. Income recognition will be suspended for mortgages when, in our opinion, a full recovery of income and principal becomes doubtful. Income recognition will be resumed when the mortgage becomes contractually current and future payments are reasonably assured.

Hedging instruments and hedging activities

In the normal course of business, we may use a variety of hedging instruments to manage, or hedge, interest rate risk. The most common will be interest rate swap agreements, interest rate cap agreements and options on interest rate swaps, or swaptions. We will apply the provisions of GAAP to account for these hedging instruments. GAAP requires an entity to recognize all derivatives as either assets or liabilities on its balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect other comprehensive income in partners’ capital (until the hedged item is recognized in earnings or net income) if the derivative instrument qualifies as a hedge for accounting purposes. If the derivative instrument does not qualify as a hedge for accounting purposes, the fair value adjustment will be recorded in our statement of operations. The fair values of the interest rate derivatives at inception are their original cost. Changes in the fair value of the interest rate derivative agreements are recognized in earnings as interest expense.

We expect to enter into hedging instruments, including interest rate swap agreements, interest rate cap agreements, swaptions, financial futures, options, floors, forward sales or other financial instruments that we deem appropriate, in order to mitigate our interest rate risk. These hedging instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in our statement of operations for each period until the hedging instrument matures or is settled. As stated above, any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market with the changes in value included in net income.

Derivatives will be used for hedging purposes rather than speculation. The fair value of the derivative instruments will be based on a model whose inputs are not observable and are therefore categorized as Level 3 measurements in the fair value hierarchy. If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.

Deferred financing costs

Debt financing costs will be capitalized and amortized on a straight-line basis over the stated maturity of the related debt financing agreement, which approximates the effective interest method. Bond issuance costs will be capitalized and amortized on a straight-line basis over the stated maturity of the related tax-exempt mortgage revenue bonds, which approximates the effective interest method.

Manager compensation

We will pay to our manager an administrative fee. This fee will be accrued and expensed during the period for which it is calculated and earned. For a more detailed discussion of the fees payable to our manager, see “Management—Administrative Fees, Expense Reimbursements.” In addition to the fees payable to our manager under the management agreement, our manager, Red Stone and their affiliates may benefit from other fees paid to them in respect of our investments. For example, Red Stone or our manager may act as servicer for our assets or, if we seek to securitize our assets, Red Stone or our manager may act as collateral manager. In any of these or other capacities, Red Stone or our manager may receive fees for their roles, but only if approved by a majority of our general partner’s independent directors based on prevailing market rates. In addition, our manager may, in certain transactions, receive placement fees in connection with the acquisition of assets that will be paid directly by the owners of the properties securing our bonds.

Unit-based compensation

We record and report unit-based compensation based on a fair-value-based method of accounting for unit-based employee compensation and transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Compensation for units granted to non-employees is determined as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

Long-lived assets

We evaluate the carrying value of long-lived assets to be held and used at least annually and whenever events or changes in circumstances indicate that the assets might be impaired. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Investment consolidation

We intend to invest in U.S. federally tax-exempt mortgage revenue bonds that have been issued to provide permanent financing of multifamily residential apartments. We generally expect to own 100% of each issue in which we invest, and each bond generally will be secured by a first mortgage on the property. We will supplement our tax-exempt mortgage revenue bond strategy with a limited amount (expected to be less than 30% of our assets at any time) of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. We may acquire taxable notes relating to or mortgage loans secured by multifamily properties that are also financed by tax-exempt mortgage revenue bonds held by us. We would do this in order to provide financing for capital improvements at these properties or to otherwise support property operations when we determine it is in the best long-term interest of our company. Although each multifamily property securing tax-exempt mortgage revenue bonds held by us will be owned by a separate entity in which we will have no equity interest, the debt capital provided by us creates a variable interest in these ownership entities that may require us to report the assets, liabilities and results of operations of these entities on a consolidated basis under GAAP. We must make an evaluation of these entities to determine if they meet the definition of a variable interest entity, or VIE. In performing our analysis, GAAP requires that we consider whether certain entities’ voting rights are not effective in identifying an investor with a controlling financial interest. In VIEs, an entity is subject to consolidation under GAAP if (i) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (ii) as a group, the holders of the equity investment at risk lack (a) the ability to make decisions about an entity’s activities through voting or similar rights, (b) the obligation to absorb the expected loss of the entity or (c) the right to receive the expected residual returns of the entity or (iii) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. VIEs within the scope of GAAP are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that absorbs a majority of the entity’s expected losses, its expected returns, or both. This determination can sometimes involve complex and subjective analyses.

ASU 2009-17 is an update which eliminates the exemption from consolidation of a Qualified Special Purpose Entity. The update requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. The analysis identifies the primary beneficiary of a VIE as the enterprise that has both: (1) the power to direct the activities that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses and/or the right to receive benefits from the entity which could potentially be significant to the VIE. The update requires enhanced disclosures to provide users of financial statements with more transparent information about an enterprises involvement in a VIE. We will adopt this ASU beginning with our first interim financial statements.

Income taxes

Our financial results are generally not expected to reflect provisions for current or deferred income taxes, as we intend to operate and expect to qualify to be treated as a partnership for U.S. federal income tax purposes. So long as we qualify and remain qualified as a partnership for U.S. federal income tax purposes, we will be able to pass through our income, including our U.S. federally tax-exempt income, and deductions to our common unitholders. This structure allows us to provide both limited liability and pass-through U.S. federal income tax treatment to our common unitholders. We expect to be organized in a holding company structure and to conduct our operations through our majority-owned and wholly-owned subsidiaries. Certain of our subsidiaries that enter into derivative arrangements or engage, directly or through such derivative arrangements, in sales and trading, bond origination, mortgage lending or fee generating activities may be organized as taxable corporate subsidiaries that will be subject to applicable U.S. federal, state and local taxes at regular corporate rates on their net taxable income. In addition, under the tax laws of certain states, we (in addition to any taxable subsidiaries that we may form) may be subject to state or local income or franchise taxes (including AMT).

Recent Accounting Pronouncements

In July 2010, the FASB issued ASU No. 2010-20 Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, or ASU 2010-20. ASU 2010-20 provides financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. The objective of ASU 2010-20 is to provide disclosures that assist financial statement users in their evaluation of (1) the nature of an entity’s credit risk associated with its financing receivables, (2) how the entity analyzes and assesses that risk in arriving at the allowance for credit losses and (3) the changes in the allowance for credit losses and the reasons for those changes. The disclosures required by ASU 2010-20 are effective for annual reporting periods ending on or after December 15, 2011. We do not expect that the adoption of ASU 2010-20 will have a significant impact on our consolidated financial statements.

In April 2011, the FASB issued ASU No. 2011-02 Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, or ASU 2011-02. ASU 2011-02 provides creditors with additional guidance in determining whether a restructuring constitutes a troubled debt restructuring by concluding that both the following conditions exist (1) a creditor has granted a concession and (2) the borrower is experiencing financial difficulties. ASU 2011-02 is effective for the first interim or annual period beginning on or after June 15, 2011, and is required to be applied retrospectively to the beginning of the annual period of adoption. We do not expect that the adoption of ASU 2011-02 will have a significant impact on our consolidated financial statements.

In April 2011, the FASB issued ASU No. 2011-03 Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements, or ASU 2011-03. ASU 2011-03 affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The amendments in ASU 2011-03 remove from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. ASU 2011-03 also eliminates the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. The guidance is effective for our reporting period ended March 31, 2012. ASU 2011-03 is required to be applied prospectively to transactions or modifications of existing transactions that occur on or after January 1, 2012. We do not expect that the adoption of ASU 2011-03 will have a significant impact on our consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04 Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and International Financial Reporting Standards, or ASU 2011-04. ASU 2011-04 represents the converged guidance of the FASB and the International Accounting Standards Board, or the Boards, on fair value measurements. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in the consolidated financial statements prepared in accordance with GAAP and International Reporting Standards. The amendments in ASU 2011-04 are required to be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. We do not expect that the adoption of ASU 2011-04 will have a significant impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05 Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which updated accounting guidance that improves the comparability, consistency and transparency of financial reporting and increases the prominence of items reported in other comprehensive income, or OCI, by eliminating the option to present components of OCI as part of the statement of changes in stockholders’ equity. The amendments to the existing standard require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under either method, adjustments must be displayed for items that are reclassified from OCI to net income, in both net income and OCI. The amendments to the existing standard do not change the current option for presenting components of OCI gross or net of the effect of income taxes, provided that such tax effects are presented in the statement in which OCI is presented or disclosed in the notes to the financial statements. Additionally, the standard does not affect the calculation or reporting of earnings per share. This guidance is effective for interim and annual financial periods beginning after December 15, 2011 and is to be applied retrospectively, with early adoption permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

Results of Operations

As of the date of this prospectus, we have not commenced any significant operations because we are in our organizational stage. We will not commence any significant operations until we have completed this offering and the concurrent private placements. We are not aware of any material trends or uncertainties, other than national economic conditions affecting mortgage-related assets and real estate, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of our target assets, other than those referred to in this prospectus.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our common unitholders and other general business needs. We will require significant cash to purchase our target assets, repay principal and interest on our borrowings, make distributions to our common unitholders and fund our operations. Our primary sources of cash will generally consist of the net proceeds from this offering and the concurrent private placements, payments of principal and interest we receive on our portfolio of assets, cash generated from our operating results and unused borrowing capacity under our financing sources and other financing instruments and future equity offerings. We expect that our primary sources of future financing will be through bank credit facilities (including term loans and revolving facilities), warehouse facilities and securitizations, and other secured and unsecured forms of borrowing. We are negotiating to obtain a commitment for a credit facility from an affiliate of Deutsche Bank Securities Inc. that we expect will be in place upon the closing of this offering. We plan to finance our assets with what we believe to be a prudent amount of leverage, the level of which may vary based upon the particular characteristics of our portfolio, any restrictions placed upon us by our lenders and on market conditions. We expect, initially, that we may deploy, on a debt-to-equity basis, up to to              times leverage on our target assets.

While we generally intend to hold our target assets as long-term investments, certain of our assets may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty. Since we expect that our assets will generally be financed in part with bank credit facilities (including term loans and revolving facilities), warehouse facilities, securitizations, and other secured and unsecured forms of borrowing, we expect that a significant portion of the proceeds from sales of our assets (if any), prepayments and scheduled amortization will be used to repay balances under these financing sources and will not be available for distribution.

Contractual Obligations and Commitments

We had no contractual obligations as of October 27, 2011. Pursuant to our management agreement, our manager will be entitled to receive an administrative fee and the reimbursement of certain expenses. See “Our Manager and Our Management Agreement—Administrative Fees and Expense Reimbursements.” See “Material Provisions of Red Stone Tax Exempt Partners LP Partnership Agreement—Distributions.”

We expect to enter into certain contracts that may contain a variety of indemnification obligations, principally with brokers, underwriters and counterparties to financing agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we do not have off-balance sheet arrangements. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or VIEs, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intend to provide additional funding to any such entities.

Distributions

We intend to make regular quarterly distributions to holders of our common units in an amount generally equal to at least 90% of Distributable Earnings over time. Before we pay any distributions, we must first meet both our operating requirements and debt service on financing agreements. The declaration and payment of any distributions will be at the sole discretion of our general partner, which may change our distribution policy at any time. Under the Delaware Revised Limited Partnership Act, we may not make a distribution to a partner if after the distribution all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Revised Limited Partnership Act would be liable to us for the amount of the distribution for three years. See “Distribution Policy.”

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. However, with respect to the financial results of our investments in tax-exempt mortgage revenue bonds and our investments in taxable mortgages and taxable bonds, substantially all of the resident leases at the multifamily residential properties, which collateralize our tax-exempt mortgage revenue bonds and our taxable mortgages and taxable bonds, will allow, at the time of renewal, for adjustments in the rent payable thereunder, and thus may enable the properties to seek rent increases. We expect that a substantial majority of these leases will be for one year or less. The short-term nature of these leases generally serves to reduce the risk to the properties of the adverse effects of inflation; however, market conditions may prevent the properties from increasing rental rates in amounts sufficient to offset higher operating costs.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, real estate values and other market based risks. We anticipate that our primary market risks will be real estate risk, risks related to the credit quality of our assets, interest rate risk, market value risk and prepayment risk. We will seek to manage these risks while, at the same time, seeking to provide an opportunity to our common unitholders to realize attractive risk-adjusted returns through ownership of our common units.

Real estate risk

Residential mortgage-related assets, such as tax-exempt mortgage revenue bonds and taxable mortgages and taxable bonds, and residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing);

changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay taxable mortgages or the mortgage loans securing our bonds, which could also cause us to suffer losses.

Credit risk

Our primary credit risk will be the risk of default on our tax-exempt mortgage revenue bonds and other assets collateralized by multifamily properties. The tax-exempt mortgage revenue bonds are not direct obligations of the governmental authorities that issue the bonds and are not guaranteed by such authorities or any insurer or other party. As a result, the source of substantially all of the principal and interest payments on our tax-exempt mortgage revenue bonds, as well as our taxable mortgages and taxable bonds, is the net revenues generated by, or the net proceeds from the sale of, properties securing the bonds or mortgages. If a property is unable to sustain net rental revenues at a level necessary to pay current debt service obligations on our tax-exempt mortgage revenue bonds or taxable mortgages or bonds secured by the property, a default may occur.

We will seek to mitigate this risk by selectively acquiring higher quality assets at appropriate prices given anticipated and unanticipated losses, by deploying a comprehensive review and asset selection process and by careful ongoing monitoring of acquired assets. Our manager will seek to manage credit risk relating to tax-exempt mortgage revenue bonds and other assets we may acquire by performing a credit analysis of potential assets. Our manager will evaluate the credit characteristics of potential assets based on their underlying collateral profiles, including, but not limited to, documentation, geographic concentration, property type, debt service coverage ratios and weighted-average loan-to-value. Qualifying assets will then be analyzed based on expectations of revenue, defaults and losses. Base case scenarios will be stressed utilizing credit risk-based models. Credit risk will also be addressed through our manager’s on-going surveillance, as assets will be monitored for variance from expected defaults, severities, losses and cash flow on a periodic basis.

Credit spread risk

The spread between U.S. Treasuries and tax-exempt mortgage revenue bonds and other mortgage-related assets has recently been volatile. Over the past several years spreads on non-treasury, fixed income assets, including fixed-rate tax-exempt mortgage revenue bonds, moved sharply wider due to the difficult credit conditions. The poor collateral performance of the subprime mortgage sector coupled with declining home prices had a negative impact on investor confidence. As the prices of assets declined, a number of investors and a number of structured investment vehicles faced margin calls from dealers and were forced to sell assets in order to reduce leverage. The price volatility of these assets also impacted lending terms in the credit markets to reflect the more difficult environment.

The spread between the yield on our assets and our funding costs will affect our performance. Wider spreads imply greater income on new asset purchases, but may have a negative impact on our stated book value. Wider spreads may also negatively impact asset prices. In an environment where spreads are widening, counterparties may require additional collateral to secure borrowings, which may require us to reduce leverage by selling assets. Conversely, tighter spreads imply lower income on new asset purchases, but may have a positive impact on our stated book value. Tighter spreads may have a positive impact on asset prices. In this case, we may be able to reduce the amount of collateral required to secure borrowings.

Interest rate risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our assets and our related financing obligations. In general, we expect to finance the acquisition of our target assets through financings in the form of bank credit facilities (including term loans and revolving facilities), warehouse facilities, securitizations and other secured and unsecured forms of borrowing. We are negotiating to obtain the Credit Facility. We may mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap agreements, interest rate cap agreements and options on interest rate swaps (or swaptions). Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our borrowings. To the extent that we enter into interest rate swap agreements, interest rate cap agreements or swaptions as part of our hedging strategy, increases in interest rates may over time cause the value of these agreements to increase. Conversely, decreases in interest rates may over time cause the value of such agreements to decrease.

Interest rate effect on net interest income

Our operating results will depend in large part on differences between the income earned on our assets and our cost of borrowing and hedging activities. The cost of our borrowings will generally be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (1) while the yields earned on our leveraged fixed-rate tax-exempt mortgage revenue bonds and other assets will remain static and (2) at a faster pace than the yields earned on any leveraged adjustable-rate bonds and other assets we may have acquired, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could materially adversely affect our liquidity and results of operations.

Hedging techniques are partly based on assumed levels of prepayments of our target assets. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Market value risk

Our tax-exempt mortgage revenue bonds and our taxable mortgages and taxable bonds will be reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income. The estimated fair value of these assets fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these assets would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these assets would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted. If we are unable to readily obtain independent pricing to validate our estimated fair value of the assets in our portfolio, the fair value gains or losses recorded in other comprehensive income may be materially adversely affected.

Interest rate mismatch risk

We may fund a portion of our acquisition of adjustable-rate assets with borrowings that are based on the London Interbank Offered Rate, or LIBOR, while the interest rates on these assets may be indexed to LIBOR or another index rate, such as the one-year Constant Maturity Treasury, or CMT, index, the Monthly Treasury Average, or MTA, index or the 11th District Cost of Funds Index, or COFI. Accordingly, any increase in LIBOR relative to one-year CMT rates, MTA or COFI will generally result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these assets. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our common unitholders. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Our analysis of risks is based on our manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Extension risk

Our manager will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which the borrowers will prepay our tax-exempt mortgage revenue bonds and our taxable mortgages and taxable bonds. In general, if we acquire an adjustable-rate or fixed-rate asset, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related assets.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the adjustable-rate bond would remain fixed. This situation may also cause the market value of adjustable-rate assets to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Prepayment risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less than expected. As we receive prepayments of principal on our tax-exempt mortgage revenue bonds and other assets, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

BUSINESS

Overview

We are a newly-organized limited partnership formed primarily to invest in, finance and manage U.S. federally tax-exempt mortgage revenue bonds that are issued by state and local housing authorities to provide debt capital for affordable multifamily housing properties throughout the United States. We will supplement our tax-exempt mortgage revenue bond strategy with a limited amount (expected to be less than 30% of our assets at any time) of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. We will be externally managed and advised by our manager, a subsidiary of Red Stone Financial Services LLC. Red Stone is one of the leading advisors and lenders in the U.S. affordable housing finance sector, and its principals have extensive experience in multifamily tax-exempt bond financing. We believe that our manager is well positioned to help us capitalize on conditions that currently exist in the multifamily affordable housing finance sector, including limited liquidity and competition and a favorable credit spread environment, and to implement our strategy over the long term.

Our objective is to generate attractive risk-adjusted returns and predictable cash distributions, a substantial portion of which will be attributable to income that is exempt from U.S. federal income tax. We will seek to achieve this objective through our acquisition, financing and management of tax-exempt mortgage revenue bonds, which are used to provide debt capital for affordable rental housing, and through selected acquisitions, financing and management of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. The profitability of our strategy will depend upon the spread between the fixed or floating interest income earned on our portfolio and the cost of our borrowings and hedging activities. Our strategy is to utilize our manager’s extensive experience and due diligence and risk oversight capabilities to underwrite the underlying multifamily properties and analyze the credit risk associated with our assets.

Concurrently with the completion of this offering, we will acquire out of the net proceeds of this offering and the concurrent private placements, a portfolio of 13 fixed rate, tax-exempt mortgage revenue bonds with a remaining principal balance outstanding of approximately $92.9 million and a weighted average interest rate of approximately 6.45% as of June 1, 2011, and two unsecured floating rate, taxable notes with a remaining principal balance outstanding of approximately $11.1 million as of June 1, 2011 that are related to multifamily properties which are financed by tax-exempt mortgage revenue bonds that will be held by us. See “—Initial Portfolio” below. This portfolio was sourced during the 2005 to 2008 period by Red Stone as part of the RS/PIM investment program and is currently being managed by an affiliate of Red Stone on behalf of the RS/PIM investment program. Red Stone performed the credit underwriting of these bonds on behalf of the investment program at the time of their initial acquisition. Pursuant to the Portfolio Acquisition Agreement, the purchase price for the portfolio will be the approximate par value of such assets, which was approximately $104.4 million as of June 1, 2011, payable in cash out of the net proceeds of this offering and the concurrent private placements. The purchase price for our initial portfolio was negotiated on an arm’s length basis with affiliates of PREI. We have engaged an independent third party valuation firm to support the conclusion reached by our general partner that the purchase price paid for these bonds is fair to us from a financial point of view. In connection with the Portfolio Acquisition Agreement, affiliates of PREI have agreed to participate in a private placement, which will close concurrently with the completion of this offering, pursuant to which affiliates of PREI will purchase $7.5 million of our common units at a price per unit equal to the initial public offering price of the common units sold in this offering. The bonds in this portfolio were issued by various state and local housing authorities in order to provide debt capital for 14 multifamily residential apartment complexes located in nine states and which contain a total of approximately 2,000 multifamily apartment units. These bonds are secured by first mortgages or deeds of trust on the financed apartment properties. Tax credits allocated in connection with the issuance of these bonds also provide additional credit support because such tax credits may be sold by the borrower and the proceeds from such sale may be used as additional equity for the project.

The acquisition of this portfolio will enable us to generate positive cash flow immediately following the completion of this offering and the concurrent private placements and to build a base of assets against which we can borrow to fund additional acquisitions.

In addition to the initial portfolio, our manager and its professionals have identified a pipeline of additional tax-exempt mortgage revenue bonds for possible acquisition by us following the closing of this offering and the concurrent private placements. This pipeline consists of additional tax-exempt mortgage revenue bonds with an aggregate estimated principal amount of approximately $240 million. Our manager’s professionals identified this pipeline through their extensive network of contacts in various segments of the tax-exempt housing industry. Our manager is currently evaluating these bonds and whether to recommend that we acquire any of these bonds. However, none of the bonds in our pipeline are subject to definitive purchase agreements, and there can be no assurance that we will be able to negotiate and execute satisfactory purchase agreements to acquire these bonds or that we will be able to complete the acquisition of any or all of these bonds. None of the bonds in our pipeline were sourced from an affiliate of Red Stone.

We are negotiating to obtain the Credit Facility, which we expect will be in place upon the closing of this offering. We expect to finance any additional assets that we acquire out of this pipeline or from other sources using any remaining proceeds from this offering and the concurrent private placements and/or debt financing. As we grow, we expect to finance additional assets through the Credit Facility or other credit facilities, warehouse facilities, securitizations, and public and private equity and debt financings, in addition to transaction or asset specific funding arrangements. See “—Our Financing Strategy” below.

We are organized as a Delaware limited partnership. We intend to operate and expect to qualify to be treated as a partnership for U.S. federal income tax purposes. So long as we qualify and remain qualified as a partnership for U.S. federal income tax purposes, we will be able to pass through our income, including our U.S. federally tax-exempt income, and deductions to our common unitholders. This structure allows us to provide both limited liability and pass-through U.S. federal income tax treatment for our common unitholders. We expect to be organized in a holding company structure and to conduct our operations through our majority-owned and wholly-owned subsidiaries. Certain of our subsidiaries that enter into derivative arrangements or engage, directly or through such derivative arrangements, in sales and trading, bond origination, mortgage lending or fee generating activities may be organized as taxable corporate subsidiaries that will be subject to applicable U.S. federal, state and local tax on their net taxable income. In addition, under the tax laws of certain states, we (in addition to any taxable corporate subsidiaries that we may form) may be subject to state or local income or franchise taxes (including AMT).

Red Stone and Our Manager

We will be managed and advised by our manager, a subsidiary of Red Stone Financial Services LLC, the Red Stone entity that employs the professionals and other personnel, and has the information technology and systems, that will support our business. Red Stone is one of the leading advisors and lenders in the U.S. affordable housing finance sector. Our manager and its principals have extensive experience in multifamily tax-exempt bond financing and an established track record of acquiring, financing and managing tax-exempt mortgage revenue bonds and other assets in a variety of credit and interest rate environments. Pursuant to the management agreement between us and our manager, our manager will be responsible for managing our investments, administering our business activities and managing our day-to-day operations, subject to the oversight and supervision of our general partner. Our manager intends to register as an investment adviser under the Advisers Act. Upon the closing of this offering and the concurrent private placements, our manager will enter into a resource sharing agreement with Red Stone, which will provide our manager and us with access to Red Stone’s extensive infrastructure (including loan processing, structuring, underwriting, acquisition, asset management and servicing capabilities) and a network of contacts in performing its obligations under the management agreement. We believe that our manager and its executives are well positioned to help us capitalize on the limited liquidity and competition and favorable credit spread environment that currently exists in the multifamily affordable housing finance sector given their established track record, existing network of contacts and extensive infrastructure.

Red Stone was founded in 2002 by John Sokolovic and David Levine, who will serve as our co-chief executive officers. The initial funding for Red Stone’s business was provided through the RS/PIM investment program, which has provided financing for approximately $1.8 billion of multifamily financings and other investments, including $1.2 billion in tax-exempt mortgage revenue bonds and other securities, including taxable mortgages and taxable bonds. Since its inception, Red Stone has never experienced a payment default or incurred any loss of principal on any of the bonds in its portfolio. Over its history, Red Stone’s strategy has been to provide or arrange financings for stabilized affordable housing properties. In 2006, Red Stone expanded its business through the formation of a FHA lending platform to complement its multifamily debt business. In addition, in 2007, Red Stone formed Red Stone Equity Partners, which focuses on the syndication of LIHTCs. In 2011, Red Stone entered into a $25 million joint venture with an institutional investor pursuant to which it is anticipated that the joint venture will acquire approximately $100 million of mortgage revenue bonds. Red Stone has built a successful and profitable franchise that now employs more than 45 investment professionals and other personnel that focus on the tax-exempt bond, taxable mortgage and taxable bond, tax credit equity and FHA lending businesses.

Red Stone’s management team has significant experience in capitalizing on opportunities in multifamily finance. Messrs. Sokolovic and Levine each have in excess of 20 years of experience. Other members of Red Stone’s management team also have significant affordable multifamily finance experience. Prior to founding Red Stone, Messrs. Sokolovic and Levine were co-founders at CentRe Mortgage and CreditRe Mortgage, which provided tax-exempt financing to multifamily developers, from 1995 to 2001. These companies sourced and acquired in excess of $2.1 billion of tax-exempt mortgage revenue bonds and other securities, including taxable mortgages and taxable bonds, representing financing for 165 properties with 41,703 multifamily apartment units located in 34 states.

Through more than 20 years of providing financing on affordable multifamily housing properties at Red Stone and at preceding ventures (CentRe Mortgage and CreditRe Mortgage), Red Stone’s principals have never experienced a payment default or incurred any loss of principal on any of the bonds in their portfolio. Even after the termination of the investment phase of the RS/PIM investment program in 2010, Red Stone has continued to remain active in the sourcing and acquisition of tax-exempt mortgage bonds having acquired $123.6 million of tax-exempt mortgage revenue bonds, representing financing for 11 properties containing 2,577 multifamily apartment units.

Competitive Strengths

The following summarizes our key strengths and competitive advantages:

Attractive Return Profile of Asset Class.    We believe that the limited liquidity and competition, and the favorable credit spread environment that currently exists in the multifamily affordable housing finance sector presents opportunities for us to achieve attractive returns for our common unitholders, a substantial portion of which will be attributable to income that is exempt from U.S. federal income tax. The assets included in the initial portfolio carry a spread of between     % and     % over the expected interest rate of the long-term financing that we expect to be available to us under the Credit Facility. We believe the spread between the cost of funding and the yield on available bonds and other affordable multifamily finance assets has created a highly attractive investment opportunity in this asset class in recent periods. In addition, since we expect rates to remain at current levels in the near term, and competition to remain limited in the marketplace, we anticipate new assets to be sourced at interest rates that should provide us with similar spread opportunities. We believe that macro trends in the current affordable housing finance market, including the current backlog of affordable housing projects combined with the limited competitive financing sources for these projects, support the continuation of this favorable credit spread environment.

Experienced Management Team.    The principals of our manager, John Sokolovic and David Levine, have an average of over 20 years of experience in providing financing for the affordable housing sector and specialize in tax-exempt bond financing. Other members of our manager’s management team have significant affordable multifamily finance experience. These principals have been involved in the sourcing and acquisition of more than $3.4 billion of tax-exempt mortgage revenue bonds and other assets, including taxable mortgages and taxable bonds, covering more than 267 properties with approximately 66,574 multifamily apartment units located in 36 states.

Limited Competition.    Since the onset of the credit crisis beginning in the summer of 2007, many participants in the tax-exempt multifamily bond markets have either reduced their participation in the market or were forced to liquidate their holdings in order to meet their financial needs. As a result, we believe a limited number of private capital sources are currently competing with us to source and acquire tax-exempt multifamily bonds. Government sponsored enterprises, including Fannie Mae and Freddie Mac, as well as the FHA, are currently the most active lenders in the affordable housing finance sector.

Access to Pipeline of Assets.    Our manager’s principals have extensive experience in the multifamily tax-exempt financing sector and as a result have an extensive network of contacts in various segments of the sector, including long standing relationships with owners and developers of affordable housing projects, regional and national investment banking firms, bond dealers, financial advisors and other tax-exempt focused financial intermediaries. As a result, from its founding in 2002 through June 1, 2011, Red Stone has provided financing for more than $3.4 billion aggregate principal amount of multifamily tax-exempt mortgage revenue bonds and other securities, including taxable mortgages and taxable bonds. In addition, our manager and its professionals have identified a pipeline of additional mortgage revenue bonds for possible acquisition by us following the closing of this offering and the concurrent private placements. This pipeline consists of additional tax-exempt mortgage revenue bonds with an aggregate principal amount of approximately $240 million.

Disciplined Underwriting and Detailed Credit Analysis.    The foundation of our investment strategy is based on a sophisticated and disciplined underwriting process that includes a detailed credit analysis of obligors and underlying collateral. Our manager’s investment professionals have significant expertise in analyzing the management, operations, financial statements, markets and competitive landscape impacting affordable multifamily housing projects. This intensive underwriting and asset management has been utilized by the principals of our manager in the sourcing and acquisition of more than $3.4 billion of tax-exempt mortgage revenue bonds and other securities, including taxable mortgages and taxable bonds, none of which have experienced a payment default or incurred a loss of principal.

Alignment of Interests Between Us, Our Manager and Our General Partner.    We have taken steps to structure our relationship with our manager and our general partner so that our interests and those of our manager and our general partner are closely aligned. The principals of our manager and certain of their affiliates have agreed to make in a separate private placement an aggregate investment of $2.5 million, at a price per unit equal to the initial public offering price of the units sold in this offering, without payment of any underwriting discount or commission.

Market Opportunity

There is growing demand for affordable rental housing in the United States. According to the Housing Report, on unmet affordable housing needs published by HUD, the United States continues to face significant shortages of adequate rental units for lower-income families. HUD estimates that the supply of rental units for this demographic group is expected to fall short of demand, which will further increase the unmet need for affordable housing. In 2009, 18.0 million low-income renters in the United States competed for 11.6 million affordable units, according to the Harvard Study. The Harvard Study estimates that between 2003 and 2009, the gap in unmet supply increased by 32% from 4.3 million to 6.4 million units. The U.S. Census Bureau’s projection of approximately 10% growth in the U.S. population between 2010 and 2020, coupled with the expected decrease in the supply of affordable housing, leads us to believe that the need for affordable housing will continue to increase.

Multifamily rental housing projects provide affordable housing for low-income families throughout the United States. U.S. federal, state and local governments incentivize the development and preservation of affordable rental housing by providing tax-exempt bonds, tax credits and other forms of assistance including, but not limited to, subsidies provided under Section 8, subordinate loans and grants to private housing developers. Tax-exempt bonds and tax credits are the primary means by which affordable housing developers finance the acquisition, rehabilitation, preservation and construction of residential rental properties that set aside a percentage of units for occupancy by low-income tenants. According to The Handbook of Municipal Bonds (Frank J. Fabozzi Series), between 1980 and 2006, multifamily bonds accounted for approximately 34% of the $516 billion of housing bonds that were issued during such period.

Tax-exempt bonds are used to finance numerous types of residential rental developments, including mixed-income rental developments, low-income rental projects, senior housing properties and mobile homes. We will focus on acquiring tax-exempt bonds issued on three main types of affordable housing properties: “Tax Credit,” “80/20,” and “501(c)(3).” Tax Credit properties are low-income apartment properties that are generally entirely occupied by low-income renters who earn no more than 60% of the area median income. 80/20 projects are mixed-income apartment properties that are occupied by both high-income and low-income renters. These projects provide low-income families with access to housing in high-rent locations. Typically in 80/20 projects, 20% of the units are rented to tenants earning no more than 50% of the area median income, and the remaining units are rented at market rates. 501(c)(3) projects are apartment complexes owned by not-for-profit organizations that qualify as

Section 501(c)(3) organizations under the Code whose primary objective is to promote the development and availability of affordable housing. Rental income on these affordable housing projects can be supported by rental subsidies provided by HUD. Under Section 8, the U.S. federal government authorizes the payment of rental housing assistance to private landlords on behalf of low-income households. To make rents affordable, through the Section 8 program, HUD pays any rent which exceeds 30% of a qualifying tenant’s adjusted monthly income. According to the Harvard Study, the supply of HUD project-based assisted housing now numbers approximately 3.1 million units. We believe bonds issued on affordable housing properties with long-term Section 8 contracts are attractive acquisition opportunities because rental income for these projects is generally very stable, given the government rental assistance payments.

The tax-exempt mortgage revenue bonds in which we will invest enable housing developers to obtain lower costs of debt financing and raise equity for their projects through the sale of tax credits. Given that interest paid on tax-exempt bonds is exempt from U.S. federal income tax and may also be exempt from state and local income taxes, investors in the bonds may receive less interest and still generate a tax-equivalent yield to fixed income alternatives. As a result, senior bond financing generally carries a lower cost than traditional taxable secured mortgage financing. Additionally, in connection with an allocation of tax-exempt mortgage revenue bonds, private developers also are eligible to receive LIHTCs on their projects which reduces the tax credits owners’ U.S. federal tax liability on a dollar-for-dollar basis. These tax credits are paid in annual allotments generally over a 10-year period. Developers typically sell these LIHTCs to third party investors to raise equity for their project. We will not invest in LIHTCs, but we believe tax-exempt mortgage revenue bonds that are issued in conjunction with LIHTCs are attractive acquisition opportunities because the underlying property securing the bonds must be either newly constructed or substantially rehabilitated to be eligible for LIHTCs and, therefore, may be less likely to become functionally obsolete in the near term. Furthermore, LIHTCs provide additional collateral support and security to investors in tax-exempt bonds issued on these types of properties.

We believe that the current economic and financial climate has produced an attractive environment for the acquisition of tax-exempt mortgage revenue bonds and other assets. Beginning in the summer of 2007, adverse changes in the financial markets resulted in a deleveraging of the entire global financial system and the forced sale of large quantities of various financial assets. Furthermore, as national, regional and local economic conditions deteriorated, including elevated levels of unemployment, lack of job growth and declining wages, the value of numerous financial institutions and lenders’ real estate holdings declined substantially. As a result, many financial institutions and lenders were forced to reduce their participation in the real estate market or to liquidate their holdings in order to meet their liquidity needs. The withdrawal of these financing sources from the real estate sector impacted overall residential and commercial development, including affordable housing. Although we believe that beyond government-sponsored entities such as Fannie Mae, Freddie Mac and the FHA, there is currently limited competition in the affordable multifamily finance sector, we still operate within a competitive environment.

The current lack of affordable housing for lower-income families was acknowledged by the U.S. government in the Housing Report. According to the Housing Report, renters today often face significant affordability challenges and, for low-income renters, adequate and affordable homes are increasingly scarce. For example, according to the Housing Report, for every 100 extremely low-income U.S. families, only 32 adequate affordable rental homes exist. The Housing Report sets forth the Obama administration’s proposals to limit or potentially eliminate the role that Fannie Mae and Freddie Mac play in the mortgage market and contemplates the emergence of private capital sources. Notwithstanding the uncertainty surrounding the future role of Fannie Mae and Freddie Mac in the mortgage market, the Housing Report recognizes the U.S. government’s continuing need to support affordable multifamily rental housing, including through the possible expansion of the FHA’s capacity to support lending to the multifamily market. As set forth in the Housing Report, one of the four primary areas of reform that the Department of the Treasury and HUD recommend focusing on is “a commitment to affordable rental housing.” While it is not yet possible to determine the form of any final legislation or policies emanating from the Housing Report, we believe that the U.S. government’s commitment to affordable rental housing, coupled with its recognition of the importance of private capital sources, will result in initiatives that support the development and preservation of affordable rental housing, which in turn will result in opportunities for well-capitalized private entities like us to acquire and finance tax-exempt multifamily mortgage revenue bonds.

The return of investor capital to the LIHTC market has also helped stimulate the development and rehabilitation of new and existing affordable housing projects. According to the Harvard Study, since their inception in 1986 through 2007, LIHTCs have helped create 1.7 million affordable housing units. Following the economic downturn of 2007, investors (including Fannie Mae and Freddie Mac) withdrew from the tax credit market, which led to a significant decrease in the value of LIHTCs. As a result, private developers were unable to raise sufficient equity to finance affordable housing projects by selling their LIHTCs. In 2010, the return of investors, as well as the entry of new participants in the tax credit equity market, led to a rapid increase in the value of LIHTCs, which we believe will lead to an increase in the number of opportunities for us to acquire tax-exempt bonds.

We believe the limited competition that exists in the affordable multifamily finance sector combined with the recent increase in affordable housing development and rehabilitation since the financial crisis creates favorable conditions for us to acquire and hold tax-exempt mortgage revenue bonds and other assets with attractive risk-adjusted return profiles. At the same time, with the demand for projects that meet the affordable housing needs of low-income families in the United States expected to increase and investor capital returning to the tax credit market, we believe these factors will lead to a rise in affordable housing development activity as private developers seek to satisfy this continuing unmet demand. We expect this will result in an increase in multifamily tax-exempt bond issuances, which will create additional opportunities for well capitalized entities like us to acquire newly issued tax-exempt mortgage revenue bonds at attractive risk and return profiles. If additional private capital sources enter the market in the future, we will face increased competition for attractive acquisition opportunities. We believe our manager’s established track record in this sector in a variety of credit and interest rate environments and market conditions will enable it to continue identifying attractive opportunities for us.

Initial Portfolio

Concurrently with the completion of this offering, we will acquire out of the net proceeds of this offering and the concurrent private placements, a portfolio of 13 fixed rate, tax-exempt mortgage revenue bonds with a remaining principal balance outstanding of approximately $92.9 million and a weighted average interest rate of approximately 6.45% as of June 1, 2011, and two unsecured floating rate, taxable notes with a remaining principal balance outstanding of approximately $11.1 million as of June 1, 2011 that are related to multifamily properties which are financed by tax-exempt mortgage revenue bonds that will be held by us. This portfolio was sourced during the 2005 to 2008 period by Red Stone as part of the RS/PIM investment program and is currently being managed by an affiliate of Red Stone on behalf of the RS/PIM investment program. Red Stone performed the credit underwriting of these bonds on behalf of the investment program at the time of their initial acquisition and, as servicer for the assets, Red Stone has conducted active surveillance of the performance of these bonds on behalf of the RS/PIM investment program since their initial acquisition, and will continue to do so until such bonds are acquired by us. Pursuant to the Portfolio Acquisition Agreement, the purchase price for the portfolio will be the approximate par value of such assets, which was approximately $104.4 million as of June 1, 2011, payable in cash out of the net proceeds of this offering and the concurrent private placements. We have engaged an independent third party valuation firm to support the conclusion reached by our general partner that the purchase price paid for these bonds is fair to us from a financial point of view. In connection with the Portfolio Acquisition Agreement, affiliates of PREI have agreed to participate in a private placement, which will close concurrently with the completion of this offering, pursuant to which affiliates of PREI will purchase $7.5 million of our common units at a price per unit equal to the initial public offering price of the common units sold in this offering. The bonds in this portfolio were issued by various state and local housing authorities in order to provide debt capital for 14 multifamily residential apartment complexes located in nine states and which contain a total of approximately 2,000 multifamily apartment units. The principal amount of the mortgages underlying each of these bonds and the two taxable notes will not fully amortize over their terms and the outstanding principal balance will be repaid as a lump-sum “balloon” payment at the end of the term. These bonds are secured by first mortgages or deeds of trust on the financed apartment properties. Tax credits allocated in connection with the issuance of these bonds also provide additional credit support because such tax credits may be sold by the borrower and the proceeds from such sale may be used as additional equity for the project.

The acquisition of this portfolio will enable us to generate positive cash flow immediately following the completion of this offering and to build a base of assets against which we can borrow to fund additional bond acquisitions. The bonds included in this portfolio were issued by various state and local housing authorities in order to provide debt capital for 14 multifamily residential apartments located in nine states and which contain a total of approximately 2,000 rental apartment units. Although these bonds were issued by state and local housing authorities, we will not have any credit exposure to such state and local housing authorities. Each bond is secured by a first mortgage or deed of trust on the financed apartment property, and the source of substantially all of the cash to pay interest and principal on our bonds will be the net cash flow generated by the operation of such properties and the net proceeds from the ultimate sale or refinancing of the properties.

The table below sets forth additional information relating to each bond and the multifamily housing properties collateralizing the bonds to be included in the initial portfolio as of June 1, 2011:

Property Name	Location	Number of Properties	Occupancy Rate as of June 1, 2011	Outstanding Principal Amount of Bond as of June 1, 2011	Interest Rate on Bond	Maturity Date	Original Amortization (in months)	Annualized Bond Interest(3)
Park at Shiloh	Tyler, TX	1	91.9%	$7,935,000	5.75%	12/1/47	480	$456,694

Hickory Forest	Nashville, TN	1	97.8	4,500,000	6.125	11/1/46	480	276,084

Argonaut/El Tovar/Drehmoor (AED)	Denver, CO	3	97.8	10,115,000	5.60	4/1/47	480	568,540

Southpointe/Hunter’s Ridge(1)	St. Louis, MO	2	90.9	10,575,000	7.875	1/1/2025	360	1,428,788

Southpointe/Hunter’s Ridge(1)	St. Louis, MO	2	90.9	8,365,000	7.125	6/1/25	360	1,428,788

The Lodge(2)	Lincoln, NE	1	97.2	7,220,000	7.55	2/1/24	360	809,360

The Lodge(2)	Lincoln, NE	1	97.2	3,500,000	7.55	2/1/27	360	809,360

Riverstone/Antioch	Antioch, CA	1	90.4	11,825,000	5.95	7/1/47	480	703,586

Woodside Village	Louisville, KY	1	94.9	6,540,000	6.00	7/15/47	480	393,100

MacArthur Park	Loveland, OH	1	95.3	4,345,000	5.85	6/1/48	480	254,183

Niagara Towers	Niagara Falls, NY	1	100.0	6,320,000	6.125	8/1/41	480	388,631

Tonawanda Towers	Tonawanda, NY	1	100.0	4,190,000	6.125	8/1/41	480	265,212

Urban Towers	Lockport, NY	1	97.9%	7,450,000	6.125	8/1/41	420	460,906

			Total	$92,880,000				$6,005,084

(1)	In addition to the bonds, the Southpointe/Hunter’s Ridge project is also financed with taxable notes which had an outstanding principal amount of $5.62 million as of June 1, 2011 and a floating interest rate equal to LIBOR plus 2.00%.
(2)	In addition to the bonds, the Lodge project is also financed with taxable notes that had an outstanding principal amount of $5.48 million as of June 1, 2011 and a floating interest rate equal to LIBOR plus 1.75%.
(3)	Represents annualized interest through June 1, 2011.

Park at Shiloh

Park at Shiloh is a multifamily apartment complex located in Tyler, Texas that was constructed in 2002. The property is comprised of an aggregate of 176 units, consisting of 24 one-bedroom units, 104 two-bedroom units and 48 three-bedroom units, of which 100% of the total units are restricted to low-income tenants. The property’s average occupancy rate as of June 1, 2011 was approximately 91.9%.

The tax-exempt mortgage revenue bond secured by Park at Shiloh is a fixed-rate bond that was issued in conjunction with the refinancing of the property. In connection with the bond issuance, tax credits were allocated to the property. The bond had an outstanding principal amount of approximately $7.935 million as of June 1, 2011 and a fixed interest rate of 5.75% per annum. The bond does not provide for contingent interest. The bond was purchased in December 2007 for approximately $7.95 million, providing an approximate effective 5.75% yield to maturity. Annualized bond interest through June 1, 2011 was approximately $457,000. As of June 1, 2011, the property is current on the payment of principal and base interest on the bond.

Hickory Forest

Hickory Forest is a multifamily apartment complex located in Nashville, Tennessee that was constructed in 1983 and renovated in 2007. The property is comprised of an aggregate of 90 units, consisting of 25 one-bedroom units and 65 two-bedroom units, of which 100% of the total units are restricted to low-income tenants. The property’s average occupancy rate as of June 1, 2011 was approximately 97.8%.

The tax-exempt mortgage revenue bond secured by Hickory Forest is a fixed-rate bond that was issued in conjunction with the acquisition and rehabilitation of the property. In connection with the bond issuance, tax credits were allocated to the property. The bond had an outstanding principal amount of approximately $4.5 million as of June 1, 2011 and a fixed interest rate of 6.125% per annum. The bond does not provide for contingent interest. The bond was purchased in November 2006 for approximately $4.6 million, providing an approximate effective 6.125% yield to maturity. Annualized bond interest through June 1, 2011 was approximately $276,000. As of June 1, 2011, the property is current on the payment of principal and base interest on the bond.

AED

AED is a portfolio of three senior restricted multifamily apartment complexes located in Denver, Colorado that were constructed in the early 1900’s and renovated in 2007. The portfolio is comprised of an aggregate of 184 units, consisting of 51 studio units and 133 one-bedroom units, of which 100% of the total units are restricted to low-income tenants. The property’s average occupancy rate as of June 1, 2011 was approximately 97.8%.

The tax-exempt mortgage revenue bond secured by AED is a fixed-rate bond that was issued in conjunction with the acquisition and rehabilitation of the property. In connection with the bond issuance, tax credits were allocated to the property. The bond had an outstanding principal amount of approximately $10.1 million as of June 1, 2011 and a fixed interest rate of 5.6% per annum. The bond does not provide for contingent interest. The bond was purchased in June 2007 for approximately $10.6 million, providing an approximate effective 5.6% yield to maturity. Annualized bond interest through June 1, 2011 was approximately $569,000. As of June 1, 2011, the property is current on the payment of principal and base interest on the bond.

Southpointe/Hunter’s Ridge

Southpointe and Hunter’s Ridge, or Southpointe/Hunter’s Ridge, consists of two multifamily apartment complexes located in St. Louis, Missouri that were completed in 1987. Southpointe is comprised of an aggregate of 192 units, consisting of 48 one-bedroom units and 144 two-bedroom units, of which 20% of the total units are restricted to low-income tenants. Hunter’s Ridge is comprised of an aggregate of 198 units, consisting of 60 one-bedroom units and 138 two-bedroom units. Southpointe/Hunter’s Ridge‘s average occupancy rate as of June 1, 2011 was approximately 91.0%.

The tax-exempt mortgage revenue bonds secured by Southpointe/Hunter’s Ridge are fixed-rate bonds that were issued in conjunction with the acquisition of the properties. The bonds had an outstanding principal amount of approximately $18.94 million as of June 1, 2011 and a weighted average fixed interest rate of 7.5% per annum. The bonds consist of two separate series of bonds equal to $10.575 million and $8.365 million, respectively. The $10.575 million series bears interest at a fixed rate of 7.875% and has a maturity date of January 1, 2025. The $8.365 million series bears interest at a fixed rate of 7.125% and has a maturity date of June 1, 2025. In addition to the bonds, Southpointe/Hunter’s Ridge is financed with unsecured floating rate taxable notes. The taxable notes, which mature on June 1, 2025, had an outstanding principal amount of $5.62 million as of June 1, 2011 and a floating interest rate equal to LIBOR plus 2.00%. The bonds and notes do not provide for contingent interest. The bonds and notes were purchased in May 2005 for approximately $25.5 million, and the bonds provide an approximate effective 7.5% yield to maturity. Annualized bond interest through June 1, 2011 was approximately $1.43 million (excluding interest on the notes). As of June 1, 2011, Southpointe/Hunter’s Ridge are current on the payment of principal and base interest on the bonds and notes.

The Lodge

The Lodge is a multifamily apartment complex located in Lincoln, Nebraska that was constructed in 1972 and renovated in 2004. The Lodge is comprised of an aggregate of 324 units, consisting of 144 one-bedroom units, 156 two-bedroom units and 24 three-bedroom units, of which 40% of the total units are restricted to low-income tenants. The Lodge’s average occupancy rate as of June 1, 2011 was approximately 97.2%.

The tax-exempt mortgage revenue bonds secured by The Lodge are fixed-rate bonds that were issued in conjunction with the acquisition of the property. In connection with the bond issuances, tax credits were allocated to the property. The bonds had an outstanding principal amount of approximately $10.72 million as of June 1, 2011 and a weighted average fixed interest rate of 7.55% per annum. The bonds consist of two separate series of bonds equal to $7.22 million and $3.5 million, respectively. The $7.22 million series bears interest at a fixed rate of 7.55% and has a maturity date of February 1, 2024. The $3.5 million series bears interest at a fixed rate of 7.55% and has a maturity date of February 1, 2027. In addition to the bonds, the property is financed with unsecured, floating rate taxable notes. The taxable notes, which mature on March 1, 2026, had an outstanding principal amount of $5.48 million as of June 1, 2011 and a floating interest rate equal to LIBOR plus 1.75%. The bonds and notes do not provide for contingent interest. The bonds and notes were purchased in March 2006 for approximately $16.5 million, and the bonds provide an approximate effective 7.5% yield to maturity. Annualised bond interest through June 1, 2011 was approximately $809,000 (excluding interest on the notes). As of June 1, 2011, the property is current on the payment of principal and base interest on the bonds and notes.

Riverstone

Riverstone is a multifamily apartment complex located in Antioch, California that was constructed in 1985 and renovated in 2008. The property is comprised of a total of 136 two-bedroom units, of which 100% of the total units are restricted to low-income tenants. The property’s average occupancy rate as of June 1, 2011 was approximately 90.4%.

The tax-exempt mortgage revenue bond secured by Riverstone is a fixed-rate bond that was issued in conjunction with the acquisition and rehabilitation of the property. In connection with the bond issuance, tax credits were allocated to the property. The bond had an outstanding principal amount of approximately $11.825 million as of June 1, 2011 and a fixed interest rate of 5.95% per annum. The bond does not provide for contingent interest. The bond was purchased in July 2007 for $12.5 million, providing an approximate effective 5.95% yield to maturity. Annualized bond interest through June 1, 2011 was approximately $704,000. As of June 1, 2011, the property is current on the payment of principal and base interest on the bond.

Woodside Village

Woodside Village is a multifamily apartment complex located in Louisville, Kentucky that was completed in 1977 and renovated in 2008. The property comprises an aggregate of 158 units, consisting of 64 one-bedroom units, 68 two-bedroom units and 26 three-bedroom units, of which 100% of the total units are restricted to low-income tenants. The property’s average occupancy rate as of June 1, 2011 was approximately 94.9%.

The tax-exempt mortgage revenue bond secured by Woodside Village is a fixed-rate bond that was issued in conjunction with the acquisition and rehabilitation of the property. In connection with the bond issuance, tax credits were allocated to the property. The bond had an outstanding principal amount of approximately $6.540 million as of June 1, 2011 and a fixed interest rate of 6.0% per annum. The bond does not provide for contingent interest. The bond was purchased in September 2007 for $6.715 million, providing an approximate effective 6.0% yield to maturity. Annualized bond interest through June 1, 2011 was approximately $393,000. As of June 1, 2011, the property is current on the payment of principal and base interest on the bond.

MacArthur Park

MacArthur Park is a multifamily apartment complex located in Loveland, Ohio that was constructed in 1973 and renovated in 2009. The property is comprised of an aggregate of 85 units, consisting of eight one-bedroom units, 34 two-bedroom units and 43 three-bedroom units, of which 100% of the total units are restricted to low-income tenants. The property’s average occupancy rate as of June 1, 2011 was approximately 95.3%.

The tax-exempt mortgage revenue bond secured by MacArthur Park is a fixed-rate bond that was issued in conjunction with the acquisition and rehabilitation of the property. In connection with the bond issuance, tax credits were allocated to the property. The bond had an outstanding principal amount of approximately $4.345 million as of June 1, 2011 and a fixed interest rate of 5.85% per annum, of which 0.20% is contingent upon available cash flow. The bond was purchased in May 2008 for $4.345 million, providing an approximate effective 5.85% yield to maturity. Annualized bond interest through June 1, 2011 was $254,000. As of June 1, 2011, the property is current on the payment of principal and base interest on the bond.

Niagara Towers

Niagara Towers is a multifamily apartment complex located in Niagara Falls, New York that was constructed in 1980 and renovated in 2009. The property is comprised of an aggregate of 200 one-bedroom units, of which 100% of the total units are restricted to low-income tenants over 62 years of age. The property’s average occupancy rate as of June 1, 2011 was approximately 100.0%.

The tax-exempt mortgage revenue bond secured by Niagara Towers is a fixed-rate bond that was issued in conjunction with the acquisition and rehabilitation of the property. In connection with the bond issuance, tax credits were allocated to the property. The bond had an outstanding principal amount of approximately $6.32 million as of June 1, 2011 and a fixed interest rate of 6.125% per annum. The bond does not provide for contingent interest. The bond was purchased in July 2006 for $7.98 million, providing an approximate effective 6.125% yield to maturity. Annualized bond interest through June 1, 2011 was approximately $389,000. As of June 1, 2011, the property is current on the payment of principal and base interest on the bond.

Tonawanda Towers

Tonawanda Towers is a multifamily apartment complex located in Tonawanda, New York that was constructed in 1982 and renovated in 2007. The property is comprised of an aggregate of 100 one-bedroom units, of which 100% of the total units are restricted to low-income tenants over 62 years of age. The property’s average occupancy rate as of June 1, 2011 was approximately 100.0%.

The tax-exempt mortgage revenue bond secured by Tonawanda Towers is a fixed-rate bond that was issued in conjunction with the acquisition and rehabilitation of the property. In connection with the bond issuance, tax credits were allocated to the property. The bond had an outstanding principal amount of approximately $4.19 million as of June 1, 2011 and a fixed interest rate of 6.125% per annum. The bond does not provide for contingent interest. The bond was purchased in July 2006 for $5.32 million, providing an approximate effective 6.125% yield to maturity. Annualized bond interest through June 1, 2011 was approximately $265,000. As of June 1, 2011, the property is current on the payment of principal and base interest on the bond.

Urban Towers

Urban Towers is a multifamily apartment complex located in Lockport, New York that was constructed in 1978 and renovated in 2007. The property is comprised of an aggregate of 150 one-bedroom units, of which 100% of the total units are restricted to low-income tenants over 62 years of age. The property’s average occupancy rate as of June 1, 2011 was approximately 97.9%.

The tax-exempt mortgage revenue bond secured by Urban Towers is a fixed-rate bond that was issued in conjunction with the acquisition and rehabilitation of the property. In connection with the bond issuance, tax credits were allocated to the property. The bond had an outstanding principal amount of approximately $7.45 million as of June 1, 2011 and a fixed interest rate of 6.125% per annum. The bond does not provide for contingent interest. The bond was purchased in July 2006 for $8.175 million, providing an approximate effective 6.125% yield to maturity. Annualized bond interest through June 1, 2011 is approximately $461,000. As of June 1, 2011, the property is current on the payment of principal and base interest on the bond.

Pipeline

In addition to the initial portfolio, our manager and its professionals have identified a pipeline of additional tax-exempt mortgage revenue bonds for possible acquisition by us following the closing of this offering and the concurrent private placements. This pipeline consists of additional tax-exempt mortgage revenue bonds with an aggregate estimated principal amount of approximately $240 million. Our manager’s professionals identified this pipeline through their extensive network of contacts in various segments of the tax-exempt housing industry. Our manager is currently evaluating these bonds and whether to recommend that we acquire any of these bonds. However, none of the bonds in our pipeline are subject to definitive purchase agreements and there can be no assurance that we will be able to negotiate and execute satisfactory purchase agreements to acquire these bonds or that we will be able to complete the acquisition of any or all of these bonds. We are negotiating to obtain a commitment for the Credit Facility, which we expect will be in place upon the closing of this offering. We expect to finance any additional bonds that we acquire out of this pipeline or from other sources using any remaining proceeds from this offering and the concurrent private placements and/or debt financing. As we grow, we expect to finance additional mortgage revenue bonds though the Credit Facility or other credit facilities, warehouse facilities, securitizations, and public and private equity and debt financings, in addition to transaction or asset specific funding arrangements.

Our Investment Strategy and Target Assets

Our objective is to generate attractive risk-adjusted returns and predictable cash distributions, a substantial portion of which will consist of pass-through income exempt from U.S. federal income tax. We will seek to achieve this objective through our acquisition, financing and management of tax-exempt mortgage revenue bonds, which are used to provide debt capital for affordable rental housing, and through selected acquisitions, financing and management of taxable mortgages and taxable notes secured primarily by affordable multifamily housing properties. The profitability of our strategy will depend upon the spread between the fixed or floating interest income earned on our portfolio and the cost of our borrowings, after giving effect to hedging activities. Our strategy is to utilize our manager’s extensive experience and due diligence and risk oversight capabilities to underwrite the risks of the assets we acquire. Our strategy will also be focused primarily on identifying and acquiring multifamily tax-exempt bonds that have either converted to permanent status or were funded to finance the acquisition or rehabilitation of projects. We believe that bonds of this type offer more predictable cash flow and lower volatility compared to construction phase financings.

We will focus our investment activity on the following categories of assets, which we refer to as our target assets:

Bonds issued in conjunction with 80/20 Projects.    “80/20” projects are apartment complexes where at least 20% of the development’s units are rented to tenants earning no more than 50% of the area median income (adjusted for family size) as established by HUD with the remaining units rented at market rates. We believe bonds secured by 80/20 projects are attractive investment opportunities because they are typically offered in connection with project acquisitions and refinancings where property net operating income has already been stabilized, making property cash flow more predictable and up to 80% of the units in the complex can be rented at market rates providing property owners an avenue to increase net operating income over time.

LIHTC Projects.    “LIHTC” projects are apartment rental complexes offered to low-income tenants at restricted rents. For these properties, 100% of the units are generally rented to tenants earning no more than 60% of the area median income (adjusted for family size) as established by HUD. We believe bonds secured by LIHTC projects are attractive investment opportunities because they generate a large number of tax credits (at least 20% of the total project capitalization), which supports the equity funding needs for these transactions. The tax credits offered in conjunction with the bonds also provide additional collateral to support repayment of the bonds. Rental income from properties that receive LIHTCs are sometimes supported through rental subsidies provided by HUD under long-term contracts to property owners under Section 8, a U.S. federal housing program which provides housing assistance to low-income renters and homeowners. To make rents affordable, Section 8 pays any rent which exceeds 30% of a tenant’s adjusted monthly income.

Our strategy relating to LIHTC projects is to seek to hold the bonds through expiration of their 15-year tax credit compliance period and to match fund our purchase of these bonds with long term financing.

Taxable Mortgages and Taxable Bonds.    We will supplement our tax-exempt mortgage revenue bond strategy with a limited amount (expected to be less than 30% of our assets at any time) of taxable mortgages and taxable bonds secured primarily by affordable multifamily housing properties. We expect that in most cases the taxable mortgages and taxable bonds will be secured by a first mortgage lien on the property.

Other Assets.    Our governing instruments do not limit the types of investments we may make. We may opportunistically invest in 501(c)(3) bond projects. 501(c)(3) bond projects are apartment complexes owned by not-for-profit organizations that qualify as tax-exempt organizations under Section 501(c)(3) of the Code. Eligible Section 501(c)(3) organizations can issue tax-exempt bonds for the purpose of developing affordable housing. We may also acquire taxable notes relating to or mortgage loans secured by multifamily properties which are financed by tax-exempt mortgage revenue bonds we hold. As an adjunct to our principal strategy, we may also acquire ownership positions in multifamily properties in order to facilitate our acquisition of tax-exempt mortgage bonds secured by these properties. On a selective basis, we may also acquire construction financing commitments. We may also acquire tax-exempt bonds at a discount to par value that carry contingent interest features that enable us to share in property cash flow as provided in the bond indenture. Utilizing our balance sheet, we may also seek to earn fees by providing credit enhancement on tax-exempt bonds, although such activities may be undertaken through one or more taxable corporate subsidiaries. We may also make investments in other tax-exempt investments.

Portfolio Repositioning.    In connection with our business strategy, we intend to periodically assess opportunities to reposition our existing portfolio. In some cases, we may elect to sell selected tax-exempt bonds or other assets that are secured by multifamily properties that have experienced significant appreciation. In other cases, we may elect to sell bonds or other assets on properties that are in stagnant or declining markets or for other reasons. The proceeds received from these transactions would then be redeployed into other assets consistent with our investment objectives. We may also be able to use a higher-quality investment portfolio to obtain higher leverage to be used to acquire additional investments.

Credit Enhancement.    Tax-exempt bonds can be structured with or without credit enhancement. Credit enhancement can be provided through direct-pay letters of credit, standby letters of credit, bond insurance, credit enhancement agreements and guaranties from third parties, including investment banks, life insurance companies, government sponsored entities such as Fannie Mae or Freddie Mac and state housing finance agencies. In credit enhanced bonds, bondholders look to the creditworthiness of the credit enhancer rather than the underlying project. Our strategy is to utilize our manager’s extensive experience in due diligence and risk oversight capabilities to underwrite the risks of the tax-exempt mortgage revenue bonds we acquire and in general to refrain from acquiring bonds that have been credit enhanced by third parties. However, utilizing our strong balance sheet, which will not be beset by legacy non-performing assets, and modest use of leverage, we may seek to earn fees through taxable corporate subsidiaries for providing credit enhancement for tax-exempt bonds sponsored by unaffiliated third parties.

Bond Credit Ratings.    Our strategy is to utilize our general partner’s extensive experience and due diligence and risk oversight capabilities to evaluate potential bond opportunities and generally not rely on third party credit ratings. See “—Acquisition Process, Credit Analysis and Risk Management” for a description of our credit underwriting process.

Our Financing Strategy

As described in detail below, we anticipate using levels of borrowings that we deem to be prudent as part of our financing strategy. Our financing sources will include the net proceeds of this offering and the concurrent private placements, cash flows from operations and borrowings, including under credit facilities, warehouse facilities, securitizations, and public and private equity and debt financings, in addition to transaction or asset specific funding arrangements.

We are negotiating to obtain a commitment for a credit facility from an affiliate of Deutsche Bank Securities Inc. In addition to the Credit Facility, which we expect will be in place upon the closing of this offering, we may seek to obtain other debt facilities and long-term debt financing through the securitization of tax-exempt mortgage revenue bonds, including through programs sponsored by government sponsored enterprises, such as Freddie Mac’s TEBS program. Under the TEBS program, Freddie Mac issues Class A Multifamily Variable Rate Certificates that are tax-exempt and taxable securities that are fully guaranteed by Freddie Mac and supported by pools of tax-exempt and taxable multifamily mortgage revenue bonds. While Freddie Mac is currently the primary source of securitization financing for tax-exempt bonds, we anticipate that private credit sources will re-enter the mortgage finance marketplace and that we will be able to obtain financing from such sources in the future.

We may also finance our acquisition of tax-exempt mortgage revenue bonds and other assets through STEP vehicles. A STEP vehicle is a special purpose entity that is structured as a partnership for U.S. federal income tax purposes and issues multiple classes of certificates to finance the acquisition by the STEP vehicle of a portfolio of tax-exempt bonds or other assets. The classes of certificates issued by the STEP vehicle have differing levels of priority with respect to distributions of the income generated by the assets held by the STEP vehicle, but all receive a pass through of U.S. federally tax-exempt income generated by such assets. We would expect to acquire all or a portion of the junior STEP certificates issued by such vehicles and earn a tax-exempt yield on the certificates issued to us by the STEP or other structured credit vehicle. We may also acquire all or a portion of the more senior classes of certificates.

Although we are not required to maintain any particular debt-to-equity leverage ratio, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. We expect, initially, that we may deploy, on a debt-to-equity basis, up to to times leverage on our target assets. We intend to use leverage for the primary purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

Our Hedging Strategy

We may utilize derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, options on interest rate swaps (or swaptions), financial futures, options, floors and forward sales in an effort to hedge the interest rate risk associated with the financing of our portfolio. Specifically, we may hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will include, where desirable, locking in, on a long-term basis, a spread between the yield on our assets and the cost of our financing in an effort to improve returns to our common unitholders. There can be no assurance that our hedging strategies will be effective in managing our interest rates risks, locking in spreads or mitigating other risks associated with our operations.

Acquisition Process, Credit Analysis and Risk Management

Our acquisition strategy will be implemented through disciplined underwriting, acquisition and asset management process. Our manager will be responsible for conducting due diligence, underwriting, and recommending assets for our acquisition as well as monitoring the credit quality of our assets on our behalf, as described below.

Due Diligence.    All facets of our investment strategy will be based upon our due diligence process. When our manager’s investment committee considers an investment for possible purchase by us, the committee will conduct its own due diligence on the investment. When our manager recommends an investment, it will do so after conducting what it believes to be an appropriate level of diligence on the particular investment. Depending upon the type of the investment and the nature of the transaction, such due diligence may include some or all of the following activities:

•	require the obligor to answer or assemble information pursuant to a comprehensive due diligence questionnaire;

•	review publicly available information about the obligor;

•	assess general market conditions;

•	analyze obligor-prepared valuations of the obligor’s assets;

•	review third party revenue sources such as external contracts, service arrangements, pledges, philanthropic support and others;

•	review the obligor’s historical performance, market position and financial results, and the level and stability of its anticipated cash flow;

•	review property appraisals;

•	conduct physical inspection of the property securing the bonds and prepare an analysis of comparable properties;

•	evaluate whether property level insurance, expenses and real estate taxes are sufficient and in line with those of comparable properties;

•	examine Phase I Environmental Site Assessment and Property Condition/Engineering reports and obtain title insurance on underlying real estate collateral; and

•	discuss the obligor’s liquidity position, credit statistics, growth and operating strategies and selected potential problem areas with the obligor’s management.

Credit Underwriting.    In evaluating bonds and other assets for our possible acquisition, our manager intends to generally focus on the expected likelihood that revenues from the underlying property, together with pledged reserves and other assets, will be at all times sufficient to pay all amounts owed on the bonds or other assets. In conducting this analysis, our manager expects to evaluate the credit characteristics of potential assets based on their underlying collateral profiles, including, but not limited to, documentation, geographic concentration, property type, loan-to-value ratios, credit spreads, asset yields and debt service coverage ratios.

Investment Committee.    Our manager’s investment committee will oversee our asset acquisition strategy, portfolio holdings, financing and leverage strategies and compliance with our investment guidelines, subject to the oversight and supervision of the board of directors of our general partner. All asset acquisitions made by us will either require the approval of our manager’s investment committee or must comply with a set of parameters established by our general partner. In the case of new issuance bonds or other assets outside of the parameters established by our general partner, our general partner’s asset acquisition committee must also review and approve such asset prior to our acquisition.

The initial members of our manager’s investment committee will be Messrs. Sokolovic, Levine and            . Information regarding Messrs. Sokolovic, Levine and            is set forth under “Our Manager and Our Management Agreement—Biographical Information.” The investment committee will meet as frequently as necessary, and in no event less than monthly, so that the committee can be responsive to opportunities as they arise.

Ongoing Monitoring.    Our manager will have the primary responsibility for monitoring our investments for potential credit impairment issues. The monitoring process will include a regular review of market conditions and public announcements by obligors, ongoing dialogues with obligors, a periodic review of collateral statistics and performance, meetings to discuss credit performance and a watch list. Our manager will keep the investment committee advised of any particular credit problems as they arise, and will recommend to our general partner and have primary responsibility for implementing approved strategies for dealing with these issues.

Investment Policies

We expect to adopt the following investment guidelines:

•	no investment will be made that would cause us to fail to qualify to be treated as a partnership not taxable as corporation for U.S. federal income tax purposes;

•	no investment will be made that would cause us to register as an investment company under the 1940 Act;

•	our investments will be predominantly in our target assets; and

•	no investment will be made in non-U.S. assets.

These investment guidelines may be changed from time to time by our general partner without the approval of our common unitholders. See “Risk Factors—Risks Related to Our Business—We may change any of our strategies, policies and procedures, or investment guidelines without common unitholder consent, which could result in our making asset allocations or incurring borrowings that are different from, and possibly riskier than, those described in this prospectus.” Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our equity that will be invested in any of our target assets at any given time. We believe that our manager’s expertise among our target asset classes should enable us to achieve our investment objectives through changing interest rate and credit cycles and provide attractive risk-adjusted long term returns to our common unitholders under a variety of market conditions and economic cycles.

Conflicts of Interest Policy

For a discussion of the conflicts of interest that we may face and our policies to address these conflicts, see “Our Management—Conflicts of Interest.”

Policies with Respect to Certain Other Activities

If our general partner determines that additional funding is required, we may raise such funds through debt financing, additional offerings of equity or debt securities or the retention of cash flow or a combination of these methods. In the event that our general partner determines to raise additional equity capital, it has the authority, without unitholder approval, to authorize us to issue additional common units or preferred units in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities in exchange for assets and repurchase or otherwise reacquire our units and may engage in such activities in the future. We may also make loans to third parties, including joint ventures, in which we participate. We may, but do not intend to, underwrite securities of other issuers or invest in the securities of other issuers for the purpose of exercising control.

We may acquire securities of other entities engaged in real estate activities or securities of other issuers.

Our general partner may change any of these policies at any time without prior notice to our common unitholders or a vote of our common unitholders.

Distribution Reinvestment Plan

In the future, we intend to adopt a distribution reinvestment plan that will permit common unitholders who elect to participate in the plan to have their cash distributions reinvested in additional units. As a result, if our general partner authorizes, and we declare, a cash distribution, then our common unitholders who have elected to participate in our distribution reinvestment plan will have their cash distribution reinvested in additional units, rather than receiving the cash distribution.

Operating and Regulatory Structure

Tax Status

We are organized as a Delaware limited partnership. We intend to operate and expect to qualify to be treated as a partnership for U.S. federal income tax purposes. So long as we qualify and remain qualified as a partnership for U.S. federal income tax purposes, we will be able to pass through our income, including our U.S. federally tax-exempt income, and deductions to our common unitholders. Although certain interest income that we earn will be exempt from U.S. federal income tax, we expect that such income will be taxable in many states and localities. In addition, interest on tax-exempt bonds generally is an item of tax preference for purposes of the AMT. However, interest on 501(c)(3) bonds generally will only be includable in the determination of AMT for our common unitholders that are corporations. Our qualification as a partnership for U.S. federal income tax purposes involves the application of numerous complex provisions for which there is a lack of direct authority. Even if we qualify as a partnership for U.S. federal income tax purposes, our subsidiaries that are treated as taxable corporate subsidiaries would be subject to regular U.S. federal, state and local corporate income tax on their net taxable income. In addition, under the tax laws of certain states, we (in addition to any taxable corporate subsidiaries that we may form) may be subject to state or local income or franchise taxes (including AMT).

Regulation of Affordable Housing

The tax-exempt mortgage revenue bond industry is subject to extensive regulation, supervision and licensing under various U.S. federal and state statutes, ordinances and regulations. Many of these regulations impose constraints on bond terms and on the operation of multifamily rental housing that is financed with these bonds.

Tax-Exempt Financing

Section 142(d) of the Code provides for the issuance of U.S. federally tax-exempt revenue bonds the proceeds of which are available to be loaned to private developers for the new construction or acquisition and rehabilitation of multifamily rental housing. Under the Code, in order to qualify for federally tax-exempt financing, the property must be operated as a rental property and during the Qualified Project Period (defined below) at least either:

•	20% of the units must be rented to individuals or families whose income is less than 50% of the area median gross income (the “20/50 test”); or

•	40% of the units must be rented to individuals or families whose income is less than 60% of the area median gross income (the “40/60 test”);

in each case with adjustments for family size. The Qualified Project Period begins when 10% of the units in the property are first occupied and ends on the latest of the date:

•	which is 15 years after 50% of the units are occupied;

•	on which all the bonds have been retired; or

•	on which any assistance provided under Section 8 terminates.

If these requirements are not met on a continual basis, interest on the mortgage revenue bonds could be determined to be includable in gross income retroactively to the date such bonds were issued. There is no U.S. federal statutory or regulatory limit on the amount of rent that may be charged.

Volume Cap

The availability of U.S. federally tax-exempt financing for affordable multifamily housing to be owned by private, for-profit developers in each state is limited by an annual volume cap contained in Section 146 of the Code. Once a state has reached its maximum for a calendar year, no additional private tax-exempt bonds can be issued by such state. Multifamily housing is only one such area competing for volume cap allocation from a state. Other segments competing for allocations include pollution control facilities, industrial development agencies and single family mortgage revenue bonds. The amount of volume cap awarded to each state is based on the state’s population, with each state receiving a certain minimum amount. In 2011, the volume cap for each state is the greater of $95 per capita or $ 277,820,000. States are largely free to set up their own processes for allocating volume caps and, as a result, practices may vary from state to state. In general, states allocate volume caps to meet their public policy objectives, and multifamily housing has historically received a high priority for volume cap allocation in most states. Tax-exempt bonds for which the borrower is a Section 501(c)(3) organization, as discussed below, do not receive an allocation of volume cap and therefore do not count against the volume cap for a state.

501(c)(3)

Non-profit organizations described in Section 501(c)(3) of the Code whose charitable purpose is to provide low-income housing may also avail themselves of U.S. federally tax-exempt financing to construct or acquire and rehabilitate affordable multifamily housing properties. Mortgage revenue bonds for such charities are governed by Section 145 of the Code and may be issued without regard to the state volume cap that applies to for-profit developers. Under Section 145 of the Code, at least 95% of the proceeds of the bond issue must be used in a manner that furthers the charitable purpose of the Section 501(c)(3) organization or a related purpose.

The tax treatment of a not-for-profit issuer depends in part on the charitable purpose underlying the issuer Section 501(c)(3) qualification. Entities obtain Section 501(c)(3) status by applying to the Internal Revenue Service, or the IRS, and setting forth their “charitable” activities, the most common of which in the multifamily housing area are (1) providing low-income housing for “relief of the poor and distressed,” and (2) “lessening the burdens of government.” In Revenue Procedure 96-32, the IRS promulgated a non-exclusive safe harbor for Section 501(c)(3) organizations whose charitable purpose is providing low-income housing for “relief of the poor and distressed”: if either the 20/50 or 40/60 tests described above are met, at least 75% of all units are rented to families whose income does not exceed 80% of area median gross income (adjusted for family size), and the Section 501(c)(3) organization charges tenants

“affordable rents,” the proceeds of a revenue bond issue will be treated as being used to further the Section 501(c)(3) organization’s charitable purpose. Borrowers charged with “lessening the burdens of government” are subject to income and affordability limits that are individually set depending on the specific motivations of, and the government involvement in, the organization.

Acquisition/Rehabilitation Projects

Tax-exempt bonds are often used to provide debt capital for the acquisition and rehabilitation of existing multifamily housing projects, rather than the construction of new projects. Except with respect to not-for-profit borrowers, as discussed below, tax-exempt bonds cannot be used to acquire an existing project if no improvements are made to the project. In addition to complying with the affordability rules, the borrower of an acquisition/rehabilitation project must also spend on rehabilitation of the project in an amount equal to at least 15% of the total amount of the bond proceeds used to acquire the buildings and other improvements (but not the land) that comprise the project.

With respect to not-for-profit borrowers, where a borrower wants to acquire an existing multifamily rental housing project rather than construct a new project, the Code requires either “substantial rehabilitation” or compliance with the income restrictions of Section 142(d). Unlike the 15% rehabilitation requirement for for-profit borrowers discussed above, substantial rehabilitation in this context means that a not-for-profit must spend on rehabilitation at least an amount equal to the total amount of bond proceeds used to acquire the buildings and other improvements (but not the land) that comprise the project. As a result, rather than complying with the “substantial rehabilitation” requirement, not-for-profit developers may opt to satisfy the income requirements of Section 142(d) described above in addition to complying with income restrictions related to their Section 501(c)(3) qualification.

Spread Limitation

Issuers of tax-exempt bonds of all kinds are generally prohibited from investing bond proceeds in investments that produce a yield over the term of the bond issue in excess of the yield on the bond issue. However, in the case of multifamily tax-exempt mortgage revenue bonds, the issuer may earn a spread of up to 1.5% over the bond yield.

TEFRA

In 1982, Congress enacted the Tax Equity and Fiscal Responsibility Act of 1982, or TEFRA, which imposes two requirements on private activity bonds: public hearing and public approval. A public hearing must be scheduled to provide residents of the area where the project is to be located an opportunity to express their views on the project. Reasonable notice of the hearing (typically at least 14 days) must be provided, and the hearing must be held within the geographic jurisdiction of the governmental unit providing the ultimate approval. The governmental unit providing the ultimate approval may be the state, the city or the county in which the project will be built or acquired. In addition to the public hearing, the proposed project must receive public approval by the applicable elected representative of the governmental unit that controls the bond issuer (which bond issuer may be the governmental unit itself).

U.S. Federal LIHTCs

Section 42 of the Code authorizes U.S. federal LIHTCs for affordable multifamily rental housing. Under this program, a project either receives an allocation of U.S. federal LIHTCs from an agency designated by the government of the state in which the project is located or the project is entitled to the LIHTCs by reason of its being financed by volume cap mortgage revenue bonds. There are two types of credits:

•

4% credits—for new buildings and existing buildings financed with mortgage revenue bonds that receive an allocation of the volume cap or for new and existing buildings financed with below-market U.S. federal financing that receive an allocation of U.S. federal LIHTCs from state agencies; and

•	9% credits—for new buildings that receive an allocation of U.S. federal LIHTCs from state agencies.

The credits are taken over a period of ten years, which can span over an 11-year operating period. The credit amount is based on the qualified basis of each building, which is based upon the adjusted basis of the building multiplied by the percentage of units in the building leased to low-income tenants.

In order to qualify for the U.S. federal LIHTC, the property must comply with either of the 20/50 or 40/60 tests that apply to tax-exempt bonds. However, in addition, the amount of rent that may be charged to qualifying low-income tenants cannot exceed 30% of the “imputed income” for each unit, i.e., 30% of the imputed income of a family earning 50% or 60% of area median income, as adjusted for family size. Failure to comply continuously with these requirements throughout the 15 year recapture period could result in a recapture of the U.S. federal LIHTCs. In addition, if the rents from the property are not sufficient to pay debt service on the mortgage revenue bonds or other financing secured by the property and a default ensues, the initial borrower could lose ownership of the project as a result of foreclosure of the mortgage securing the bonds. In such event, the initial equity investors would no longer be entitled to claim the U.S. federal LIHTCs, but the foreclosing lender could claim the remaining LIHTCs, provided the project continues to be operated in accordance with the requirements of Section 42 of the Code. As a result, there is a strong incentive for the U.S. federal LIHTC investor to ensure that the development is current on debt service payments by making additional capital contributions or otherwise.

Rental income from properties that receive LIHTCs are sometimes supported through rental subsidies provided by HUD under long-term contracts to property owners under Section 8. Section 8 is a U.S. federal housing program which provides assistance to low-income renters and homeowners. Under Section 8, the U.S. federal government authorizes the payment of rental housing assistance to private landlords on behalf of low-income households. To make rents affordable through the Section 8 program, HUD pays any rent which exceeds 30% of a qualifying tenant’s adjusted monthly income. We are attracted to bonds issued on affordable housing properties with long term Section 8 contracts, as rental income on these properties is generally very stable given the government rental assistance payments.

As Section 8 contracts expire, under the Multifamily Assisted Housing Reform and Affordability Acts of 1997 and 1999, or collectively, the Housing Acts, owners of properties with expiring Section 8 contracts have several options including: (1) marking rents up to the comparable market rent, if current rents are below market; (2) renewing rents at the current level, if the level does not exceed comparable market rents, and receiving an operating cost adjustment factor, or OCAF, or a budget based rent increase, as long as the rents do not exceed comparable market rents; (3) marking rents down to comparable market rents; (4) marking rents down to an “exception rent” level, when comparable market rents would be too low to permit continued operation of the property under the Section 8 program, even with full debt restructuring; or (5) opting out of the Section 8 program. For properties assisted by Section 8, but not subject to these provisions (including, but not limited to, properties which do not have underlying HUD insured mortgages, or which have been financed through certain state housing finance agency or bond-financed mortgage programs), rents will be continued at current levels, plus an OCAF or (in some instances) a budget based rent increase. In addition, properties can opt out of the Section 8 program only if very strict notice requirements have been met, including a requirement that HUD, the tenants and the local governing body be given twelve months notice of the limited partner-owner’s intention to opt out of the program prior to contract termination.

Each of the options requires an application to HUD, and, to a greater or lesser extent, the fulfillment of certain procedural submission requirements and financial requirements, which must be weighed in connection with the determination of which option to select.

The Section 8 requirements are separate from the requirements governing the underlying HUD-insured mortgage loans, and any other HUD, state or local requirements, all of which must be fulfilled, irrespective of the option chosen with regard to the continuation of Section 8 participation.

HUD Regulations

We expect that certain of the properties securing our bond portfolio will be subject to regulation by HUD. Under its regulations, HUD reserves the right to approve the owner and the manager of HUD-insured and HUD-assisted properties, as well as their “principals” (e.g., general partners, common unitholders with 10% or greater interests, officers and directors) in connection with the acquisition of a property, participation in HUD programs or the award of a management contract. This approval process is commonly referred to as “2530 Clearance.” HUD monitors the performance of properties with HUD-insured mortgage loans. HUD also monitors compliance with applicable regulations and takes performance and compliance into account in approving the acquisition of management of HUD-assisted properties.

Competition

Since the onset of the credit crisis beginning in the summer of 2007, many participants in the multifamily mortgage tax-exempt bond markets have either reduced their participation in the market or were forced to liquidate their holdings in order to meet their financial needs. As a result, we believe a limited number of private capital sources are currently competing with us to source and acquire tax-exempt multifamily bonds. Government sponsored enterprises, including Fannie Mae and Freddie Mac, as well as the FHA, are currently the most active lenders in the affordable housing finance sector.

In addition, there are other limited liability companies and mutual funds with investment objectives similar to ours and others may be organized in the future, including those that may be advised or managed by Red Stone or its affiliates. We cannot assure you that Red Stone’s affiliates will not establish or manage other investment entities in the future that compete with us for investments and we cannot assure you that, under such circumstances, our general partner will allocate the most attractive assets to us. If any present or future Red Stone investment entities have an investment focus similar to our focus, we may compete with those entities for access to the benefits that our relationship with Red Stone provides to us, including access to investment opportunities. Some of our competitors have substantially greater financial resources than we do and generally may be able to accept more risk than we can. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and better operating efficiencies.

Competition may limit the number of suitable investment opportunities available to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it significantly more difficult for us to make new investments on attractive terms. In addition, competition for desirable investments could delay the investment of proceeds from the Credit Facility or other financings in desirable assets, which may in turn reduce our earnings per unit and negatively affect our ability to maintain our dividend distributions.

Insurance

If we make investments in tax-exempt mortgage revenue bonds or other assets that are secured by real property, we will seek to ensure that the properties are covered by adequate insurance provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods, storms, riots, terrorism or acts of war. If an uninsured loss occurs, we could lose our invested capital in, and anticipated profits from, the investment.

Legal Proceedings

There are currently no legal proceedings pending or threatened against us, our manager or our general partner.

Offices

Our principal executive offices are located at 2 Grand Central Tower, 140 East 45th Street, New York, NY 10017 and the telephone number of our offices is 212.297.1800.

Employees

We do not have any employees. All employees are provided by our manager.

OUR MANAGER AND OUR MANAGEMENT AGREEMENT

General

We will be managed and advised by our manager, a subsidiary of Red Stone Financial Services LLC, the Red Stone entity that employs the professionals and other personnel, and has the information technology and systems, that will support our business. The executive offices of our manager are located at 2 Grand Central Tower, 140 East 45th Street, New York, New York 10017, and the telephone number of our manager’s executive offices is (212) 297-1800.

Executive Officers and Key Personnel of Our Manager

The following table sets forth certain information with respect to each of the executive officers and certain other key personnel of our manager:

Officer	Age	Position
John Sokolovic	50	Co-Chief Executive Officer
David Levine	54	Co-Chief Executive Officer
Michael Ricci	49	Interim Chief Financial Officer and Treasurer
Christopher Dulac	29	Managing Director
Cody Langeness	28	Managing Director
Diana Mayes	64	Managing Director and Co-Chief Underwriter
Christine Merrell	46	Managing Director and Co-Chief Underwriter

Biographical Information

Set forth below is biographical information for the executive officers and other key personnel of our manager.

John Sokolovic is our manager’s Co-Chief Executive Officer. Mr. Sokolovic is also our general partner’s Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Sokolovic is a Senior Managing Director of Red Stone. Mr. Sokolovic co-founded Red Stone in 2003, and he is responsible for strategic planning, directing new investments, overseeing new business initiatives and the firm’s operations. From 1993 to 2001, Mr. Sokolovic was previously a co-founder and Managing Director of CreditRe Mortgage Capital, LLC and its predecessor, CentRe Mortgage Capital, LLC. Both CentRe Mortgage Capital, LLC and CreditRe Mortgage Capital, LLC were affiliates of The Related Companies, LP, where Mr. Sokolovic was employed from 1986 to 1993, and specialized in the financing and development of affordable housing and bond financed properties. Prior to joining The Related Companies, LP, Mr. Sokolovic was an accountant at the accounting firm of Kenneth Leventhal & Company. Mr. Sokolovic holds a B.A. from Queens College of the City University of New York and is a certified public accountant. We believe that Mr. Sokolovic’s qualifications to serve on our board of directors include his extensive experience in the affordable multifamily housing industry, his experience as founder and Managing Director of Red Stone, CentRe Mortgage Capital, LLC and CreditRe Mortgage Capital, LLC and his experience as a certified public accountant.

David Levine is our manager’s Co-Chief Executive Officer. Mr. Levine is also our general partner’s Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Levine is a Senior Managing Director of Red Stone. Mr. Levine co-founded Red Stone in 2003, and he is responsible for the firm’s strategic planning, directing new investments, overseeing new business initiatives and the firm’s operations. From 1993 to 2001, Mr. Levine was previously a co-founder and Managing Director of CreditRe Mortgage Capital, LLC and its predecessor,

CentRe Mortgage Capital, LLC. Both CentRe Mortgage Capital, LLC and CreditRe Mortgage Capital, LLC were affiliates of The Related Companies, LP, where Mr. Levine was employed from 1989 to 1993, and specialized in the financing and origination of affordable housing and bond financed properties. Mr. Levine received a B.A. from Emory University and holds an M.B.A. from the University of Pennsylvania’s Wharton School of Business. We believe that Mr. Levine’s qualifications to serve on our board of directors include his considerable experience in the financial services sector, specifically focusing on financing and origination of affordable housing and bond financed properties, and his experience as founder and Managing Director of Red Stone, CentRe Mortgage Capital, LLC and CreditRe Mortgage Capital, LLC.

Michael Ricci is our manager’s Interim Chief Financial Officer and Treasurer and our general partner’s Interim Chief Financial Officer and Treasurer. Mr. Ricci is a Senior Vice President and Chief Financial Officer of Red Stone. Mr. Ricci joined Red Stone in 2003, and he is responsible for the firm’s accounting and financial reporting activities. From 1995 to 2003, Mr. Ricci was a Vice President and Controller of Devon Properties Inc., where he was responsible for financial reporting. Prior to joining Devon Properties Inc., Mr. Ricci was an Assistant Controller of The Related Companies, LP and was an accountant at the accounting firm of Kenneth Leventhal & Company. Mr. Ricci graduated with a B.A. from Queens College of the City University of New York and is a certified public accountant.

Christopher Dulac is a Managing Director of our manager and our general partner. Mr. Dulac is also a Managing Director of Red Stone. Mr. Dulac is a member of our manager’s asset acquisition team. Mr. Dulac joined Red Stone in 2004, and he is responsible for new investments and investment management. Mr. Dulac received a B.A. in Economics from McGill University.

Cody Langeness is a Managing Director of our manager and our general partner. Mr. Langeness is also a Managing Director of Red Stone. Mr. Langeness is a member of our manager’s asset acquisition team. Mr. Langeness joined Red Stone in 2006, and he is responsible for new investments and investment management. Mr. Langeness graduated with a B.B.A. in Real Estate & Urban Land Economics and Finance, Investment & Banking from the University of Wisconsin-Madison.

Diana L. Mayes is a Managing Director and Co-Chief Underwriter of our manager and our general partner. Ms. Mayes is also a Managing Director and Co-Chief Underwriter of Red Stone. Ms. Mayes is a member of our manager’s acquisition team. Ms. Mayes joined Red Stone in 2004, and she is responsible for the firm’s credit underwriting and asset management. From 1996 to 2004, Ms. Mayes was a Senior Vice President and Head of Underwriting and Asset Management of CreditRe Mortgage Capital, LLC and its predecessor, CentRe Mortgage Capital, LLC. Both CentRe Mortgage Capital, LLC and CreditRe Mortgage Capital, LLC were affiliates of The Related Companies, LP, where Ms. Mayes was employed from 1991 to 1996, and specialized in the underwriting and asset management of affordable housing and bond financed properties. Prior to joining The Related Companies, LP, from 1986 to 1991, Ms. Mayes was a Vice President for Asset Management and Acquisition Due Diligence of First Property Management, the residential arm of the Chicago-based Equity Group. Ms. Mayes brings to us over 40 years of experience in market-rate and affordable multifamily housing. Ms. Mayes graduated from Northern Illinois University and holds an M.B.A. from Loyola University in Chicago.

Christine Merrell is a Managing Director and Co-Chief Underwriter of our manager and our general partner. Ms. Merrell is also a Managing Director and Co-Chief Underwriter of Red Stone. Ms. Merrell is a member of our manager’s acquisition team. Ms. Merrell joined Red Stone in 2006, where she is responsible for the firm’s credit underwriting and asset management. From

1998 to 2006, Ms. Merrell was an asset manager with Related Capital Company / CharterMac. Prior to joining Related Capital Company, Ms. Merrell spent six years from 1996 to 2001 as an asset manager with CreditRe Mortgage Capital, LLC and its predecessor, CentRe Mortgage Capital, LLC, were both affiliates of The Related Companies, LP. Ms. Merrell brings to us over 17 years of experience in market-rate and affordable multifamily housing. Ms. Merrell graduated with a B.S. in Business Administration from the University of Florida.

Investment Committee

Our manager’s investment committee will oversee our asset acquisition strategy, portfolio holdings, financing and leverage strategies and compliance with our investment guidelines, subject to the oversight and supervision of our general partner. The initial members of our manager’s investment committee will be Messrs. Sokolovic, Levine and             . Information regarding Messrs. Sokolovic, Levine and              is set forth under “Our Manager and Our Management Agreement—Biographical Information.”

Management Agreement

Before the completion of this offering, we will enter into a management agreement with our manager, pursuant to which our manager will manage our affairs, including the day-to-day management of our operations and activities. Our management agreement will become effective upon the completion of this offering.

Our general partner will be responsible for appointing our manager. Our manager will be under the oversight and supervision of our general partner, subject to the terms and conditions of our management agreement and such other further limitations or parameters that our general partner may impose on our manager from time to time. Our manager will be responsible for, among other duties: (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with, and subject to the supervision of, our general partner, (3) sourcing and analyzing asset acquisitions, sales and securitizations, (4) performing asset and liability management duties, including hedging and financing, and (5) performing financial and accounting management. In conjunction with those duties, our manager will perform (or cause to be performed) such services and activities relating to our assets and operations as may be appropriate.

The term of our management agreement with our manager will extend until such time as our general partner is no longer our general partner, unless otherwise determined by our general partner. A termination fee will be payable by us to our manager in the event that the management agreement is terminated due to a removal of our general partner without cause (as defined below). The termination fee will be equal to three times the sum of the average annual administrative fee earned by our manager during the prior 24-month period immediately preceding the date of removal, calculated as of the end of the most recently completed fiscal quarter prior to the date of removal.

Cause is defined as:

•

our general partner’s continued material breach of any provision of our partnership agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our general partner, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	our general partner’s fraud, misappropriation of funds, or embezzlement against us;

•	our general partner’s gross negligence of duties under our partnership agreement;

•

the occurrence of certain events with respect to the bankruptcy or insolvency of our general partner, including an order for relief in an involuntary bankruptcy case or our general partner authorizing or filing a voluntary bankruptcy petition;

•	our general partner is convicted (including a plea of nolo contendere) of a felony; and

•	the dissolution of our general partner.

Our manager may also terminate the management agreement if we become required to register as an investment company under the 1940 Act with termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee to our manager.

Manager and General Partner Compensation

Administrative Fees and Expense Reimbursements

Our manager, Red Stone Tax Exempt Management LLC, will manage all of our operations and activities, subject to the oversight and supervision of our general partner. We do not maintain an office or employ personnel. Instead, we rely on the facilities and resources of our manager and Red Stone to conduct (or cause to be conducted) our day-to-day operations. Expense reimbursements to our manager will be made in cash on a monthly basis following the end of each month.

Administrative Fee

In connection with the operation of our partnership, our manager is entitled to an administrative fee in an amount equal to 0.45% per annum of the principal amount of the assets held by our partnership. For purposes of calculating the administrative fee payable to our manager, the amount of assets held by special purpose or other vehicles formed in connection with securitizations or other financings for which we, Red Stone or its or our affiliate provide servicing or administrative support shall be deemed to be held by our partnership whether or not such entities are consolidated on our financial statements for financial reporting purposes.

The administrative fee shall be calculated within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to us. We are obligated to pay the administrative fee in cash within five business days after delivery to us of the written statement of our manager setting forth the computation of the administrative fee for such quarter.

Reimbursement of Expenses

Because our manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our manager will be paid or reimbursed for the documented costs of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

We will also pay all operating expenses, except those specifically required to be borne by our manager. The expenses required to be paid by us include, but are not limited to:

•

expenses in connection with our initial public offering, and transaction costs (including, but not limited to, legal and accounting expenses) incident to the acquisition, disposition and financing of our assets, including any costs incurred with any failed investment transaction or abandoned potential investment transaction;

•

costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, tax return preparation, auditing, administrative and other similar services rendered for us by providers retained by our manager or general partner or, if provided by our manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

•

the compensation and expenses of our general partner’s directors and the allocable share of cost of liability insurance under a universal insurance policy covering our manager, our general partner, Red Stone or its affiliates to indemnify our general partner’s directors and officers;

•

costs associated with the establishment and maintenance of any of our credit facilities, warehouse facilities, repurchase agreements, and securitization vehicles or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings (including this offering);

•

expenses in connection with the application for, and participation in, programs established by the U.S. government, Fannie Mae, Freddie Mac, the FHA and other governmental agencies or U.S. federally chartered entities;

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expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our units on any exchange, the fees payable by us to any such exchange in connection with our listing thereon, costs of preparing, printing and mailing our annual report to our common unitholders and proxy materials with respect to any meeting of our common unitholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for us;

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expenses incurred by or associated with managers, officers, personnel and agents of our manager in connection with our acquisition of assets, including, but not limited to, the allocable share of the salaries and other compensation of such persons based on the value of the assets acquired by us in each calendar year compared to the value of the assets acquired by other Red Stone vehicles during such period, as calculated at each quarter end;

•

expenses incurred by managers, officers, personnel and agents of our manager and our general partner for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our manager and our general partner in connection with the sale or disposition of an asset, the establishment and maintenance of any of our credit facilities, warehouse facilities, repurchase agreements, securitization vehicles and other borrowings, including under programs established by the U.S. government, Fannie Mae, Freddie Mac, the FHA and other governmental agencies or U.S. federally chartered entities or any of our securities offerings (including this offering);

•

the allocable share of the cost of our manager’s and Red Stone’s acquisition team, excluding salaries and other compensation payable to Messrs. Sokolovic and Levine, calculated on an annual basis based on the relative volume of mortgage revenue bonds purchased by us on the one hand and other Red Stone managed investment vehicles on the other hand during the calendar year (for example, in years in which we do not acquire any bonds, our allocable share will be zero);

•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all U.S. federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with our operations;

•	costs and expenses incurred in contracting with third parties, including affiliates of our manager, for the servicing of our assets;

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all other costs and expenses relating to our operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

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expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our manager;

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expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by our manager to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

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any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against our manager, our general partner, us or any subsidiary, or against any trustee, director or officer of our manager, our general partner, us or of any subsidiary in his capacity as such for which our manager, our general partner, we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

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the allocable share of expenses under a universal insurance policy covering our manager, our general partner, Red Stone or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

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all other expenses actually incurred by our manager, our general partner (except as described below) which are reasonably necessary for the performance by our manager, our general partner of their duties and functions under the management agreement and partnership agreement, respectively.

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our allocable share of the costs and expenses of compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to personnel of our manager’s acquisition team based on the percentage of time devoted by such personnel to our affairs.

In addition, our manager may receive placement fees in connection with the acquisition of assets that will be paid directly by the owners of the properties securing our bonds of up to 2% of the purchase price of the bonds.

In addition to the fees payable to our manager under the management agreement, our manager, Red Stone and their affiliates may benefit from other fees paid to them in respect of our investments. For example, Red Stone or our manager may act as servicer for our assets or, if we seek to securitize our assets, Red Stone or our manager may act as collateral manager. In any of these or other capacities, Red Stone or our manager may receive fees for their roles, but only if approved by a majority of our general partner’s independent directors based on prevailing market rates.

In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our manager and its affiliates required for our operations. We will also reimburse our manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) our Chief Financial Officer based on the percentage of his time spent on our affairs and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of our manager and its affiliates who spend all or a portion of their time managing our affairs based upon the percentage of time devoted by such personnel to our affairs. In their capacities as officers or personnel of our manager or its affiliates, they will devote such portion of their time to our affairs as is necessary to enable us to operate. The compensation payable to such persons will be determined by Messrs. Sokolovic and Levine based on criteria that they will establish.

Grants of Equity Compensation to Our Officers, Directors and Personnel of Our Manager and Our General Partner

Under our 2011 equity incentive plan, the compensation committee of our general partner’s board of directors will be authorized to approve grants of equity-based awards to officers, directors and personnel of our manager and our general partner. Our equity incentive plan will provide for grants of approximately         % of the common units issued and outstanding from time to time following the completion of this offering. Immediately upon completion of this offering, our general partner’s board of directors will approve an initial grant of restricted common units (or other equivalent equity securities) under our 2011 equity incentive plan, representing approximately     % of the fully diluted common units issued and outstanding at the completion of this offering, to officers, directors and personnel of our manager and our general partner. See “Management—Equity Incentive Plan.”

MANAGEMENT

Directors and Executive Officers

We have no directors or officers of our own. We will be externally managed and advised by our manager. Our manager and its personnel will conduct all of our day-to-day operations and activities, subject to the oversight and supervision of our general partner. Our general partner is a subsidiary of Red Stone Financial Services LLC. Upon completion of this offering, a majority of our general partner’s board of directors will be “independent,” as determined by the NYSE requirements.

The following table sets forth the names, ages and positions of the executive officers, directors and director nominees of our general partner, Red Stone Tax Exempt Advisors LLC.

Name	Age	Position
John Sokolovic	50	Co-Chairman of the Board and Co-Chief Executive Officer
David Levine	54	Co-Chairman of the Board and Co-Chief Executive Officer
Michael Ricci	49	Interim Chief Financial Officer, Treasurer
Christopher Dulac	29	Managing Director
Cody Langeness	28	Managing Director
Diana Mayes	64	Managing Director and Co-Chief Underwriter
Christine Merrell	46	Managing Director and Co-Chief Underwriter

For biographical information on John Sokolovic, David Levine, Michael Ricci, Christopher Dulac, Cody Langeness, Diana Mayes and Christine Merrell, see “Our Manager and Our Management Agreement—Executive Officers and Key Personnel of Our Manager.”

There are no family relationships among any of the directors or executive officers of our general partner.

Composition of the Board of Directors

Prior to the closing of this offering, we expect that              additional directors who are independent in accordance with the criteria established by the NYSE for independent board members will be appointed to the board of directors of our general partner. Following these additions, we expect that the board of directors of our general partner will consist of              directors.

Our general partner’s board of directors will be elected in accordance with its limited liability company agreement, where the sole member of our general partner will have the power to appoint and remove the directors of our general partner.

Committees of the Board of Directors

We have decided to organize Red Stone Tax Exempt Partners LP as a limited partnership and to avail ourselves of the limited partnership exception from certain of the NYSE governance rules, which eliminates the requirements that we have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. In addition, we will not be required to hold annual meetings of our common unitholders. We anticipate that prior to this offering, the board of directors of Red Stone Tax Exempt Advisors LLC will establish an audit committee and will adopt a charter for the audit committee that complies with current U.S. federal and NYSE rules relating to corporate governance matters. In addition, prior to this offering, we anticipate that the board of directors of our general partner will establish a compensation committee, a conflicts committee and an acquisition committee, as described below. The board of directors of our general partner may establish other committees from time to time.

Audit committee.    Upon completion of this offering, we expect that our general partner’s audit committee will consist of Messrs.             ,              and             . The purpose of the audit committee will be to assist the board of directors of Red Stone Tax Exempt Advisors LLC in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our independent registered public accounting firm. The members of the audit committee will meet the independence standards for service on an audit committee of a board of directors pursuant to federal and NYSE rules relating to corporate governance matters, including the permitted transition period for newly-reporting issuers.

Compensation committee.    Upon completion of this offering, we expect that our general partner’s compensation committee will consist of Messrs.             ,              and             . The principal functions of the compensation committee will be to (1) evaluate the performance of our general partner’s officers, (2) review the compensation payable to our general partner’s officers, (3) evaluate the performance of our general partner, (4) review the compensation and fees payable to our manager and general partner, (5) prepare compensation committee reports and (6) administer the issuance of any common units issued to the personnel of our general partner who provide service to us.

Conflicts committee.    Upon completion of this offering, we expect that our general partner’s conflicts committee will consist of Messrs.             ,              and             . The conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us and not a breach by us of any duties we may owe to our common unitholders. In addition, the conflicts committee may review and approve any related person transactions and may establish guidelines or rules to cover specific categories of transactions. All of the members of the conflicts committee will meet the independence standards for service on an audit committee of a board of directors pursuant to federal and NYSE rules relating to corporate governance matters.

Acquisition committee.    Upon completion of this offering, our general partner’s board of directors will establish an acquisition committee consisting of             ,             , and              that will review and approve the acquisition of new issuance bonds and other assets outside of the parameters established by our general partner prior to our acquisition of such assets.

Equity Incentive Plan

Prior to the completion of this offering, we will adopt a 2011 equity incentive plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our manager and our general partner and affiliates and personnel of our manager and our general partner, Red Stone and their affiliates, and any joint venture affiliates of ours. The 2011 equity incentive plan will be administered by a committee (which may be the compensation committee) appointed by our general partner’s board of directors. The 2011 equity incentive plan will permit the granting of nonqualified unit options, restricted common units, phantom units, dividend equivalent rights and other equity-based awards. Prior to the completion of this offering, we will not have issued any equity-based compensation awards.

Administration

The committee appointed by our general partner’s board of directors to administer the 2011 equity incentive plan has the full authority to administer and interpret the 2011 equity incentive plan, to authorize the granting of awards, to determine the eligibility of directors, officers, advisors, consultants and other personnel, including our general partner and affiliates and personnel of our general partner and its affiliates, and any joint venture affiliates of ours to receive an award, to determine the number of common units to be covered by each award, to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2011 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2011 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the 2011 equity incentive plan will be administered by a committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, a non-employee director or, if no committee exists, the board of directors. References below to the committee include a reference to the board for those periods in which the board is acting.

Available Units

Our 2011 equity incentive plan provides for grants of restricted common units and other equity-based awards up to an aggregate of         % of the issued and outstanding common units (on a fully diluted basis and including units to be sold in the concurrent private placements to principals of our manager and certain of their affiliates and affiliates of PREI and units to be sold pursuant to the underwriters’ exercise of their over-allotment option) at the time of the award, subject to a ceiling of              units available for issuance under the plan. If a nonqualified unit option or other award granted under the 2011 equity incentive plan expires or terminates, the units subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our general partner’s board of directors, no new award may be granted under the 2011 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our general partner’s board of directors.

Awards Under the Plan

Nonqualified Unit Options.    The terms of specific nonqualified unit options shall be determined by the committee. The exercise price of a nonqualified unit option shall be determined by the committee and reflected in the applicable award agreement. Each nonqualified unit option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant. Nonqualified unit options will be exercisable at such times and subject to such terms as determined by the committee.

Restricted Common Units.    A restricted unit award is an award of common units that is subject to restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. Grants of restricted common units will be subject to vesting schedules as determined by the committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the committee may determine. A participant granted restricted common units has all of the rights of a common unitholder, including, without limitation, the right to vote and the right to receive dividends on the restricted common units. Although dividends will be paid on restricted common units, whether or not vested, at the same rate and on the same date as on our common units, holders of restricted common units are prohibited from selling such units until they vest.

Dividend Equivalents.    A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or common units) of dividends paid on common units otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional common units. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Unit-Based Awards.    The 2011 equity incentive plan authorizes the granting of other awards based upon our common units (including the grant of securities convertible into common units and unit appreciation rights), subject to terms and conditions established at the time of grant.

Change of Control

Upon a change of control (as defined below), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change of control, but only if the committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).

A “change of control” shall, unless otherwise provided in a grantee’s award agreement, generally occur upon (i) the acquisition of 50% or more of our securities (however, no change of control shall occur upon an initial public offering of our units), (ii) any consolidation or merger where our unitholders would not, immediately after the consolidation or merger own 50% or more of the securities of the corporation issuing cash or securities in the consolidation or merger, (iii) a sale, lease, exchange or other transfer of all or substantially all of our assets, (iv) the approval by our unitholders of any plan or proposal for our liquidation or dissolution, or (v) the members of our board at the beginning of any consecutive 24-calendar month period cease for any reason other than due to death to constitute at least a majority of the members of our board; provided however, that no event or condition described in clauses (i) through (v) above shall constitute a change of control if it results from a transaction between us and our manager or our general partner, or an affiliate of our manager or our general partner.

Our general partner’s board of directors may amend, suspend, alter or discontinue the 2011 equity incentive plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable, the board of directors must obtain approval of our common unitholders for any amendment that would:

•	other than through adjustment as provided in the 2011 equity incentive plan, increase the total number of common units reserved for issuance under the 2011 equity incentive plan; or

•	change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2011 equity incentive plan.

The committee of our general partner’s board of directors may amend the terms of any award granted under the 2011 equity incentive plan, prospectively or retroactively, except that no amendment may adversely affect the rights of any participant with respect to awards previously granted, unless such amendments are in connection with compliance with applicable laws, without his or her consent; provided, however, that no amendment may be made that would cause the plan to fail to comply with applicable laws or rules of exchanges, until approval of our common unitholders is obtained.

Conflicts of Interest

We will be externally managed and advised by our manager, an affiliate of Red Stone. Red Stone currently invests in tax-exempt mortgage revenue bonds and other assets for its own account and for other clients and joint ventures. As a result, we may compete directly with Red Stone or such other clients and joint ventures for investment opportunities.

We, our manager, our general partner and Red Stone have established certain policies and procedures that are designed to manage potential conflicts of interest between us, our manager, our general partner and Red Stone and their other clients. Our management agreement provides that during its term, we will be the exclusive public vehicle sponsored by Red Stone or its affiliates that is primarily focused on the purchase of tax-exempt multi-family mortgage revenue bonds secured by stabilized multi-family properties. In addition, neither Red Stone’s FHA lending platform nor Red Stone Equity Partners invests in tax-exempt mortgage revenue bonds and, therefore, we do not expect to compete with either vehicle for the acquisition of tax-exempt mortgage revenue bonds. In addition to the RS/PIM investment program, Red Stone has purchased approximately $165 million of tax exempt mortgage revenue bonds and other assets with another funding source since March 2010. While Red Stone is under no obligation to continue to purchase assets with this funding source and the RS/PIM investment program has terminated its investment phase, Red Stone may purchase assets with these ventures in the future. In addition, in 2011, Red Stone entered into a $25 million joint venture with an institutional investor pursuant to which it is anticipated that the joint venture will acquire approximately $100 million of mortgage revenue bonds. Our general partner has an investment allocation policy in place that requires a fair and equitable allocation of investment opportunities over time among us, Red Stone and other clients of Red Stone, our general partner and our manager. Our general partner’s policy also includes other procedures that are intended to prevent Red Stone and other clients of Red Stone and our manager or our general partner from receiving favorable treatment in accessing investment opportunities over any other account. These policies may be amended by our general partner at any time without our consent. To the extent that our manager’s or Red Stone’s businesses or our general partner’s or our strategies evolve in a such a way as to give rise to conflicts not currently addressed by our general partner’s allocation policies, our general partner may need to refine its policies to handle such situation. There can be no assurance that the policies and procedures that have been established by us, our manager, our general partner and Red Stone will be effective in managing potential conflicts of interest. In addition, it is possible in the future that Red Stone, our manager, our general partner and their respective affiliates may have clients or ventures that compete directly with us for opportunities.

The board of directors of our general partner will establish a conflicts committee that will be charged with reviewing specific matters that our general partner’s board of directors believes may involve conflicts of interest. The conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us and not a breach by us of any duties we may owe to our common unitholders.

We will be externally managed and advised by our manager. Our manager and its personnel will conduct all of our day-to-day operations and activities, subject to the oversight and supervision of our general partner. Our general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our partnership agreement provides that our general partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and will not be subject to any different standards imposed by the partnership agreement, the Delaware Revised Limited Partnership Act or under any other law, rule or regulation or in equity. In addition, as discussed above, Red Stone and its affiliates invest in and manage tax-exempt mortgage revenue bonds and other assets for their own account and for other clients and joint ventures. Each of our manager and our general partner’s officers and professionals is also an employee of Red Stone, and the ability of our manager and our general partner and their officers and personnel to engage in other business activities, including the management of other entities, may reduce the time our general partner, their officers and personnel spend managing us.

We have agreed to pay to our manager an administrative fee that is not tied to our performance. The administrative fee component may not sufficiently incentivize our manager to generate attractive risk-adjusted returns for us. The compensation payable to our manager was negotiated between related parties and may not be as favorable to us as if it was negotiated on an arm’s length basis with unaffiliated third parties. In addition, in certain transactions our manager may receive placement fees in connection with the acquisition of assets that will be paid directly by the owners of the properties securing our bonds.

In addition to the fees payable to our manager under the management agreement, our manager, Red Stone and their affiliates may benefit from other fees paid to them in respect of our investments. For example, Red Stone or our manager may act as servicer for our assets or, if we seek to securitize our assets, Red Stone or our manager may act as collateral manager. In any of these or other capacities, Red Stone or our manager may receive fees for their roles, but only if approved by a majority of our general partner’s independent directors based on prevailing market rates.

Neither our manager nor our general partner has a policy that expressly prohibits its directors, officers, securityholders or affiliates from engaging for their own account in business activities of the types conducted by us.

PRINCIPAL UNITHOLDERS

Immediately prior to the completion of this offering, there will be              common units outstanding and one common unitholder of record. At that time, we will have no other common units outstanding. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our units by:

•	our general partner;

•	each of our general partner’s directors and director nominees;

•	each of our general partner’s executive officers;

•	each holder of 5% or more of each class of our units; and

•	all of our general partner’s directors, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all units the investor actually owns beneficially or of record;

•	all units over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all units the investor has the right to acquire within 60 days (such as restricted units that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all units are owned directly and the indicated person has sole voting and/or investment power. Except as indicated in the footnotes to the table below, the business address of the persons listed below is the address of our principal executive office, 2 Grand Tower, 140 East 45th Street, New York, New York 10017.

Percentage of common units outstanding
	Immediately prior to this offering		Immediately after this offering(1)
Name and Address	Units owned	Percentage	Units owned	Percentage
Red Stone Tax Exempt Advisors LLC John Sokolovic David Levine(2)
Prudential Real Estate Companies Account Partnership II, L.P. Prudential Real Estate Companies Fund II, L.P. PRECO Account Partnership II, L.P. PRECO III (UK), L.P.

All current directors, director nominees and officers of our general partner as a group ( persons)

(1)	Assumes issuance of units offered hereby, units sold in the concurrent private placements to principals of our manager and certain of their affiliates and affiliates of PREI and restricted common units to be granted to officers, directors and personnel of our manager pursuant to our 2011 equity incentive plan. Does not reflect common units reserved for issuance upon exercise of the underwriters’ over-allotment option in full and restricted common units to be granted under our 2011 equity incentive plan to officers, directors and personnel of our manager upon exercise of the underwriters’ over-allotment option in full.
(2)	We will repurchase the common units currently owned by that it acquired in connection with our formation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Manager and General Partner Compensation

Our manager will manage all of our operations and activities, subject to the oversight and supervision of our general partner. We are obligated to reimburse certain expenses incurred by our manager. Our manager is entitled to receive from us administrative fees. See “Our Manager and Our Management Agreement—Administrative Fees and Expense Reimbursements.”

The compensation payable to our manager was negotiated between related parties and may not be as favorable to us as if it was negotiated on an arm’s-length basis with unaffiliated third parties. See “Management—Conflicts of Interest” and “Risk Factors—Risks Related to Our Management and Our Relationship with Our Manager and Our General Partner and Red Stone—There are conflicts of interest in our relationship with our general partner, Red Stone and their affiliates, which could result in decisions that are not in the best interests of our common unitholders.”

In addition to the compensation payable by us to our manager as described above, our manager may receive placement fees in connection with the acquisition of assets that will be paid directly by the owners of the properties securing our bonds. In addition to the fees payable to our manager under the management agreement, our manager, Red Stone and their affiliates may benefit from other fees paid to them in respect of our investments. For example, Red Stone or our manager may act as servicer for our assets or, if we seek to securitize our assets, Red Stone or our manager may act as collateral manager. In any of these or other capacities, Red Stone or our manager may receive fees for their roles, but only if approved by a majority of our general partner’s independent directors based on prevailing market rates.

Restricted Common Units and Other Equity-Based Awards

Our 2011 equity incentive plan provides for grants of restricted common units and other equity-based awards up to an aggregate of             % of the issued and outstanding common units (on a fully diluted basis and including units sold in the concurrent private placements to principals of our manager and certain of their affiliates and affiliates of PREI and units to be sold pursuant to the underwriters’ exercise of their over-allotment option), subject to a ceiling of            units available for issuance under the plan. If a nonqualified unit option or other award granted under the 2011 equity incentive plan expires or terminates, the units subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our general partner’s board of directors, no new award may be granted under the 2011 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our general partner’s board of directors. Each independent director will receive restricted common units upon completion of this offering. In addition, officers, directors and personnel of our general partner will receive restricted common units under our 2011 equity incentive plan which, as a group and together with the units to be granted to our general partner’s independent directors, will constitute an aggregate of    %            of the issued and outstanding common units after giving effect to the units sold in this offering, including units sold pursuant to the underwriters’ exercise of their over-allotment option. The common units to be granted to officers, personnel and directors of our general partner and our manager at the time of the completion of this offering shall vest in equal installments on the first business day of each fiscal quarter over a period of              years expected to begin on                    , and the restricted common units to be granted to our general partner’s independent directors shall fully vest on                    .

Purchase of Common Units by Affiliates

Concurrently with the closing of this offering, we expect that we will sell our common units (i) to principals of our manager and certain of their affiliates, in a separate private placement, at the initial public offering price per share, for an aggregate investment of 2.5 million and (ii) to affiliates of PREI for an aggregate investment of $7.5 million at the initial public offering price per unit. We plan to use substantially all of the net proceeds of this offering and the concurrent private placements to acquire a portfolio of 13 fixed rate, tax-exempt mortgage revenue bonds secured by multifamily apartment properties, two unsecured floating rate, taxable notes and other investments meeting our investment criteria. See “Use of Proceeds.”

Indemnification and Limitation of Liability of Our General Partner and its Directors and Officers

Under our partnership agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•

any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, the general partner or any departing general partner or any affiliate of us or our subsidiaries, the general partner or any departing general partner;

•

any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

•	any person designated by our general partner.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Registration Rights

We will enter into a registration rights agreement with regard to the common units owned upon completion of this offering and the concurrent private placements by principals of our manager and certain of their affiliates and affiliates of PREI. Pursuant to the registration rights agreement, we will prepare and file a registration statement with the SEC to register the resale by principals of our manager and certain of their affiliates and affiliates of PREI of the common units purchased by them in the concurrent private placements. The registration rights of principals of our manager and certain of their affiliates and affiliates of PREI with respect to the

common units that they will purchase in the concurrent private placements will only begin to apply     months after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Purchase of Initial Portfolio

Concurrently with the completion of this offering, we will acquire out of the net proceeds of this offering and the concurrent private placements, a portfolio of 13 fixed rate, tax-exempt mortgage revenue bonds with a remaining principal balance outstanding of approximately $92.9 million and a weighted average interest rate of approximately 6.45% as of June 1, 2011, and two unsecured floating rate, taxable notes with a remaining principal balance outstanding of approximately $11.1 million as of June 1, 2011 that are related to multifamily properties which are financed by tax-exempt mortgage revenue bonds that will be held by us. See “Business—Initial Portfolio.” This portfolio was sourced during the 2005 to 2008 period by Red Stone as part of the RS/PIM investment program, and is currently being managed by an affiliate of Red Stone on behalf of the RS/PIM investment program. The RS/PIM investment program acquired the assets in our initial portfolio at par value, or the original principal amount, in separate transactions over time. Red Stone performed the credit underwriting of these bonds on behalf of the investment program at the time of their initial acquisition and, as servicer for the assets, Red Stone has conducted active surveillance of the performance of these assets on behalf of the RS/PIM investment program since their initial acquisition, and will continue to do so until such assets are acquired by us. Pursuant to the Portfolio Acquisition Agreement, the purchase price for the portfolio will be the approximate par value of such assets, which was approximately $104.4 million as of June 1, 2011, payable in cash out of the net proceeds of this offering and the concurrent private placements. We have engaged an independent third party valuation firm to support the conclusion reached by our general partner that the purchase price paid for these bonds is fair to us from a financial point of view. In connection with the Portfolio Acquisition Agreement, affiliates of PREI have agreed to participate in a private placement, which will close concurrently with the completion of this offering, pursuant to which affiliates of PREI will purchase $7.5 million of our common units at a price per unit equal to the initial public offering price of the common units sold in this offering. For more information, see “Business—Initial Portfolio.”

The RS/PIM investment program is organized as a group of affiliated companies that were formed as part of an investment program between Red Stone’s principals, John Sokolovic and David Levine, and Prudential Investment Management, Inc., or PIM. The RS/PIM investment program’s primary business is to originate, negotiate, close and administer “qualifying investments,” which include credit enhanced investments in the multifamily housing industry, loans sourced for Freddie Mac and the FHA, the acquisition of equity or debt interests in multifamily housing projects and other investment or service opportunities in the affordable housing industry. Red Stone services all of the RS/PIM investment program’s assets on behalf of the investment program. Under the terms of the investment program, after affiliates of PIM receive a targeted preferred return on their capital, the remaining cash distributions are split in a range of 15% to 25% to affiliates of Red Stone with the balance distributed to affiliates of PIM.

DESCRIPTION OF COMMON UNITS

The following summary description of our common units does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware Revised Limited Partnership Act and our partnership agreement, copies of which will be available from us before the closing of this offering upon request. See “Where You Can Find More Information.”

Common Units

Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of our distribution policy, see “Distribution Policy.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Material Provisions of Red Stone Tax Exempt Partners LP Partnership Agreement.”

Unless our general partner determines otherwise, we will issue all our common units in uncertificated form.

Transfer of Common Units

By acceptance of the transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a common unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	will become bound by the terms of, and will be deemed to have agreed to be bound by, our partnership agreement; and

•

gives the consents, approvals, acknowledgements and waivers set forth in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder’s rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

MATERIAL PROVISIONS OF RED STONE TAX EXEMPT

PARTNERS LP PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of Red Stone Tax Exempt Partners LP. For a complete description, we refer you to our Amended and Restated Agreement of Limited Partnership, a copy of which will be available from us upon request before the closing.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to the transfer of common units, see “Description of Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, see “Certain Material U.S. Federal Income Tax Considerations—Allocation of Income, Gain, Loss, Deduction or Credit.”

General Partner

Our general partner, Red Stone Tax Exempt Advisors LLC, is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our operations. Our general partner will be responsible for, among other duties, making investment, financing and other strategic decisions on our behalf. Our partnership agreement provides that our general partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and will not be subject to any different standards imposed by the partnership agreement, the Delaware Revised Limited Partnership Act or under any other law, rule or regulation or in equity. Our general partner is a subsidiary of Red Stone Financial Services LLC. See “Management—Composition of the Board of Directors after this Offering.” Our common unitholders have only limited voting rights on matters affecting our operations and therefore have limited ability to influence management’s decisions regarding our operations. The voting rights of our common unitholders are limited as set forth in our partnership agreement and in the Delaware Revised Limited Partnership Act. For example, our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any common unitholder as set forth under “Material Provisions of Red Stone Tax Exempt Partners LP Partnership Agreement—Amendment of the Partnership Agreement—No Limited Partner Approval.”

Organization

We were formed on June 13, 2011 and have a perpetual existence.

Purpose

Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Power of Attorney

Each limited partner, and each person who acquires a limited partner interest in accordance with our partnership agreement, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement and certificate of limited partnership, in each case in accordance with our partnership agreement.

Capital Contributions

Our common unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Limited Partnership Act and that such limited partner otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Revised Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner,

•	to approve some amendments to our partnership agreement, or

•	to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Revised Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Revised Limited Partnership Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Revised Limited Partnership Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Revised Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Revised Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Revised Limited Partnership Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Revised Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

In accordance with the Delaware Revised Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Distributions

Distributions will be made to the partners holding common units pro rata according to the percentages of their respective partnership interests. See “Distribution Policy.”

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than amendments that do not require limited partner approval as discussed below, our general partner must seek approval of a majority of our outstanding units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. See “—Meetings; Voting.”

No Limited Partner Approval

Our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

(1)	a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office,

(2)	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement,

(3)	a change that our general partner determines is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes,

(4)	an amendment that our general partner determines to be necessary or appropriate to address certain changes in U.S. federal income tax regulations, legislation or interpretation,

(5)	an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from having a material risk of being in any manner being subjected to the provisions of the 1940 Act, the Advisers Act or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor,

(6)	an amendment that our general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities,

(7)	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone,

(8)	an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our partnership agreement,

(9)	any amendment that in the sole discretion of our general partner is necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement,

(10)	a change in our fiscal year or taxable year and related changes,

(11)	a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance, or

(12)	any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

(1)	do not adversely affect our limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect,

(2)	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute (including the Delaware Revised Limited Partnership Act),

(3)	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading,

(4)	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement, or

(5)	are required to effect the intent expressed in the registration statement of which this prospectus forms a part or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under “—No Limited Partner Approval” should occur. No other amendments to our partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under “—Merger, Sale or Other Disposition of Assets”) will become effective without the approval of holders of at least 90% of the outstanding common units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under the Delaware Revised Limited Partnership Act of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of the voting power of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. However, our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without that approval. Our general partner may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in our partnership agreement are satisfied, our general partner may convert or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The common unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or the Delaware Revised Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Election to be Treated as a Corporation

If our general partner determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, our general partner may elect to treat us as an association taxable as a corporation for U.S. federal (and applicable state and local) income tax purposes.

Dissolution

We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by the holders of a majority of the voting power of our outstanding voting units,

(2)	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Revised Limited Partnership Act,

(3)	the entry of a decree of judicial dissolution of us pursuant to the Delaware Revised Limited Partnership Act, or

(4)	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of general partner interests or withdrawal or removal of our general partner following approval and admission of a successor, in each case in accordance with our partnership agreement.

Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding common units may also elect, within specific time limitations, to continue our partnership without dissolution on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an individual or entity approved by the holders of a majority of the voting power of the outstanding common units, subject to our receipt of an opinion of counsel to the effect that:

(1)	the action would not result in the loss of limited liability of any limited partner, and

(2)	neither we nor any successor limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the partnership agreement and by law and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner prior to                    , 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including us), and furnishing an opinion of counsel regarding limited liability matters. On or after                    , 2021, our general partner may withdraw as general partner without first obtaining approval of any common unitholder by giving 90 days’ advance notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the foregoing, our general partner may withdraw at any time without common unitholder approval upon 90 days’ advance notice to the limited partners if at least 50% of the outstanding common units are beneficially owned or owned of record or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the voting power of our outstanding voting units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the voting power of our outstanding voting units agree in writing to continue our partnership and to appoint a successor general partner. See “—Dissolution” above.

Our partnership agreement provides that our general partner may not be removed for a period of three years following the closing of this offering. Additionally, our general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of the outstanding units (excluding any common units held by our manager, our general partner, Red Stone and any of their affiliates) and we receive an opinion of counsel regarding limited liability. Generally, each record holder of our common units is entitled to a number of votes equal to the number of common units held. However, if at any time any person or group (other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates) acquires, in the aggregate, beneficial ownership of 9.8% or more of any class of our common units then outstanding, that person or group will lose voting rights on all of its common units and the common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of common unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. However, the board of directors of our general partner may, in its sole discretion, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular person or group. See “Material Provisions of Red Stone Tax Exempt Partners LP Partnership Agreement—Meetings; Voting.” below.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the general partner’s departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the general partner’s departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we are required to reimburse the departing general partner for all amounts due to the departing general partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

Except for transfer by our general partner of all, but not less than all, of its general partner interests in us to another entity as part of the merger or consolidation of our general partner with or into another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to                    , 2021 without the approval of the holders of at least a majority of the voting power of our outstanding common units, excluding common units held by our general partner and its affiliates. On or after                    , 2021, our general partner may transfer all or any part of its general partner interest without first obtaining approval of any common unitholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability matters. At any time, the members of our general partner may sell or transfer all or part of their limited liability company interests in our general partner without the approval of the common unitholders.

Limited Call Right

If at any time less than 10% of the then issued and outstanding limited partner interests of any class of our units are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

(1)	the current market price as of the date three days before the date the notice is mailed, and

(2)	the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a common unitholder of the exercise of this call right should generally be the same as a sale by that common unitholder of his common units in the market. See “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxes—Disposition of Common Units.”

Sinking Fund; Preemptive Rights

We have not established a sinking fund and we have not granted any preemptive rights with respect to our limited partner interests.

Meetings; Voting

Except as described below regarding a person or group owning 10% or more of our common units then outstanding, record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

Except as described below regarding a person or group owning 10% or more of our common units then outstanding, each record holder of our common units of is entitled to a number of votes equal to the number of common units held.

In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of partners in respect of other limited partner interests are cast. Our general partner does not anticipate that any meeting of common unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by our general partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class for which a meeting is proposed. Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

However, if at any time any person or group (other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates) acquires, in the aggregate, beneficial ownership of 9.8% or more of any class of our common units then outstanding, that person or group will lose voting rights on all of its common units and the common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of common unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. However, the board of directors of our general partner may, in its sole discretion, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular person or group. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except pursuant to the sections of the Delaware Revised Limited Partnership Act as described under “—Limited Liability” above, pursuant to Section 17-804 of the Delaware Revised Limited Partnership Act (which relates to the liability of a limited partner who receives a distribution of assets upon the winding up of a limited partnership and who knew at the time of such distribution that it was in violation of this provision) or as set forth in the partnership agreement, the common units will be fully paid and non-assessable.

Indemnification

Under our partnership agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•

any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, the general partner or any departing general partner or any affiliate of us or our subsidiaries, the general partner or any departing general partner;

•

any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

•	any person designated by our general partner.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Books and Reports

Our general partner is required to keep appropriate books of the partnership’s activities at our principal offices or any other place designated by our general partner. The books will be maintained for both U.S. federal income tax and financial reporting purposes on an accrual basis. For U.S. federal income tax and financial reporting purposes, our year ends on December 31 each year (unless another tax year end is required under the Code).

We will make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also make available summary financial information within 90 days after the close of each quarter. Under our partnership agreement, we will be deemed to have made such annual reports and quarterly financial information available to each record holder of common units if we have either (i) filed the report or information with the SEC via its Electronic Data Gathering, Analysis and Retrieval system and such report or information is publicly available on such system or (ii) made such report or information available on any publicly available website maintained by us.

Within 75 days after the close of each taxable year, we will furnish to each limited partner tax information (including IRS Schedule K-1), which describes such limited partner’s share of our income, gain, loss and deduction for our preceding taxable year. In addition, under the partnership agreement, each limited partner will be required to report for all tax purposes consistently with the information provided by us. See “Certain Material U.S. Federal Income Tax Considerations—Tax Reporting.”

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

•	promptly after becoming available, a copy of our U.S. federal, state and local income tax returns; and

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

COMMON UNITS ELIGIBLE FOR FUTURE SALE

After giving effect to this offering and the other transactions described in this prospectus, we will have             common units outstanding on a fully diluted basis (or             common units assuming the underwriters exercise in full their option to purchase additional common units). Our common units are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for our common units will develop, (2) the liquidity of any such market, (3) the ability of the common unitholders to sell the units or (4) the prices that common unitholders may obtain for any of the units. No prediction can be made as to the effect, if any, that future sales of units or the availability of units for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common units, or the perception that such sales could occur, may adversely affect prevailing market prices of the common units. See “Risk Factors—Risks Related to our Common Units and this Offering.”

Securities Convertible into Common Units

Upon completion of this offering, we will have reserved for issuance up to an aggregate of the issued and outstanding common units (on a fully diluted basis and including common units sold in the concurrent private placements to principals of our manager and certain of their affiliates and affiliates of PREI and units to be sold pursuant to the underwriters’ exercise of their over-allotment option). In connection with this offering, our general partner’s board of directors has approved an aggregate of restricted common units (or             common units if the underwriters exercise their over-allotment option in full) to be granted to officers, directors and personnel of our manager and our general partner under our 2011 equity incentive plan.

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. In accordance with the Delaware Revised Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partnership interests that have certain designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to common units. See “Material Provisions of Red Stone Tax Exempt Partners LP Partnership Agreement—Issuance of Additional Securities.”

Registration Rights

We will enter into a registration rights agreement with regard to the common units owned upon completion of this offering and the concurrent private placements by principals of our manager and certain of their affiliates and affiliates of PREI. Pursuant to the registration rights agreement, we will prepare and file a registration statement with the SEC to register the resale by principals of our manager and certain of their affiliates and affiliates of PREI of the common units purchased by them in the concurrent private placements. The registration rights of principals of our manager and certain of their affiliates and affiliates of PREI with respect to the common units that they will purchase in the concurrent private placements will only begin to apply    months after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Lock-Up Arrangements

We, the individuals who act as our general partner’s officers and directors, Red Stone Financial Services LLC and affiliates of PREI have agreed that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our common units or other securities convertible into or exchangeable or exercisable for our common units or derivatives of our common units owned by these persons upon the completion of this offering and the concurrent private placements or common units issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. There are no agreements between the representative and us, Red Stone Financial Services LLC, our general partner, any of our general partner’s officers or directors or affiliates of PREI releasing us or them from these lock-up agreements prior to the expiration of the 180-day period.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event unless such extension is waived in writing by Deutsche Bank Securities Inc.

Rule 144

                    of the common units that will be outstanding after giving effect to this offering and the transactions described in this prospectus on a fully-diluted basis will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose common units are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those common units, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those common units without regard to the provisions of Rule 144.

A person (or persons whose common units are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of common units that does not exceed the greater of one percent of the then outstanding common units or the average weekly trading volume of our common units during the four calendar weeks preceding such sale. Such common units are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations relating to the acquisition, holding, and disposition of our common units. For purposes of this section, under the heading “Certain Material U.S. Federal Income Tax Considerations, “references to “we,” “us” or “our” mean only Red Stone Tax Exempt Partners, L.P., and not our subsidiaries or other lower tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations (“Treasury Regulations”), current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings, which are binding on the IRS only with respect to the particular taxpayers who requested and received such rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or is expected to be sought from the IRS regarding the tax-exempt character of interest on our tax-exempt bonds or other investments, our qualification to be treated as a partnership for U.S. federal income tax purposes or any other matter discussed in this summary. The summary is also based upon the assumption that our operation, and the operations of our subsidiaries and other lower tier and affiliated entities, will, in each case, be in accordance with applicable organizational documents and any representations and/or covenants to our tax advisors have been and will be complied with. This summary is for general information only, and, except to the extent specifically described below, does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular common unitholder in light of its investment or tax circumstances or to common unitholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common units;

•	subchapter S corporations;

•	U.S. unitholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts and estates;

•	holders who receive our common units through the exercise of employee share options or otherwise as compensation;

•	persons holding our common units as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	persons subject to the AMT;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

•	tax-exempt organizations (except to the extent discussed in “Unrelated Business Taxable Income” below); and

•	non-U.S. unitholders (as defined below) (except to the extent discussed in “Non-U.S. Unitholders” below).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is the holder of our common units, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of such partnership and certain determinations made at the partner level. A partner of a partnership that is a holder of our common units should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common units by the partnership.

This summary assumes that common unitholders will hold our common units as capital assets, which generally means property held for investment.

For purposes of the following discussion, a “U.S. unitholder” is a beneficial owner of our common units that is (i) an individual that is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. unitholder” is a beneficial owner of our common units that is not a U.S. unitholder or a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF US AND OUR COMMON UNITHOLDERS DEPENDS IN SOME INSTANCES ON CERTAIN DETERMINATIONS OF FACT AND INTERPRETATIONS OF CERTAIN COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH THERE IS A LACK OF DIRECT AUTHORITY. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON UNITS TO ANY PARTICULAR UNITHOLDER WILL DEPEND ON THE COMMON UNITHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON UNITS.

Partnership Classification.     Clifford Chance US LLP has acted as our U.S. federal income tax counsel in connection with this offering. In connection with this offering we have received the opinion of Clifford Chance US LLP to the effect that we should qualify to be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. However, you should be aware that there is a lack of direct authority regarding the treatment as a partnership for U.S. federal income tax purposes of an entity engaged in activities closely comparable to our contemplated activities, particularly with regard to the circumstances under which such an entity may be considered engaged in a financial business (as discussed below), which would preclude partnership treatment. Opinions of counsel are not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the conclusions set forth in our counsel’s opinion. It must be emphasized that our counsel’s opinion will be based on various assumptions relating to our organization, operation, assets and activities, that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, that all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our partnership agreement and this prospectus. Further, the opinion of Clifford Chance US LLP will be given as of its date and will be based on factual representations and covenants made by us and our manager regarding our current and future operations. Any material changes to or inaccuracy of such factual representations or covenants may adversely affect our counsel’s opinion.

While we believe that we are organized and we intend to operate so that we will qualify to be treated as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation, given (i) the highly complex nature of the rules governing partnerships, (ii) the ongoing importance of factual determinations, (iii) the lack of direct authority with respect to the application of tax laws to our contemplated activities, and (iv) the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or by us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or our common unitholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Our taxation as a partnership will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below), the compliance with which will not be reviewed on a continuing basis by Clifford Chance US LLP. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception.

Under Section 7704 of the Code, unless certain exceptions described below apply, a publicly traded partnership generally is treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We expect that following our initial public offering we will be treated as a publicly traded partnership.

A publicly traded partnership will qualify to be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes if (i) 90% or more of the income of such publicly traded partnership during each taxable year consists of “qualifying income” and (ii) the partnership is not required to register under the 1940 Act (the “qualifying income exception”). Qualifying income generally includes rents, dividends, interest, capital gains from the sale or other disposition of stocks, bonds and real property and, under the Treasury Regulations, income from derivative contracts that are qualifying “notional principal contracts.” Qualifying income also includes other income (including income from certain notional principal contracts, such as swaps) derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income, however, if it is derived in the conduct of a financial business or if it is based, directly or indirectly, on the income or profits of any person. In addition, income and gains derived by a “dealer” in securities are not treated as qualifying income. We expect our income to consist primarily of interest income from tax-exempt bonds and other securities, which will be qualifying income for purposes of the qualifying income exception. Our income may also consist of income and gains from derivative contracts, which we expect will be qualifying income for purposes of the qualifying income exception because they either will constitute qualifying “notional principal contracts” or will be treated as derived from our business of investing in tax-exempt bonds and other securities. We intend to acquire and hold our tax-exempt bonds and other securities for our own account as investments, and we do not intend to act as a dealer in securities or to engage in a financial business, and, based on the opinion of Clifford Chance US LLP, which will rely on certain factual representations made by us and our manager with respect to our investments and our activities, we do not believe that we should be considered to be a dealer or engaged in a financial business for purposes of the qualifying income exception. However, there is a lack of direct authority regarding the foregoing. Accordingly, there can be no assurance that the IRS would not assert that we are engaged in a financial business and as a result we do not meet the qualifying income exception and that a court would not sustain such assertion.

In the event that we determine to own assets or engage in activities that would generate income that does not qualify for the qualifying income exception, and as a result, we would jeopardize our ability to meet the qualifying income exception, we generally will own such assets and undertake such activities in a taxable corporate subsidiary. While our taxable corporate subsidiaries will be subject to U.S. federal, state and local income tax, the activities and income should not be attributed to us for purposes of determining whether we meet the qualifying income test, although no assurance can be provided that the IRS will not challenge such a position.

While we believe that we will satisfy the qualifying income exception, and expect to qualify to be taxed as a partnership, there can be no assurance that the IRS would not successfully challenge our compliance with the qualifying income requirements and assert that we are a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

Under the taxable mortgage pool rules of Section 7701(i) of the Code, an entity, or a portion thereof, will be taxable as a corporation if (i) substantially all of its assets consist of debt obligations, (ii) more than 50% of such debt obligations consist of real estate mortgages, (iii) such entity is an obligor under debt obligations with two or more maturities, and (iv) the payments on the debt obligations bear a relationship to payments on the underlying mortgages. The IRS has the authority to treat certain equity interests in issuers as debt for purposes of the taxable mortgage pool rules. These rules are intended to prevent income from escaping U.S. federal income tax when a mortgage pool is used to issue multiple mortgage backed securities through the use of an entity other than a real estate mortgage investment conduit or REMIC. Because of the absence of any relationship between the timing of payments on the tax-exempt bonds we hold and the timing of distributions on our common units, we believe that neither we nor any of our pass-through subsidiaries will be treated as a taxable mortgage pool.

If, for any reason, we become taxable as a corporation for U.S. federal income tax purposes for any taxable year, (i) our items of income and deduction would not pass through to our common unitholders and our common unitholders would be treated for U.S. federal income tax purposes as stockholders in a corporation, (ii) we would be required to pay income tax at corporate rates on any portion of our net income that did not constitute tax-exempt income, (iii) a portion of our U.S. federally tax-exempt income may be included in determining our AMT, (iv) distributions by us to our U.S. unitholders would constitute taxable dividend income, to the extent of our earnings and profits, which would include tax-exempt income as well as any taxable income we might have, (v) our non-U.S. unitholders would be subject to U.S. federal income tax on such dividend income at a 30% rate (or a reduced rate under an applicable income tax treaty), and (vi) the payment of these distributions would not be deductible by us. In such a case, we generally would be ineligible to qualify to be treated as a partnership for U.S. federal income tax purposes in subsequent years. These consequences would have a material adverse effect on us, our common unitholders and the value of our common units.

If, at the end of any taxable year, we fail to meet the qualifying income exception, we may still qualify as a partnership for U.S. federal income tax purposes if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we agree to make such adjustments (including adjustments with respect to our U.S. unitholders) or to pay such amounts as are determined by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is not applicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership qualification, we or our U.S. unitholders (during the failure period) will be required to pay such amounts as determined by the IRS.

The remainder of this discussion assumes that we will qualify to be treated as a partnership for U.S. federal income tax purposes.

Taxation of Our U.S. Unitholders on our Profits and Losses.    By reason of our treatment as a partnership for U.S. federal income tax purposes, we will not be subject to U.S. federal income tax. Rather, each U.S. unitholder, in computing its U.S. federal income tax liability for a taxable year, will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with the taxable year of such U.S. unitholder, regardless of whether the U.S. unitholder has received any distributions. It is possible that the U.S. federal income tax liability of a U.S. unitholder with respect to its allocable share of our earnings in a particular taxable year could exceed the cash distributions to the U.S. unitholder for the year, thus requiring an out-of-pocket tax payment by the U.S. unitholder. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at the partnership level (rather than at the U.S. unitholder level).

We expect that a significant portion of our revenues will consist of tax-exempt income. There are risks that certain amounts of income that we report as tax-exempt income may not qualify for such treatment. See “—Nature of our Business Activities—Tax-Exempt Bonds” and “Risk Factors—Risks Related to Our Taxation—Our ability to allocate and distribute to our common unitholders income that is exempt from U.S. federal income tax will depend on the qualification of the bonds in which we invest. We expect that a portion of the interest income we earn will taxable in many states and localities and will be includable in our common unitholders’ calculation of AMT.”

Allocation of Income, Gain, Loss, Deduction or Credit.    For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us will be allocated among our common unitholders in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. A common unitholder’s allocable share of such items will be determined by our partnership agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the common unitholders’ interests. We believe that the allocations provided by our partnership agreement have “substantial economic effect” although, as discussed below, it is possible that (i) our method for allocating partnership income and deductions between transferors and transferees of our common units may not comply with certain proposed Treasury Regulations once they are finalized and (ii) if we make an election under Section 754 of the Code, the IRS may not respect our allocations to the extent attributable to certain conventions we may use for making tax basis adjustments pursuant to that election. See “—Tax Elections.” If the allocations provided by our partnership agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular U.S. unitholder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our partnership agreement.

In accordance with recently proposed Treasury Regulations, on which publicly traded partnerships currently may rely, we will apply a monthly convention pursuant to which our taxable income and losses will be determined annually and will be prorated on a monthly basis.

Then the income and losses will be apportioned among the common unitholders in proportion to the common units owned by each of them as of the first business day of the month, or the “Allocation Date.” However, certain “extraordinary items,” such as income or gain realized on a sale or other disposition of our assets other than in the ordinary course of business, will be allocated among the common unitholders owning our common units on the Allocation Date in the month in which that gain or loss is recognized. As a result of the monthly convention for allocating items, a U.S. unitholder transferring our common units may be allocated items of income, gain, loss, deduction, and credit realized after the date of transfer. In addition, as a result of such allocation method, a U.S. unitholder may be allocated taxable income even if the U.S. unitholder did not receive any cash distributions. Moreover, a U.S. unitholder may be allocated differing amounts of our income, gain, loss, deduction and credit than other common unitholders as a result of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and the proposed Treasury Regulations prescribing the allocation method described in the preceding paragraph will not be effective until finalized and may be changed prior to being finalized. Accordingly, it is possible that transfers of our common units could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to our monthly convention for allocating income and deductions. In that event, our allocation method might be considered a monthly convention that does not literally comply with that requirement. If our monthly convention is not allowed by the final Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among our common unitholders. If such a contention were sustained, a U.S. unitholder’s income or loss allocation could be adjusted, possibly to the U.S. unitholder’s detriment. The board of directors is authorized to revise our method of allocation between transferors and transferees (as well as among our common unitholders whose interests otherwise could vary during a taxable period), which we may do if the final Treasury Regulations do not approve the allocation method described in the preceding paragraph.

Adjusted Tax Basis of Our Common Units.    Our distributions generally will not be taxable to a U.S. unitholder to the extent of such U.S. unitholder’s adjusted tax basis in its common units. In addition, a U.S. unitholder is allowed to deduct its allocable share of our losses (if any) only to the extent of such U.S. unitholder’s adjusted tax basis in its common units in the year in which the losses occur. A U.S. unitholder’s adjusted tax basis is generally equal to the U.S. unitholder’s aggregate purchase price for its common units and is generally increased by the U.S. unitholder’s allocable share of our items of income, including tax-exempt income, and gain. A U.S. unitholder’s adjusted tax basis is generally decreased by (a) the U.S. unitholder’s allocable share of our items of loss and deduction, including any nondeductible expenses, (b) the amount of cash distributed by us to the U.S. unitholder, and (c) our tax basis in property (other than cash) distributed by us to the U.S. unitholder. Moreover, a U.S. unitholder’s adjusted tax basis will include the U.S. unitholder’s allocable share of our liabilities and cash distributions will include the amount of any reduction in our liabilities that is allocated to the U.S. unitholder.

To the extent that a U.S. unitholder’s allocable share of our losses are not allowed because the U.S. unitholder has insufficient adjusted tax basis in our common units, such disallowed losses may be carried over by the U.S. unitholder to subsequent taxable years and will be allowed if and to the extent of the U.S. unitholder’s adjusted tax basis in our common units in subsequent taxable years.

Mandatory Basis Adjustments.    We are generally required to adjust our tax basis in our assets in respect of all common unitholders in cases of distributions that result in a “substantial basis reduction” (i.e., in excess of $250,000) in respect of our property. We are also required to adjust the tax basis in our assets in respect of a transferee, in the case of a sale or exchange of an interest, or a transfer upon death, when there exists a “substantial built-in loss” (i.e., in excess of $250,000) in respect of our property immediately after the transfer. For this reason, we will require (i) a common unitholder who receives a distribution from us in connection with a complete withdrawal, (ii) a transferee of our common units (including a transferee in case of death) and (iii) any other common unitholder in appropriate circumstances to provide us with information regarding its adjusted tax basis in our common units.

Treatment of Distributions.    Cash distributions by us with respect to common units or in redemption of less than all of a U.S. unitholder’s common units generally will not be taxable to such U.S. unitholder. Instead, such distributions will reduce, but not below zero, the adjusted tax basis in all of such U.S. unitholder’s common units immediately before the distribution. If such distributions to a U.S. unitholder exceed the U.S. unitholder’s adjusted tax basis in such U.S. unitholder’s common units, the excess will be taxable to the U.S. unitholder as gain from a sale or exchange of common units (as described in “—Disposition of Common Units” below). It is possible that partial redemptions made during the taxable year could result in taxable gain to a U.S. unitholder where no gain would otherwise have resulted were the same partial redemption to be made at the end of the taxable year. A reduction in a U.S. unitholder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated as cash distributions for U.S. federal income tax purposes.

Disposition of Common Units.    A sale or other taxable disposition of all or a part of a U.S. unitholder’s common units (including in redemption for cash of all of the U.S. unitholder’s common units) will be treated as a disposition of all or part, as the case may be, of such U.S. unitholder’s common units. Such sale or disposition generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the U.S. unitholder’s allocable share of our liabilities) and the U.S. unitholder’s adjusted tax basis in its common units (as described in “—Adjusted Tax Basis of Our Common Units” above). A U.S. unitholder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition will generally be treated as capital gain or loss and will be long-term capital gain or loss if the U.S. unitholder’s holding period for its common units exceeds one year. A portion of such gain, however, may be treated as ordinary income under the Code to the extent attributable to the U.S. unitholder’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code (which would include accrued market discount on bonds having a stated redemption price at maturity that is greater than our tax basis in those bonds).

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that adjusted tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the adjusted tax basis allocated to the interests sold equals an amount that bears the same relation to the partner’s adjusted tax basis in all of the partner’s interests in the partnership as the value of the interests sold bears to the value of all of the partner’s interests in the partnership. U.S. unitholders who purchase common units at different times and intend to sell all or part of the common units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding periods” rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling U.S. unitholder may use the actual holding period of the portion of such U.S. unitholder’s transferred common units, provided (i) such common units are divided into identifiable common units with ascertainable holding periods, (ii) the selling U.S. unitholder can identify the portion of the common units transferred, and (iii) the selling U.S. unitholder elects to use the same identification method for all sales or exchanges of our common units. Thus, according to the IRS ruling discussed above, a U.S. unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock but such holder may be able to designate specific common units sold for purposes of determining the holding period of common units transferred.

Limitation on Deductibility of Capital Losses.    Any capital losses generated by us (or upon a disposition of our common units) will generally be deductible by U.S. unitholders who are individuals only to the extent of such U.S. unitholders’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by us (or upon a disposition of our common units) generally will be deductible by corporate U.S. unitholders to the extent of such U.S. unitholders’ capital gains for the taxable year. Corporations generally may carry capital losses back three years and forward five years. Prospective purchasers are urged to consult their tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Certain Losses.    Individuals and certain closely held C corporations are allowed to deduct their allocable share of our losses (if any) only to the extent of each such U.S. unitholder’s “at risk” amount in us at the end of the taxable year in which the losses occur. The amount for which a U.S. unitholder is “at risk” with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest, (ii) from persons who have a proprietary interest in us and from certain persons related to such persons, and (iii) for which the U.S. unitholder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a U.S. unitholder’s allocable share of our losses is not allowed because the U.S. unitholder has an insufficient amount at risk in us, such disallowed losses may be carried over by the U.S. unitholder to subsequent taxable years and will be allowed if and to the extent of the U.S. unitholder’s at risk amount in subsequent years.

The Code restricts the deductibility of losses from a “passive activity” against certain income which is not derived from a passive activity. This restriction applies to individuals, personal service corporations and certain closely held corporations. It is not expected that we will generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a U.S. unitholder generally may not be offset by the passive losses of such U.S. unitholder and losses allocated to a U.S. unitholder generally may not be used to offset passive income of such U.S. unitholder.

Limitation on Interest Deductions.    We expect to incur interest expense in connection with our operation of investing in tax-exempt obligations. U.S. federal income tax law generally disallows any deduction for interest paid by a taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation, which will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness that is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. Thus, a U.S. unitholder’s allocable portion of any interest that we pay on our borrowings and/or any interest paid by a U.S. unitholder on indebtedness incurred to purchase or carry our common units should be viewed in whole or in part as incurred to enable such U.S. unitholder to purchase or carry tax-exempt obligations owned by us and, therefore, the deduction of any such interest by a U.S. unitholder should be disallowed in whole or in part.

Further, a risk exists that the IRS may take the position that short term or longer term interests in any STEP vehicle in which we acquire junior STEP certificates are debt for U.S. federal income tax purposes. We expect to receive opinions of counsel in connection with such transactions to the effect that such interests are not debt for such purposes. If the IRS takes the position that such interests are debt and is successful in maintaining this position, however, interest paid to the holders of such interests would not be deductible by us as the holder of the junior STEP certificates.

In the event that any of our interest expense is not attributable to tax-exempt interest income, individuals and other noncorporate U.S. unitholders generally are permitted to deduct their allocable share of our “investment interest” (within the meaning of Section 163(d) of the Code and the Treasury Regulations) only to the extent of each such U.S. unitholder’s net investment income for the taxable year. A U.S. unitholder’s net investment income generally is the excess, if any, of the U.S. unitholder’s investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable at long-term capital gains, unless the U.S. unitholder elects to pay tax on such gain or income at ordinary income rates. To the extent that a U.S. unitholder’s allocable share of our investment interest is not allowed as a deduction because the U.S. unitholder has insufficient net investment income, such disallowed investment interest may be carried forward by the U.S. unitholder to subsequent taxable years and will be allowed if and to the extent of the U.S. unitholder’s net investment income in subsequent years. If a U.S. unitholder borrows to finance the purchase of its common units, any interest paid or accrued on the borrowing, subject to the discussion above regarding the disallowance of deductions for interest incurred or continued for the purchase or carrying of tax-exempt obligations, will be allocated among our assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as stock in a corporation) will be treated as investment interest. U.S. unitholders should consult their tax advisors regarding the application to them of the allocation of such interest among our assets. Since the amount of a U.S. unitholder’s allocable share of our investment interest that is subject to this limitation will depend on the U.S. unitholder’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which our investment interest will be disallowed under this rule will depend on each U.S. unitholder’s particular circumstances each year.

Limitation on Deduction of Certain Other Expenses.    We will incur various expenses in connection with our ongoing administration and operation. Payments for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount, and are for services performed during the year in which paid or accrued. Expenses which are allocable to tax-exempt interest income, however, are nondeductible to individual U.S. unitholders. We expect to adopt accounting policies for allocating our expenses, including the administrative fee paid to our manager, among the various segments of our operations. There is no assurance that such policies will not be successfully challenged by the IRS.

To the extent that our expenses are not disallowed as described in the previous paragraph, an individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” which include fees and other expenses of ours, only to the extent that such deductions exceed 2% of the adjusted gross income of the taxpayer. In addition, while currently suspended, beginning in 2013, miscellaneous itemized deductions are subject to further reduction for individuals with adjusted gross incomes in excess of certain threshold amounts. The amount of a U.S. unitholder’s allocable share of such expenses that is subject to this disallowance rule will depend on the U.S. unitholder’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be subject to disallowance will depend on each U.S. unitholder’s particular circumstances each year. A U.S. unitholder’s allocable share of our management fee and certain other expenses attributable to us will constitute miscellaneous itemized deductions for these purposes.

It is intended that the allocation of profits and cash distributions made to our general partner is an allocable share of our earnings and not a fee. If the IRS successfully recharacterized any such allocations as fees, U.S. unitholders generally would be subject to the limitations on deductibility relating to miscellaneous itemized deductions with respect to such amounts, as described above. Prospective purchasers are urged to consult their tax advisors regarding their ability to deduct expenses incurred by us.

Our organizational expenses are not currently deductible, but must be amortized ratably over a period of 15 years. Our syndication expenses (i.e., expenditures made in connection with the marketing and issuance of our common units, including underwriting fees) are neither deductible nor amortizable.

Alternative Minimum Tax.    Interest on tax-exempt bonds generally is an item of tax preference for purposes of the AMT. However, interest on tax-exempt 501(c)(3) bonds generally is only includable in the determination of AMT for our corporate U.S. unitholders and, under certain circumstances, tax-exempt U.S. unitholders. See “—Unrelated Business Taxable Income.” To the extent interest on any of the tax-exempt bonds that we own is such an item of tax preference, a portion of the interest income allocated to our U.S. unitholders also will be a tax preference item. U.S. unitholders should consult their tax advisors concerning the AMT consequences of holding our common units.

Other U.S. Federal Income Tax Considerations.    Ownership of tax-exempt obligations may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain non-U.S. corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit.

Prospective purchasers are urged to consult their tax advisors as to the applicability of any such collateral consequences.

Unrelated Business Taxable Income.    A U.S. unitholder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of “unrelated business taxable income,” or UBTI. A tax-exempt partner in a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning

UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

We expect that we will incur “acquisition indebtedness” with respect to certain of our assets. To the extent we recognize taxable income in the form of interest from debt securities with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of such income that will be treated as UBTI generally will be equal to the amount of such income times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the securities, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year. To the extent we recognize gain from disposition of securities with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year. In addition, tax-exempt U.S. unitholders may be subject to the AMT with respect to income we receive from any of our debt-financed tax-exempt bonds.

Because we expect to incur “acquisition indebtedness” with respect to certain of our assets, prospective purchasers who are tax-exempt organizations are urged to consult their tax advisors concerning the possible U.S. federal, state, local, and non-U.S. tax consequences arising from an investment in our common units.

Nature of our Business Activities.    We anticipate that we will invest directly and indirectly in a variety of assets, including, but not limited to, tax-exempt bonds, taxable bonds and equity interests in corporate entities, including any taxable corporate subsidiaries.

Tax-Exempt Bonds.    We will not directly or indirectly acquire a tax-exempt bond unless we receive, or there has been issued previously, an opinion of nationally recognized bond counsel which was delivered on the date of issuance of that bond that interest on such bond will be exempt from regular U.S. federal income taxation. The opinion of bond counsel will not be binding on the IRS or the courts. Clifford Chance US LLP, our counsel in this offering, will not pass upon, and will assume no responsibility for, but rather will assume the continuing correctness of, the opinions of bond counsel relating to the exclusion of interest income from gross income for U.S. federal income tax purposes.

Even if a bond qualifies as tax-exempt upon issuance, events occurring after the date of issuance may cause the interest on such bond to be includable in gross income for U.S. federal income tax purposes. For example, the IRS establishes certain requirements, such as restrictions on the investment of the proceeds of the bond issue, limitations on the use of proceeds of such issue and the property financed by such proceeds, and the payment of certain excess earnings to the U.S. federal government, that must be met after the issuance of a tax-exempt bond for interest on such tax-exempt bond to remain excludible from gross income for U.S. federal income tax purposes. The issuers and the underlying obligors of the tax-exempt bonds generally covenant to comply with such requirements and the opinion of bond counsel generally assumes continuing compliance with such requirements. In addition, for tax-exempt bonds issued by a charitable organization described in Section 501(c)(3) of the Code, the continued exclusion of interest from gross income for U.S. federal income tax purposes on such bonds depends on the continuing exempt status of the issuer. Neither we nor our counsel will monitor compliance with such requirements. Failure to comply with these continuing requirements, however, may cause the interest on a tax-exempt bond to be includable in gross income for U.S. federal income tax purposes retroactive to its date of issue regardless of when such noncompliance occurs.

In addition, the IRS has an ongoing enforcement program regarding the audit of tax-exempt bonds to determine whether an issue of bonds satisfies all of the requirements that must be met for the interest on such bonds to be excludible from gross income for U.S. federal income tax purposes. From time to time, some of the tax-exempt bonds we directly or indirectly own may become the subject of such an audit by the IRS, and the IRS may determine that the interest on such securities is includable in gross income for U.S. federal income tax purposes either because the IRS has taken a legal position adverse to the conclusion reached by bond counsel in its opinion pertaining to the bond issue or as a result of an action taken or not taken after the date of the bond issue.

If interest paid on any tax-exempt bond in which we invest is determined to be taxable subsequent to our acquisition of such tax-exempt bond, the IRS may demand that our U.S. unitholders pay U.S. federal income tax on the interest income allocated to them, thereby adversely reducing our U.S. unitholders’ yield.

A determination that interest on a tax-exempt bond we own is includable in gross income for U.S. federal income tax purposes retroactively to its date of issue may, likewise, cause a portion of prior years’ interest income allocations received by our U.S. unitholders to be taxable to those U.S. unitholders in the year of allocation.

Interest on a mortgage revenue bond we own, other than a bond issued by a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we are a “substantial user” of the properties financed with the proceeds of such bond or a “related person” to a “substantial user.”

A “substantial user” generally includes any underlying borrower and any person or entity that uses the financed properties on other than a de minimis basis. We or one of our affiliates would be a “related person” to a “substantial user” for this purpose if, among other things,

(i) the same person or entity owned more than a 50% interest in both us and in the properties financed with the proceeds of a bond owned by us or one of our subsidiaries; or

(ii) we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond owned by us or one of our subsidiaries.

We do not expect to be “substantial users” of the properties financed with the proceeds of the mortgage revenue bonds or related parties thereto. There can be no assurance, however, that the IRS would not challenge such conclusion. If such challenge were successful, the interest received on any bond for which we were treated as a “substantial user” or a “related party” thereto would be includable in U.S. federally taxable gross income.

Tax-exempt interest earned by us will generally be tax-exempt income to our U.S. unitholders. If any sale or other disposition of a tax-exempt bond produces a gain, our U.S. unitholders would recognize taxable income. Based on the advice of our counsel, we believe that such gains will be capital gains because we intend to treat our interest in tax-exempt bonds as investments, and we should not be considered to be a dealer in tax-exempt bonds.

Amortization of Bond Premium.    The Code requires amortization of any bond premium paid in connection with the acquisition of a tax-exempt bond. As bond premium is amortized, it reduces the holder’s basis in the bond. Under the Treasury Regulations, bond premium is amortized on a constant yield basis in a manner consistent with the accrual of original issue discount. If tax-exempt bonds are acquired by us at a premium, the amortization of bond premium will affect our basis in the tax-exempt bonds, which in turn, will affect the computation of gain or loss upon the sale or other disposition of the tax-exempt bonds.

Market Discount.    In general, market discount with respect to a taxable or tax-exempt bond is the amount (if any) by which the stated redemption price at maturity exceeds an investor’s purchase price (except to the extent that such difference, if any, is attributable to original issue discount not yet accrued). Under current law, the accretion of market discount is taxable as ordinary income. Accrued market discount would be recognized by us (and allocated to our common unitholders) as taxable ordinary income when principal payments are received on the tax-exempt bonds or upon the sale or at redemption (including early redemption) of the tax-exempt bonds.

Derivative Income.    We may utilize derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, options on interest rate swaps (or swaptions), financial futures, options, floors and forward sales in an effort to hedge the interest rate risk associated with the financing of our portfolio. We expect that many of our derivative transactions will be treated as “notional principal contracts” for U.S. federal income tax purposes. For purposes of the qualifying income exception, unless we are treated as a dealer in notional principal contracts, our income from a notional principal contract will be treated as qualifying income, provided the property, income, or cash flow that measures the amounts to which we are entitled under the contract would give rise to qualifying income if held or received directly by us or the income from the notional principal contract is treated as derived from our business of investing in stock or securities. We do not anticipate that we would be treated as a dealer in notional principal contracts. We expect that, in general, payments under our derivative instruments will be measured by reference to an interest rate or interest rate index, with a cash flow that would be treated as interest income if received directly. As stated above, interest (other than interest derived from the “conduct of a financial business” or interest that is based, directly or indirectly, on the profits of any person) is qualifying income for purposes of the qualifying income exception. In addition, we expect that all income and gain from our notional principal contracts will be treated as derived from our business of investing in securities. Accordingly, we expect that the income and gain from such derivative transactions will be qualifying income for purposes of the qualifying income exception. However, the rules regarding notional principal contracts are complex, and there can be no assurance that the IRS will not successfully challenge our characterization of a derivative transaction as a notional principal contract or as treated as derived from our business of investing in securities. In addition, we may enter into derivative transactions that do not produce qualifying income for the qualifying income exception. We intend to structure our derivative transactions in a manner that does not jeopardize our satisfaction of the qualifying income exception.

Equity interests in taxable corporate subsidiaries.    We may own interests in entities that are taxable as corporations for U.S. federal income tax purposes. We will not be taxed directly on the earnings of such taxable corporate subsidiaries. Distributions of cash or other property from taxable corporate subsidiaries will constitute dividends for U.S. federal income tax purposes to the extent paid from the current or accumulated earnings and profits (as determined under U.S. federal income tax principles) of such subsidiaries. If the amount of a distribution by a taxable corporate subsidiary exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in the shares of such taxable corporate subsidiary, and thereafter will be treated as capital gain. Dividend income from our taxable corporate subsidiaries, if any, will be passed through to our U.S. unitholders and will be taxable as dividend income for U.S. federal income tax purposes.

We may also elect to retain and reinvest earnings of our taxable corporate subsidiaries. Currently, “qualified dividend income” received by noncorporate taxpayers from certain U.S. domestic corporations generally is subject to a maximum U.S. federal income tax rate of 15% (for taxable years through 2012). This reduced rate will generally apply to dividend income received from our taxable corporate subsidiaries.

Our taxable corporate subsidiaries will be subject to corporate level U.S. federal income tax on their net taxable income at a maximum rate of 35%. Interest income from tax-exempt bonds held by our taxable corporate subsidiaries generally will not be included in their taxable income. However, gains from the sale of tax-exempt bonds and market discount recognized with respect to bonds will be included in our taxable subsidiaries’ taxable income. In calculating their taxable income, our taxable subsidiaries generally will not be permitted to deduct expenses incurred in acquiring or carrying tax-exempt bonds. Our taxable corporate subsidiaries’ tax-exempt interest income, if any, will also be subject to the AMT.

In addition, it is possible that the IRS may not agree with our determinations as to which expenses are allocable to our taxable corporate subsidiaries and which expenses are allocable to us or our other subsidiaries. If all or a portion of the expenses that we allocate to our taxable corporate subsidiaries are determined not to be deductible by those subsidiaries, they could be required to pay additional tax, as well as interest and penalties. We may acquire tax-exempt bonds from our taxable corporate subsidiaries. If the IRS determined that the purchase prices that we paid to our taxable corporate subsidiaries were less than the amounts that would be payable if such subsidiaries were not related to us, additional tax, as well as interest and penalties could be imposed on such taxable corporate subsidiaries.

Tax Elections.    Under Section 754 of the Code, we may elect to have the basis of our assets adjusted in the event of a distribution of property to a U.S. unitholder or in the event of a transfer of our common units by sale or exchange or as a result of the death of a U.S. unitholder. Pursuant to the terms of our operating agreement, our Tax Matters Partner (as defined below), in its sole discretion, is authorized to make such election. Such an election, if made, can be revoked only with the consent of the IRS. We will also be required to reduce the tax basis in our assets in connection with certain redemptions and dispositions of our common units. We currently intend to make the election permitted by Section 754 of the Code.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. The use of such conventions may result in the basis adjustments that do not exactly reflect a U.S. unitholder’s purchase price for its common units. It is possible that the IRS will successfully assert that the conventions utilized by us do not satisfy the technical requirements of the Code or Treasury Regulations and, thus, will require different basis adjustments to be made. If the IRS were to sustain such a position, a U.S. unitholder may have adverse tax consequences.

Constructive Termination.    Subject to the electing large partnership rules described below, we will be considered to have terminated for U.S. federal income tax purposes, if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination would result in the closing of our taxable year. In the case of a U.S. unitholder reporting on a taxable year other than the fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the U.S. unitholder’s taxable income for the year of termination. We would be required to make new tax elections after termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Reporting.    We currently intend to use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently do not expect to apply, a taxable year other than the calendar year may be required. We will file a partnership return with the IRS, as required, for each calendar year, with respect to income, gain, loss, deduction and other items derived by us during such year. Within 75 days after the close of each calendar year, we will furnish to each common unitholder specific tax information, including IRS Schedule K-1, which describes such common unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In addition, under the partnership agreement, each common unitholder will be required to report for all tax purposes consistently with the information provided by us.

In preparing this information, we will take various accounting and reporting positions, some of which are described in this summary, to determine such U.S. unitholder’s share of income, gain, loss, deduction and credit. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, the Treasury Regulations or administrative interpretations of the IRS. In addition, we cannot assure prospective purchasers that the IRS will not successfully contend that those positions are impermissible. Any successful challenge by the IRS could negatively affect the value of a U.S. unitholder’s common units.

Intentional or negligent disregard of this consistency requirement may subject a U.S. unitholder to substantial penalties.

Persons who hold our common units as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

(1)	a person that is not a U.S. person;

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3)	a tax-exempt entity;

•	the amount and description of common units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Tax Audits.    Under the Code, adjustments in tax liability with respect to our items generally will be made at our level in a partnership proceeding rather than in separate proceedings with each U.S. unitholder. Our general partner (or another U.S. unitholder designated by our general partner) will represent us as our “Tax Matters Partner” during any audit and in any dispute with the IRS. Each U.S. unitholder will be informed of the commencement of an audit of us. In general, the Tax Matters Partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the U.S. unitholders.

Adjustments resulting from an IRS audit may require each U.S. unitholder to adjust a prior year’s liability, and possibly may result in an audit of its return. Any audit of a U.S. unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

The Tax Matters Partner will make some elections on our behalf and on behalf of our U.S. unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against U.S. unitholders for items in our returns. The Tax Matters Partner may bind a U.S. unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that U.S. unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the U.S. unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any U.S. unitholder having at least a 1% interest in profits or by any group of U.S. unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each U.S. unitholder with an interest in the outcome may participate.

Elective Procedures for Large Partnerships.    The Code allows large partnerships to elect streamlined procedures for U.S. federal income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the IRS Schedules K-1 that are issued to U.S. unitholders, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if within a 12 month period there is a sale or exchange of 50% or more of our total interests. If we make such an election, IRS audit adjustments will flow through to U.S. unitholders for the year in which such adjustments take effect rather than the year to which the adjustment relates. In addition, we, rather than our U.S. unitholders individually, generally will be liable for any interest and penalties that result from such audit adjustment.

Non-U.S. Unitholders.    Non-U.S. unitholders generally will be subject to withholding of U.S. federal income tax at a 30% rate on their allocable shares of the gross amount of our dividend income, any taxable interest income and any other fixed or determinable annual or periodical income received from sources within the United States that is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which such non-U.S. unitholders reside or are organized, provided the non-U.S. unitholder provides the applicable withholding agent with the required certification (generally, on IRS Form W8-BEN). The 30% withholding tax does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. unitholders (provided certain requirements are met and the required certification is made by the non-U.S. unitholder). Moreover, non-U.S. unitholders generally are not subject to U.S. federal income tax on their allocable shares of our capital gains unless (i) such gains are effectively connected with the conduct of a U.S. trade or business of such non-U.S. unitholders (and, if an income tax treaty is applicable, such gains are not attributable to a permanent establishment in the

United States maintained by such non-U.S. unitholders) or (ii)such non-U.S. unitholders are individuals who are present in the United States for 183 or more days during the taxable year and satisfy certain other conditions.

Non-U.S. unitholders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. unitholders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While we believe that our method of operation will not result in us generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. unitholders, there can be no assurance that the IRS will not successfully asserts that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. unitholders. If a non-U.S. unitholder were treated as being engaged in a U.S. trade or business in any year because an investment in our common units in such year constituted a U.S. trade or business, such non-U.S. unitholder generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a corporate non-U.S. unitholder generally would be subject to a U.S. branch profits tax on its allocable share of our effectively connected income. In addition, a non-U.S. unitholder would be subject to withholding at the highest applicable rate with respect to such non-U.S. unitholders allocable share of our effectively connected income. Any amount so withheld would be creditable against such non-U.S. unitholder’s U.S. federal income tax liability, and such non-U.S. unitholder could claim a refund to the extent that the amount withheld exceeded such non-U.S. unitholder’s U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by a non-U.S. unitholder on the sale or exchange of its common units may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. unitholder may be subject to U.S. federal income tax on the sale or exchange. To the extent our income is treated as effectively connected income, it may also be treated as non-qualifying income for purposes of the qualifying income exception discussed above under “—Partnership Classification.”

In general, different rules from those described above apply in the case of non-U.S. unitholders subject to special treatment under U.S. federal income tax law, including a non-U.S. unitholder (i) that has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Possible Withholding Taxes on Certain Payments.    Under recently enacted legislation, in order to avoid a U.S. withholding tax of 30% on certain payments (including payments of gross proceeds) made after December 31, 2012 with respect to certain U.S. investments, non-U.S. persons will generally be required to enter into an agreement with the IRS identifying certain direct and indirect U.S. equity holders or otherwise provide alternative certification. Prospective non-U.S. investors should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common units.

Prospective purchasers who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the common units, as well as the effects of state, local, and non-U.S. tax laws.

Tax Shelter Regulations.    In certain circumstances, a U.S. unitholder that disposes of an interest in us in a transaction resulting in the recognition by such U.S. unitholder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a “reportable transaction”) in accordance with regulations governing tax shelters and other potentially tax-motivated transactions (the “Tax Shelter Regulations”). In addition, an investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. U.S. unitholders should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of our common units or the U.S. unitholder’s allocable share of certain losses incurred by us.

Certain State, Local, and Non-U.S. Income Tax Matters.    In addition to the U.S. federal income tax considerations described above, common unitholders should consider potential state, local, and non-U.S. tax consequences of an investment in our common units and are urged to consult their tax advisors in this regard. The rules for some states and localities for computing and/or reporting taxable income may differ from the U.S. federal income tax rules. Interest income that is tax-exempt for U.S. federal income tax purposes may be taxable by some states and localities.

Under the tax laws of certain states, we (or the entities in which we invest) may be subject to state income or franchise tax or other taxes that may be applicable to us. Such taxes will decrease the amount of income available to common unitholders. Common unitholders are urged to consult their tax advisors concerning the tax treatment of us, and our effect on the common unitholders, under the tax laws of the states applicable to us and such common unitholders.

Both the substantive features and the filing requirements of state income taxation of U.S. unitholders will vary according to factors which include, but are not limited to the following: (i) the status of the U.S. unitholder; (ii) whether the state imposes personal or corporate income taxation or instead imposes a form of franchise, unincorporated business or occupational tax; (iii) whether the state will allow credits or exemptions for income taxes to which a U.S. unitholder is subject in the U.S. unitholder’s state or other jurisdiction of residence; (iv) the level of personal exemptions or credits allowed by the state and whether those exemptions or credits are required to be prorated on the ratio of income from sources in the taxing state to total income; (v) whether the applicable tax rate structure is applied on the basis of income from sources in the taxing jurisdiction or the basis of total income of a nonresident taxpayer. We may be required to withhold state taxes from distributions to U.S. unitholders in some instances.

Prospective purchasers are urged to consult their tax advisors with respect to the state, local, and non-U.S. tax consequences of acquiring, holding and disposing of the common units.

Backup Withholding.    The applicable withholding agents are required in certain circumstances to backup withhold on certain payments paid to noncorporate common unitholders that do not furnish the withholding agent with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or that are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

3.8% Medicare Tax on Investment Income.    For taxable years beginning after December 31, 2012, recently enacted legislation imposes a 3.8 percent U.S. federal income tax on the “net investment income” of certain individuals, and on the undistributed “net investment income” of certain estates and trusts. Among other items, net investment income generally includes gross income from taxable interest, dividends and net gains from certain property sales (including such income and net gains derived from the common units), less certain deductions. U.S. unitholders are urged to consult their tax advisors regarding this legislation.

New Legislation or Administrative or Judicial Action.    The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in unfavorable precedent or authority on issues for which previously there was a lack of direct authority as well as revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our common unitholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships and tax-exempt bonds. The present U.S. federal income tax treatment of us and an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. For example, changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for us to qualify to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes. We and our common unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

AN INVESTMENT IN US WILL INVOLVE COMPLEX TAX CONSIDERATIONS. ACCORDINGLY, PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN US, INCLUDING APPLICABLE REPORTING REQUIREMENTS.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the common units. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Code). Thus, a plan fiduciary considering an investment in the common units should also consider whether the acquisition or the continued holding of the common units might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The common units are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common units to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common units are limited to the restrictions on transfer generally permitted under the DOL Regulations are not likely to result in the failure of common units to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common units will be “widely held” and freely transferable,” we believe that our common units will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common units.

Each holder of our common units will be deemed to have represented and agreed that its purchase and holding of such common units (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Deutsche Bank Securities Inc., have severally agreed to purchase from us the following respective number of common units at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the common units offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the common units offered by this prospectus, other than those covered by the over-allotment option described below, if any of these common units are purchased.

We have been advised by the representative of the underwriters that underwriters propose to offer the common units to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per common unit under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per common unit to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to             additional common units at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common units offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common units as the number of common units to be purchased by it in the above table bears to the total number of common units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional common units to the underwriters to the extent the option is exercised. If any additional shares of common units are purchased, the underwriters will offer the additional common units on the same terms as those on which the common units are being offered.

The underwriting discounts and commissions per common unit are equal to the public offering price per common unit less the amount paid by the underwriter to us per common unit. The underwriting discounts and commissions are         % of the initial public offering price. We have agreed to pay the underwriter the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
	Fee per share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and Commissions paid by us	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

The individuals who act as our general partner’s officers and directors, Red Stone Financial Services LLC and affiliates of PREI have agreed that we and it will not offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our common units or other securities convertible into or exchangeable or exercisable for our common units or derivatives of our common units owned by these persons upon the completion of this offering and the concurrent private placements or common units issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. There are no agreements between the representative and us, Red Stone Financial Services LLC, our general partner, any of our general partner’s officers or directors or affiliates of PREI releasing us or them from these lock-up agreements prior to the expiration of the 180-day period.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event unless such extension is waived in writing by Deutsche Bank Securities Inc.

The representative of the underwriters has advised us that it does not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell common units in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common units from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the common units in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common units made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased units sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common units. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

A prospectus in electronic format may be made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Pricing of this Offering

Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price of our common units will be determined by negotiation among us and the representative of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

•	prevailing market conditions;

•	the present stage of our development;

•	the market capitalizations and stages of development of other companies that we and the representative of the underwriters believes to be comparable to our partnership; and

•	estimates of our business potential.

Sales Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common units, or the possession, circulation or distribution of this prospectus or any other material relating to us or the common units in any jurisdiction where action for that purpose is required. Accordingly, the common units may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the common units may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriters may arrange to sell the common units offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

European Economic Area

In relation to each member state of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), an offer to the public of any common units that are the subject of the offering contemplated in this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of the common units may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	at any time to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the common units shall result in a requirement for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of the common units that are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither we nor the underwriters has authorized, or will authorize, the making of any offer of the common units offered hereby through any financial intermediary, other than offers made by the underwriters that constitute the final offering of the securities contemplated in this prospectus.

For the purposes of this provision and the buyer’s representation below, the expression an “offer of securities to the public” in relation to the common units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase the common units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any of the common units that are the subject of the offering contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with the underwriter and us that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)

in the case of any common units acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common units acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors,” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (ii) where the common units have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common units to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the common units, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Anything in relation to the common units in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

France

This offering document has not been prepared in the context of a public offering of securities in France offre au public) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 and seq. of the Autorité des marchés financiers (AMF) regulations and has therefore not been submitted to the AMF for prior approval or otherwise.

The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this offering document nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2, D.411-4 of the French Code monétaire et financier) on the condition that no such offering document nor any other offering material relating to the securities shall be delivered by them to any person nor reproduced (in whole or in part). Such “qualified investors” are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

You are hereby notified that in connection with the purchase of these securities, you must act for your own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.411-2, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of June 23, 2006, as amended (“CISA”), and accordingly, the common units being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the common units have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the common units offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The common units may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of November 22, 2006, as amended (“CISO”), such that there is no public offer.

Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the common units are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom they have been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than their recipients. They may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the common units on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Australia

This prospectus has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this prospectus in Australia:

(a) you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (Corporations Act);

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

(iii)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

(b) you warrant and agree that you will not offer any of the common units issued to you pursuant to this prospectus for resale in Australia within twelve months of those common units being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Bahrain

THIS OFFER IS A PRIVATE PLACEMENT. IT IS NOT SUBJECT TO REGULATIONS OF THE CENTRAL BANK OF BAHRAIN THAT APPLY TO PUBLIC OFFERINGS OF SECURITIES, AND THE EXTENSIVE DISCLOSURE REQUIREMENTS AND OTHER PROTECTIONS THAT SUCH REGULATIONS CONTAIN. THIS PROSPECTUS IS THEREFORE INTENDED ONLY FOR “ACCREDITED INVESTORS.”

THE COMMON UNITS OF RED STONE TAX EXEMPT PARTNERS LP OFFERED BY WAY OF THIS PRIVATE PLACEMENT MAY ONLY BE OFFERED IN MINIMUM SUBSCRIPTIONS OF US$100,000 (OR THE EQUIVALENT IN OTHER CURRENCIES).

THE CENTRAL BANK OF BAHRAIN ASSUMES NO RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF THE STATEMENTS AND INFORMATION CONTAINED IN THIS PROSPECTUS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS OR DAMAGE HOWSOEVER ARISING FROM RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS PROSPECTUS.

THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE GENERAL PARTNER OF RED STONE TAX EXEMPT PARTNERS LP ACCEPT RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS, TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE BOARD OF DIRECTORS AND THE MANAGEMENT, WHO HAVE TAKEN ALL REASONABLE CARE TO ENSURE THAT SUCH IS THE CASE, THE INFORMATION CONTAINED IN THIS PROSPECTUS IS IN ACCORDANCE WITH THE FACTS AND DOES NOT OMIT ANYTHING LIKELY TO AFFECT THE RELIABILITY OF SUCH INFORMATION.

Kuwait

The common units have not been licensed for offering in Kuwait by the Ministry of Commerce and Industry or the Central Bank of Kuwait or any other relevant Kuwaiti government agency. The offering of the common units in Kuwait on the basis a private placement or public offering is, therefore, restricted in accordance with Decree Law No. 31 of 1990, as amended, and Ministerial Order No. 113 of 1992, as amended. No private or public offering of the common units are being made in Kuwait, and no agreement relating to the sale of the common units will be concluded in Kuwait. No marketing or solicitation or inducement activities are being used to offer or market the common units in Kuwait.

Oman

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman as contemplated by the Commercial Companies Law of Oman (Royal Decree 4/74) or the Capital Market Law of Oman (Royal Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy Non-Omani securities in the Sultanate of Oman as contemplated by Article 139 of the Executive Regulations of the Capital Market Law (issued by Decision No.1/2009). Additionally, this prospectus is not intended to lead to the conclusion of a contract for the sale or purchase of securities in Oman.

The recipient of this prospectus in Oman represents that it is a financial institution and is a sophisticated investor (as described in Article 139 of the Executive Regulations of the Capital Market Law) and that its officers/employees have such experience in business and financial matters that they are capable of evaluating the merits and risks of investments.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the common units within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The distributor of the prospectus is neither a company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor a bank licensed by the Central Bank of Oman to provide investment banking services in Oman. The distributor of the prospectus does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

Any recipient of this prospectus and any purchaser of the common units pursuant to this prospectus shall not market, distribute, resell, or offer to resell the common units within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this prospectus to others.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common units are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common units pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

South Korea

The common units may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The common units have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the common units may not be re-sold to South Korean residents unless the purchaser of the common units complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Taiwan

The common units have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan, the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan, the Republic of China that requires a registration or approval of the Financial Supervisory Commission of Taiwan, the Republic of China. No person or entity in Taiwan, the Republic of China has been authorized to offer or sell the common units in Taiwan, the Republic of China.

Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out herein, and has no responsibility for them. The common units that are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common units offered hereby should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

LEGAL MATTERS

The validity of the common units will be passed upon for us by Clifford Chance US LLP. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Certain Material U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP.

EXPERTS

The financial statement included in this prospectus was audited by Friedman LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common units to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the common units to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our common unitholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors or other governing body and Partners

Red Stone Tax Exempt Partners LP

We have audited the accompanying balance sheet of Red Stone Tax Exempt Partners LP (the “Company”) as of October 10, 2011. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatements. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at October 10, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Friedman LLP

New York, New York

October 28, 2011

RED STONE TAX EXEMPT PARTNERS LP

BALANCE SHEET

OCTOBER 10, 2011

ASSETS
Current assets
Cash	$1,000
Deferred offering costs	547,900

Total assets	$548,900

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accrued offering costs	$547,900

Total liabilities	547,900

PARTNERS’ CAPITAL
Partners’ capital	1,000

Total liabilities and partners’ capital	$548,900

See notes to balance sheet.

RED STONE TAX EXEMPT PARTNERS LP

NOTES TO BALANCE SHEET

OCTOBER 10, 2011

1—ORGANIZATION

Red Stone Tax Exempt Partners LP (“RTEP” or the “Company”), a limited partnership, was formed on June 13, 2011 in the state of Delaware primarily to invest in, finance and manage a portfolio of U.S. federally tax-exempt mortgage revenue bonds that are issued by state and local housing authorities to provide debt capital for affordable multifamily housing properties throughout the United States. RTEP will be managed and advised by Red Stone Tax Exempt Management LLC (“RTEM”). RTEM will be responsible for managing RTEP’s investments, administering its business activities and managing its day-to-day operations, subject to the oversight and supervision of RTEP’s general partner, Red Stone Tax Exempt Advisors LLC (“RTEA”). RTEM intends to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. RTEM is a subsidiary of Red Stone Financial Services LLC (“RSFS”), which is the entity that employs the professionals and other personnel and has the information technology and systems that will support RTEP’s operations.

2—FORMATION OF THE COMPANY, INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENTS

The Company intends to conduct an initial public offering of common units (the “IPO”). Concurrent with the IPO, the Company expects to sell common units to principals of RTEM and certain of their affiliates in a separate private placement. In addition, concurrently with the closing of the IPO, the Company expects to sell common units to affiliates of Prudential Real Estate Investors in a separate private placement. These separate private placements are referred to, collectively, as the “Concurrent Private Placements.” Proceeds from the IPO and the Concurrent Private Placements will be used to invest in U.S. federally tax-exempt mortgage revenue bonds that are issued by state and local housing authorities to provide financing for affordable multifamily housing properties throughout the United States as well as taxable notes.

Upon the closing of the IPO, RTEM will enter into a resource sharing agreement with RSFS, which will provide RTEM with access to RSFS’s infrastructure (including loan processing, structuring, underwriting, acquisition, asset management and servicing capabilities).

3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying balance sheet has been prepared in accordance with U.S. generally accepted accounting principles as contained within the Financial Accounting Standards Board Accounting Standards Codification and the rules and regulations of the Securities and Exchange Commission.

Use of Estimates

The preparation of the balance sheet in conformity with principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. The significant accounting estimates reflected in the Company’s balance sheet are accrued offering costs and deferred offering costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

Highly liquid investments with maturities of three months or less at the date of acquisition are considered cash equivalents. The carrying amount is a reasonable estimate of fair value due to the short maturity of this investment.

Cash balances in banks are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Offering Costs

As of October 10, 2011, approximately $548,000 of offering costs have been accrued and deferred. Offering costs to be incurred in connection with the Company’s common units offering will be reflected as a reduction of partner’s capital at the effective date of the IPO. If the lPO does not occur, any deferred offering costs will be expensed. Costs incurred that are not directly associated with the completion of the IPO will be expensed as incurred.

Subsequent Events

Management has evaluated subsequent events through the date that the financial statements were issued.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common units.

Until                     , 2011 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Red Stone Tax Exempt Partners LP

Common Units

Deutsche Bank Securities

Prospectus

                    , 2011

PART II

Information not required in prospectus

ITEM 31.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee		$13,352
Financial Industry Regulatory Authority, Inc. filing fee		12,000
NYSE listing fee			*
Legal fees and expenses (including Blue Sky fees)			*
Accounting fees and expenses			*
Printing and engraving expenses			*
Transfer agent fees and expenses			*
Miscellaneous			*

Total	$		*

*	To be furnished by amendment.

ITEM 32.	SALES TO SPECIAL PARTIES.

Not applicable.

ITEM 33.	RECENT SALES OF UNREGISTERED SECURITIES.

On                     , 2011, Red Stone Financial Services LLC purchased 100 common units for a purchase price of $10.00 per unit in a private placement. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Concurrently with the closing of this offering, we will sell              common units to principals of our manager and certain of their affiliates, in a separate private placement. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Concurrently with the closing of this offering, we will sell              common units to affiliates of PREI, in a separate private placement, at the initial public offering price per unit. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

In addition, our general partner’s board of directors has approved an issuance of              common units (or              common units if the underwriters exercise their over-allotment option in full) of restricted common units to be granted pursuant to officers, directors and personnel of our manager and our general partner under our 2011 equity incentive plan upon closing of this offering. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

ITEM 34.	INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS.

The sections of the prospectus entitled “Material Provisions of the Red Stone Tax Exempt Partners LP Partnership Agreement—Limited Liability” and “—Indemnification” discloses that we will generally indemnify our general partner, officers, directors and affiliates of the general partner and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

We currently maintain liability insurance for our directors and officers. In connection with this offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

ITEM 35.	TREATMENT OF PROCEEDS FROM UNITS BEING REGISTERED.

None of the proceeds will be credited to an account other than the appropriate capital unit account.

ITEM 36.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number		Exhibit description
1.1	*	Form of Underwriting Agreement among Red Stone Tax Exempt Partners LP and the underwriters named therein
1.2	*	Form of Unit Purchase Agreement between Red Stone Tax Exempt Partners LP and the purchasers named therein
1.3	*	Form of Unit Purchase Agreement between Red Stone Tax Exempt Partners LP and other entities named therein
3.1	*	Certificate of Limited Partnership of Red Stone Tax Exempt Partners LP
3.2	*	Form of Amended and Restated Agreement of Limited Partnership of Red Stone LP
5.1	*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1	*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1	*	Form of Red Stone Tax Exempt Partners LP 2011 Equity Incentive Plan
10.2	*	Form of Restricted Unit Award Agreement
10.3	*	Form of Incentive Unit Option Award Agreement
10.4	*	Form of Non-Qualified Unit Option Award Agreement
10.5	*	Form of Registration Rights Agreement by and among Red Stone Tax Exempt Partners LP and certain persons listed on Schedule 1 thereto
10.6	*	Form of Management Agreement between Red Stone Tax Exempt Partners LP and Red Stone Tax Exempt Management LLC
23.1	*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2	*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3		Consent of Friedman LLP

*	To be filed by amendment.

ITEM 37.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 28, 2011.

Red Stone Tax Exempt Partners LP
By: Red Stone Tax Exempt Advisors LLC, its general partner

By:	/S/ JOHN SOKOLOVIC
Name: John Sokolovic
Title: Co-Chairman of the Board and
Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/S/ JOHN SOKOLOVIC	Co-Chairman of the Board and	October 28, 2011
	John Sokolovic	Co-Chief Executive Officer (principal executive officer)

By:	/s/ DAVID LEVINE	Co-Chairman of the Board and	October 28, 2011
	David Levine	Co-Chief Executive Officer (principal executive officer)

By:	/S/ MICHAEL RICCI	Interim Chief Financial Officer	October 28, 2011
	Michael Ricci	and Treasurer (principal financial officer)

EXHIBIT INDEX

Exhibit number	Exhibit description

1.1*	Form of Underwriting Agreement among Red Stone Tax Exempt Partners LP and the underwriters named therein

1.2*	Form of Unit Purchase Agreement between Red Stone Tax Exempt Partners LP and the purchasers named therein

1.3*	Form of Unit Purchase Agreement between Red Stone Tax Exempt Partners LP and other entities named therein

3.1*	Certificate of Limited Partnership of Red Stone Tax Exempt Partners LP

3.2*	Form of Amended and Restated Agreement of Limited Partnership of Red Stone LP

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1*	Form of Red Stone Tax Exempt Partners LP 2011 Equity Incentive Plan

10.2*	Form of Restricted Unit Award Agreement

10.3*	Form of Incentive Unit Option Award Agreement

10.4*	Form of Non-Qualified Unit Option Award Agreement

10.5*	Form of Registration Rights Agreement by and among Red Stone Tax Exempt Partners LP and certain persons listed on Schedule 1 thereto

10.6*	Form of Management Agreement between Red Stone Tax Exempt Partners LP and Red Stone Tax Exempt Management LLC

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3	Consent of Friedman LLP

*	To be filed by amendment.